UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. 2)

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CRYOPORT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[PRELIMINARY COPY—SUBJECT TO COMPLETION]

17305 Daimler Street

Irvine, CA 92614

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held September 21, 2016

August [●], 2016

Dear Fellow Stockholders:

The 2016 Annual Meeting of the Stockholders (the “Annual Meeting”) of Cryoport, Inc., a Nevada Corporation (the “Company”), will be held at Cryoport, 17305 Daimler St., Irvine CA 92614 on Wednesday, September 21, 2016, at 10:00 a.m. PST, for the following purposes:

(1)	To elect five directors;
(2)	To ratify the appointment of KMJ Corbin & Company LLP as the independent registered public accounting firm of the Company and its subsidiary for the fiscal year ending March 31, 2017;
(3)	To approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the potential issuance of more than 20% of the Company’s issued and outstanding common stock in connection with the Company’s warrant exchange offer transaction (the “Nasdaq Proposal”);
(4)	To approve, on an advisory basis, the compensation of the named executive officers, as disclosed in our Proxy Statement for the Annual Meeting;
(5)	To approve the adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the meeting to approve the Nasdaq Proposal; and
(6)	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on Thursday, July 28, 2016 as the record date for the determination of stockholders who are entitled to notice of and to vote at the meeting, or any adjournments thereof. This Proxy Statement will be mailed to stockholders on or about August [●], 2016. We cordially invite you to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please sign, date, and return the enclosed proxy card (the “Proxy Card”) in the envelope provided or take advantage of the opportunity to vote your proxy online.

Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including the Proxy Card, and by notifying you of the availability of our proxy materials on the Internet. The enclosed Proxy Statement and accompanying 2016 annual report to stockholders are available on the Internet at www.cstproxyvote.com.

YOUR VOTE IS IMPORTANT. YOU ARE URGED TO VOTE YOUR PROXY PROMPTLY BY MAIL, TELEPHONE OR VIA THE INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

Sincerely,

/s/ Jerrell W. Shelton

Chairman, President and Chief Executive Officer

 [PRELIMINARY COPY—SUBJECT TO COMPLETION]

PROXY STATEMENT

2016 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, SEPTEMBER 21, 2016

GENERAL INFORMATION

Introduction

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Cryoport, Inc., a Nevada corporation (referred to as “we,” “us,” “our,” “Company” or “Cryoport”), with respect to the 2016 Annual Meeting of Stockholders of the Company and any adjournment thereof (the “Annual Meeting”) to be held at Cryoport, 17305 Daimler St., Irvine CA 92614 on Wednesday, September 21, 2016, at 10:00 a.m. PDT.

The Proxy Statement and the form of proxy relating to the Annual Meeting are first being made available to stockholders on or about August [●], 2016.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON SEPTEMBER 21, 2016:

This Proxy Statement and the 2016 annual report to stockholders (the “2016 Annual Report”) are available on the Internet at the following website www.cstproxyvote.com. Information on the website does not constitute a part of this Proxy Statement.

What is the purpose of the Annual Meeting?

The matters to be voted upon at the Annual Meeting are:

(1)	To elect five directors;

(2)	To ratify the appointment of KMJ Corbin & Company LLP as the independent registered public accounting firm of the Company and its subsidiary for the fiscal year ending March 31, 2017;

(3)	To approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the potential issuance of more than 20% of the Company’s issued and outstanding common stock in connection with the Company’s warrant exchange offer transaction (the “Nasdaq Proposal”);

(4)	To approve, on an advisory basis, the compensation of the named executive officers, as disclosed in our Proxy Statement for the 2016 Annual Meeting of Stockholders;

(5)	To approve the adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the meeting to approve the Nasdaq Proposal; and

(6)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Why am I being provided with these materials?

Owners of record of the Company’s common stock as of the close of business on July 28, 2016 (the “Record Date”) are entitled to vote in connection with the Annual Meeting. As a stockholder, you are requested to vote on the proposals described in this Proxy Statement. This Proxy Statement describes the proposals presented for stockholder action at our Annual Meeting and includes information required to be disclosed to stockholders.

Who can vote in connection with the Annual Meeting?

You may vote if you were the record owner of the Company’s common stock as of the close of business on the Record Date. Each share of the Company’s common stock is entitled to one vote. As of the Record Date, there were 15,120,479 shares of common stock outstanding and entitled to vote.

How do I vote?

There are several ways to cast your vote:

•	You may vote over the Internet, by going to www.cstproxyvote.com. You will need to type in the Control Number indicated on the enclosed proxy card (the “Proxy Card”) and follow the instructions.

•	You may vote over the telephone, by dialing 1-866-894-0537 and follow the recorded instructions. You will need the Control Number indicated on your Proxy Card.
•	You may vote by mailing in the Proxy Card ballot. To vote by mail using the enclosed Proxy Card (if you received a printed copy of these proxy materials by mail or if you printed a Proxy Card off the Internet), you will need to complete, sign and date your Proxy Card and return it promptly in the envelope provided or mail it to Continental Stock Transfer & Co. 17 Battery Place, 8th floor, New York, NY 10004, Attention: Proxy Department.
•	You may vote in person, at the commencement of the Annual Meeting.

How does the Board recommend that I vote my shares?

Unless you give other instructions through your proxy vote, the persons named as proxy holders on the Proxy Card will vote in accordance with the recommendations of the Board. For the reasons set forth in more detail later in this Proxy Statement, the Board recommends the following:

Proposal 1: The Board recommends a vote “FOR” all the nominees to the Board named in this Proxy Statement.

Proposal 2: The Board recommends a vote “FOR” the ratification of the appointment of KMJ Corbin & Company LLP as the independent registered public accounting firm of the Company and its subsidiary for the fiscal year ending March 31, 2017.

Proposal 3: The Board recommends a vote “FOR” the Nasdaq Proposal.

Proposal 4: The Board recommends a vote “FOR” the advisory vote to approve the compensation of the named executive officers, as disclosed in this Proxy Statement.

Proposal 5: The Board recommends a vote “FOR” the adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the meeting to approve the Nasdaq Proposal.

We encourage all stockholders to vote their shares. If you own your shares in “street name” and do not instruct your broker or other record owner of the shares as to how to vote, such broker or other record owner may generally vote your shares pursuant to its discretionary authority with respect to Proposal 2 only. See “What are broker non-votes?” below for additional information.

What types of votes are permitted on each Proposal?

Proposal 1: You may either vote “FOR” all the nominees named in this Proxy Statement, you may “WITHHOLD” for all nominees named in this Proxy Statement, or you may “WITHHOLD” your vote from any nominee named in this Proxy Statement that you specify.

Proposal 2: You may vote “FOR,” “AGAINST” or “ABSTAIN”.

Proposal 3: You may vote “FOR,” “AGAINST” or “ABSTAIN”.

Proposal 4: You may vote “FOR,” “AGAINST” or “ABSTAIN”.

Proposal 5: You may vote “FOR,” “AGAINST” or “ABSTAIN”.

If you vote “WITHHOLD” (for any nominees in the case of Proposal 1 above) or “ABSTAIN” (in the case of Proposals 2, 3, 4 and 5 above) your vote will not be counted towards the vote total for such proposal.

How many votes are needed to approve each Proposal?

Proposal 1: The five nominees receiving the most “FOR” votes will be elected.

Proposal 2: There must be a “FOR” vote from the majority of votes cast.

Proposal 3: There must be a “FOR” vote from the majority of votes cast.

Proposal 4: There must be a “FOR” vote from the majority of votes cast.

Proposal 5: There must be a “FOR” vote from the majority of votes cast.

The Board will be elected by a favorable vote of a plurality of the shares entitled to vote at the Annual Meeting. Accordingly, abstentions and broker non-votes (as described below) as to the election of directors will not be counted in determining which nominees received the largest number of votes cast.

What constitutes a quorum?

To carry on the business of the meeting, we must have a quorum. A quorum is present when a majority of the outstanding shares of capital stock entitled to vote, as of the Record Date, is represented in person or by proxy. Shares owned by the Company are not considered outstanding or present at the meeting. Shares that are entitled to vote but that are not voted at the direction of the beneficial owner (called abstentions) and votes withheld by brokers in the absence of instructions from beneficial owners (called broker non-votes) will be counted for the purpose of determining whether there is a quorum for the transaction of business at the meeting.

What are broker non-votes?

Broker non-votes occur with respect to shares held in “street name,” in cases where the record owner (for instance, the brokerage firm, or bank) does not receive voting instructions from the beneficial owner and the record owner does not have the authority to vote those shares.

Various national and regional securities exchanges, including the rules of the New York Stock Exchange, applicable to brokers, banks, and other holders of record determine whether the record owner (for instance, the brokerage firm, or bank) is able to vote on a proposal if the record owner does not receive voting instructions from the beneficial owner. The record owner may vote on proposals that are determined to be routine under these rules and may not vote on proposals that are determined to be non-routine under these rules. If a proposal is determined to be routine, your broker, bank, or other holder of record is permitted to vote on the proposal without receiving voting instructions from you. The proposal to ratify the appointment of our independent registered public accounting firm (Proposal 2) is a routine matter and the record owner may vote your shares on this proposal if it does not get instructions from you.

The proposal to elect directors (Proposal 1), the Nasdaq Proposal (Proposal 3), the proposal to approve, on an advisory basis, the compensation of the named executive officers (Proposal 4), and the proposal to adjourn the meeting (Proposal 5) are non-routine and the record owner may not vote your shares on any of these proposals if it does not get instructions from you.

If you do not provide voting instructions on these matters, a broker non-vote will occur. Broker non-votes, as well as “ABSTAIN” votes, will each be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal.

Notwithstanding the foregoing, if any proposal is contested, the rules of the New York Stock Exchange governing brokers’ discretionary authority (which apply to brokers’ authority with respect to companies listed on NASDAQ) do not permit brokers to exercise discretionary authority regarding any of the proposals to be voted on at the Annual Meeting, whether routine or not, and if your shares are held in street name and you do not instruct your broker, bank, or other nominee how to vote on the proposals to be voted on at the Annual Meeting, no votes will be cast on your behalf.

What if my shares are not registered directly in my name but are held in “street name”?

If at the Record Date your shares were held in “street name” (for instance, through a brokerage firm or bank), then you are the beneficial owner of such shares, and such shares are not registered directly in your name. The organization holding your account is considered the stockholder of record for purposes of the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account. You will receive the notice and other proxy materials if requested, as well as voting instructions, directly from that organization.

If I am a beneficial owner of Cryoport shares, how do I vote?

If you are a beneficial owner, you will need to follow the voting instructions provided to you by the organization holding your account (for instance, your brokerage firm). To request documents or if you have any questions about voting, you will need to contact your broker. As a beneficial owner, if you would like to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker or other applicable registered owner of your shares, in advance of the meeting.

Can I dissent or exercise rights of appraisal?

Neither Nevada law nor our Amended and Restated Articles of Incorporation or Amended and Restated Bylaws provide our stockholders with dissenters’ or appraisal rights in connection with any of the proposals to be presented at the Annual Meeting. If the proposals are approved at the Annual Meeting, stockholders voting against such proposals will not be entitled to seek appraisal for their shares.

How many votes do I have?

On each matter to be voted upon, holders of our common stock have one vote for each share of our common stock owned as of the close of business on the Record Date.

How are the votes counted?

All votes will be tabulated by the inspector of elections appointed for the Annual Meeting who will separately tabulate affirmative and negative votes and abstentions. Any information that identifies a stockholder or the particular vote of a stockholder is kept confidential.

Will stockholders be asked to vote on any other matters?

A stockholder has notified the Company that he intends to nominate himself for election to the Board at the Annual Meeting. See “Other Matters” on page 30 of this Proxy Statement. The Board is not aware of any other matters that will be brought before the stockholders for a vote. If any other matters properly come before the meeting, the proxy holders will vote on those matters in accordance with the recommendations of the Board or, if no recommendations are given, in accordance with their own judgment. Stockholders attending the meeting may directly vote on those matters or they may vote by proxy.

How many annual reports and Proxy Statements are delivered to a shared address?

If you and one or more stockholders share the same address, it is possible that only one Proxy Statement and 2016 Annual Report was delivered to your address. This is known as “householding.” We will promptly deliver a separate copy of either document to you if you call or write us at our principal executive offices at 17305 Daimler Street, Irvine, CA 92614, Attn: Secretary; telephone: (949) 470-2300. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

What does it mean if I receive more than one Notice or Proxy Card?

If you receive more than one Proxy Card, your shares are owned in more than one name or in multiple accounts. In order to ensure that all of your shares are voted, you must follow the voting instructions included in each Proxy Card.

Can I change or revoke my vote after I submit my proxy?

Even after you have submitted your Proxy Card or voted by telephone or by Internet, you may change or revoke your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a signed Proxy Card bearing a later date. The powers of the proxy holders will be suspended with respect to your shares if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How are proxies being solicited and who pays the related expenses?

The Board is soliciting the proxy accompanying this Proxy Statement. Proxies may be solicited by officers, directors, and employees of the Company, none of whom will receive any additional compensation for their services. In addition, the Company has retained Georgeson LLC to act as a proxy solicitor for a fee estimated to be $6,500, plus reimbursement of out-of-pocket expenses. These solicitations may be made personally or by mail, facsimile, telephone, messenger, email, or the Internet. We will pay the expenses in connection with our solicitation of proxies.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board currently consists of five directors. Directors are elected on an annual basis. Five directors will stand for re-election at the 2016 Annual Meeting to serve as a director until the 2017 Annual Meeting of the Stockholders or until their successors are duly elected and qualified or their earlier death, resignation, or removal. The persons named on the proxy will vote to elect all of the nominees as directors for terms ending at the 2017 Annual Meeting of the Stockholders unless you withhold authority to vote for any or all of the nominees by voting to that effect or so voting in person. Each nominee has consented to serve as a director for the ensuing year. Subject to the rules of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if one or more of the five nominees becomes unavailable to serve prior to the date of the Annual Meeting, the persons named as proxy holders will vote those shares for the election of such other person as the Board may recommend, unless the Board reduces the total number of directors. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Required Vote

Directors are elected by a plurality of the shares entitled to vote at the Annual Meeting. Votes may be cast “FOR” all nominees named in this Proxy Statement, “WITHHOLD” for all nominees named in this Proxy Statement, or “WITHHOLD” as to specific nominees named in this Proxy Statement. The five nominees who receive the greatest number of votes cast “FOR” the election of such nominees shall be elected as directors.

Nominees for Election

The five nominees for election as directors are set forth in the following table:

Richard Berman	Mr. Berman, age 73, became a member of our board of directors in January 2015, and serves as Lead Director, Chairman of the Audit Committee, and Chairman of the Compensation Committee and member of the Nomination and Governance Committee of the Board. Mr. Berman’s business career spans over 35 years of venture capital, senior management and merger & acquisitions experience. In the past 5 years, Mr. Berman has served as a director and/or officer of over a dozen public and private companies. From 2006 to 2011, he was Chairman of National Investment Managers, a company with $12 billion in pension administration assets. Mr. Berman is a director of four public healthcare companies: Advaxis, Inc., Caladrius, Inc. (formerly Neostem, Inc.), MetaStat Inc. and Cryoport Inc. From 2002 to 2010, he was a director of Nexmed Inc. where he also served as Chairman/CEO in 2008 and 2009 (formerly Apricus Biosciences, Inc.); From 1998 to 2000, he was employed by Internet Commerce Corporation (now Easylink Services) as Chairman and CEO, and was a director from 1998 to 2012. Previously, Mr. Berman worked at Goldman Sachs; was Senior Vice President of Bankers Trust Company, where he started the M&A and Leveraged Buyout Departments; created the largest battery company in the world in the 1980’s by merging Prestolite, General Battery and Exide to form Exide Technologies (XIDE); helped to create what is now Soho (NYC) by developing five buildings; and advised on over $4 billion of M&A transactions. He is a past Director of the Stern School of Business of NYU where he obtained his BS and MBA. He also has U.S. and foreign law degrees from Boston College and The Hague Academy of International Law, respectively. Mr. Berman’s financial and business expertise, including his background in biotechnology, international management and banking, and his extensive experience as a director in the public company context makes him well-qualified to serve as a member of the board of directors.

Dr. Robert Hariri, M.D., Ph.D.	Dr. Robert Hariri, M.D., Ph.D., age 57, became a member of our board of directors in September 2015. He is a member of the Audit Committee and the Nomination and Governance Committee; he is Chairman of the Science and Technology Committee. Dr. Hariri has been the chairman, founder and chief scientific officer of Celgene Cellular Therapeutics, a division of Celgene Corporation, since 2005. Prior to joining Celgene Cellular Therapeutics as president in 2002, Dr. Hariri was founder, chairman and chief scientific officer at Anthrogenesis Corporation/LIFEBANK, Inc., a privately held biomedical technology and service corporation involved in the area of human stem cell therapeutics, which was acquired by Celgene in 2002. Dr. Hariri is also co-founder and president of Human Longevity, Inc., a genomics and cell-therapy company. He serves on numerous Boards of Directors including Myos Corporation (Nasdaq: MYOS), Provista Diagnostics and Bionik Laboratories Corp (OTCQX: BNKL) and is a member of the Board of Visitors of the Columbia University School of Engineering & Applied Sciences and the Science & Technology Council of the College of Physicians and Surgeons; as well as a member of the Scientific Advisory Board for the Archon X PRIZE for Genomics, which is awarded by the X Prize Foundation. Dr. Hariri is also a Trustee of the J. Craig Venter Institute and the Liberty Science Center and has been appointed Commissioner of Cancer Research by New Jersey Governor, Chris Christie. Dr. Hariri was recipient of the Thomas Alva Edison Award in 2007 and 2011, and has received numerous other honors for his many contributions to biomedicine and aviation. Dr. Hariri received his undergraduate training at Columbia College and Columbia University School of Engineering and Applied Sciences and was awarded his M.D. and Ph.D. degrees from Cornell University Medical College. Dr. Hariri received his surgical training at The New York Hospital-Cornell Medical Center where he also directed the Aitken Neurosurgery Laboratory and the Center for Trauma Research. Dr. Hariri’s training as a scientist, his knowledge and experience with respect to the biomedical and pharmaceutical industries, his extensive research and public company experience makes him well-qualified to serve as a member of the board of directors.

Dr. Ramkumar Mandalam, Ph.D.	Dr. Ramkumar Mandalam, Ph.D., age 51, Dr. Mandalam became a member of our board of directors in June 2014. He is member of the Compensation Committee and Nomination and Governance Committee. Dr. Mandalam is the President and CEO of Cellerant Therapeutics, Inc., a clinical stage biotechnology company developing novel cell-based and antibody therapies for cancer treatment and blood-related disorders. Prior to joining Cellerant in 2005, he was the Executive Director of Product Development at Geron Corporation, a biopharmaceutical company where he managed the development and manufacturing of cell based therapies for treatment of degenerative diseases and cancer. From 1994 to 2000, he held various positions in research and development at Aastrom Biosciences, where he was responsible for programs involving ex vivo expansion of human bone marrow stem cells and dendritic cells. Dr. Mandalam received his Ph.D. in Chemical Engineering from the University of Michigan, Ann Arbor, Michigan. Dr. Mandalam is the author or co-author of several publications, patent applications, and abstracts. Dr. Mandalam’s training as a scientist, extensive background in biotechnology and management expertise and makes him well qualified to serve as a member of the board of directors.

Jerrell W. Shelton	Jerrell W. Shelton, age 71, became a member of our board of directors in October 2012 and was appointed President and Chief Executive Officer of the Company in November 2012. He was appointed Chairman of the Board in October 2015. He served on the Board of Directors and standing committees of Solera Holdings, Inc. from April 2007 through November 2011. From June 2004 to May 2006, Mr. Shelton was the Chairman and CEO of Wellness, Inc., a provider of advanced, integrated hospital and clinical environments. Prior to that, he served as Visiting Executive to IBM Research and Head of IBM’s WebFountain. From October 1998 to October 1999, Mr. Shelton was Chairman, President and CEO of NDC Holdings II, Inc. Between October 1996 and July 1998, he was President and CEO of Continental Graphics Holdings, Inc. And from October 1991 to July 1996, Mr. Shelton served as President and CEO of Thomson Business Information Group. Mr. Shelton has a B.S. in Business Administration from the University of Tennessee and an M.B.A. from Harvard University. Mr. Shelton currently serves on the Advisory Board of Directors of the Smithsonian Institution Library. Mr. Shelton’s extensive leadership, management, strategic planning and financial expertise through his various leadership and directorship roles in public, private and global companies, makes him well-qualified to serve as a member of the board of directors.

Edward J. Zecchini	Edward J. Zecchini, age 55, became a member of our board of directors in September 2013, and serves as Chairman of the Nomination and Governance Committee of the Board and member of the Audit Committee and the Compensation Committee. Mr. Zecchini currently serves as Chief Information Officer at Remedy Partners, Inc. Prior to that, Mr. Zecchini served as Executive Vice President and Chief Technology Officer at Sandata Technologies, LLC, from May 2010 to March 2014, President and Chief Executive Officer of IT Analytics LLC from March 2008 to April 2010, Executive Vice President of Operations and Chief Information Officer of Touchstone Healthcare Partnership from May 2007 to February 2008 and Senior Vice President and Chief Information Officer of HealthMarkets, Inc. from October 2004 to April 2007. Earlier in his career he held senior level positions at Thomson Healthcare and SportsTicker, Inc. Mr. Zecchini has over thirty years of experience in the healthcare and information technology industries. Mr. Zecchini holds a Bachelor of Arts degree from the State University of New York at Oswego. Mr. Zecchini’s business expertise, including his background and extensive experience information technology and management makes him well-qualified to serve as a member of the board of directors.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR ELECTION
OF EACH OF THE NOMINEES.

BOARD INFORMATION AND DIRECTOR NOMINATION PROCESS

How often did the Board meet during the Company’s fiscal year 2016?

During the fiscal year ended March 31, 2016 (“fiscal 2016”), there were eight meetings of the Board, as well as several actions taken with the unanimous written consent of the directors. None of our directors attended fewer than 75% of the meetings of the Board held during the director’s service or of any committee on which the director served during fiscal 2016. The Company has no formal policy on director attendance at our annual meetings. All directors attended our 2016 Annual Meeting of Stockholders.

Do we have independent directors?

Our Board is responsible for determining the independence of our directors. For purposes of determining director independence, our Board has applied the definitions set forth in NASDAQ Rule 5605(a)(2) and the related rules of the Securities and Exchange Commission (the “SEC”). Based upon its evaluation, our Board has affirmatively determined that the following directors meet the standards of independence: Mr. Berman, Dr. Hariri, Dr. Mandalam and Mr. Zecchini.

What Committees has the Board established?

The Board has established an Audit Committee, a Compensation Committee, a Nomination and Governance Committee and a Science and Technology Committee. Charters for each of these committees are available on the Company’s website at www.cryoport.com on the “Investor Relations: Corporate Governance” page under the heading “About Us.” Information on the website does not constitute a part of this Proxy Statement.

Audit Committee

The functions of the Audit Committee are to (i) review the qualifications of the independent auditors, our annual and interim financial statements, the independent auditor’s report, significant reporting or operating issues and corporate policies and procedures as they relate to accounting and financial controls; and (ii) to consider and review other matters relating to our financial and accounting affairs.

The current members of the Audit Committee are Mr. Berman, who is the Audit Committee Chairman, Dr. Hariri and Mr. Zecchini. The Company has determined that (i) Mr. Berman qualifies as an “audit committee financial expert” as defined under the rules of the SEC and is “independent” within the meaning of NASDAQ Rule 5605(a)(2) and the applicable laws and regulations of the SEC, and (ii) Dr. Hariri and Mr. Zecchini meet NASDAQ’s financial literacy and financial sophistication requirements and are “independent” within the meaning of NASDAQ Rule 5605(a)(2) and the applicable laws and regulations of the SEC. During fiscal 2016, the Audit Committee held four meetings. In addition, the Audit Committee regularly held discussions regarding the consolidated financial statements of the Company during Board meetings.

Compensation Committee

The purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation of the Company’s directors and executive officers, to produce an annual report on executive compensation for inclusion in the Company’s Proxy Statement, as necessary, and to oversee and advise the Board on the adoption of policies that govern the Company’s compensation programs including stock incentive and benefit plans.

The current members of the Compensation Committee are Mr. Berman, who is the Compensation Committee Chairman, Dr. Mandalam and Mr. Zecchini, each of whom is independent under applicable independence requirements. Each of the current members of the Compensation Committee is a “non-employee director” under Section 16 of the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee met three times during fiscal 2016.

Nomination and Governance Committee

The functions of the Nomination and Governance Committee are to (i) make recommendations to the Board regarding the size of the Board, (ii) make recommendations to the Board regarding criteria for the selection of director nominees, (iii) identify and recommend to the Board for selection as director nominees individuals qualified to become members of the Board, (iv) recommend committee assignments to the Board, (v) recommend to the Board corporate governance principles and practices appropriate to the Company, and (vi) lead the Board in an annual review of its performance.

The current members of the Nomination and Governance Committee are Mr. Zecchini, who is the Nomination and Governance Committee Chairman, Mr. Berman and Dr. Mandalam. The Nomination and Governance Committee met one time during fiscal 2016.

Science and Technology Committee

The purpose of the Science and Technology Committee is to oversee matters pertaining to the Company’s strategic direction as related to product and services serving the cellular therapy business and investments in research, development, and technology relating thereto.  The committee may include director and persons who are not directors.  Currently, Dr. Robert Hariri, M.D., Ph.D. is the sole member of the Science and Technology Committee.

What are the nominating procedures and criteria?

Director Qualifications. The Nomination and Governance Committee believes that persons nominated to the Board should have personal integrity and high ethical character. Candidates should not have any interests that would materially impair his or her ability to exercise independent judgment or otherwise discharge the fiduciary duties owed by a director to the Company and its stockholders. Candidates must be able to represent fairly and equally all stockholders of the Company without favoring any particular stockholder group or other constituency of the Company and must be prepared to devote adequate time to the Board and its committees.

Identifying Director Candidates. The Nomination and Governance Committee utilizes a variety of methods for identifying and evaluating nominees to serve as directors. The Nomination and Governance Committee has a policy of re-nominating incumbent directors who continue to satisfy the committee’s criteria for membership and whom the Nomination and Governance Committee believes continue to make important contributions to the Board and who consent to continue their service on the Board.

In filling vacancies of the Board, the Nomination and Governance Committee will solicit recommendations for nominees from the persons the committee believes are likely to be familiar with (i) the needs of the Company and (ii) qualified candidates. These persons may include members of the Board and management of the Company. The Nomination and Governance Committee may also engage a professional search firm to assist in identifying qualified candidates.

In evaluating potential nominees, the Nomination and Governance Committee will oversee the collection of information concerning the background and qualifications of the candidate and determine whether the candidate satisfies the minimum qualifications required by the Committee for election as director and whether the candidate possesses any of the specific skills or qualities that under the Board’s policies must be possessed by one or more members of the Board.

The Nomination and Governance Committee does not have a written policy with respect to Board diversity; however, the committee’s goal is to assemble a Board that brings to the Company a diversity of knowledge, skills and expertise derived from high quality business and professional experience. We believe a Board with these attributes leads to improved company performance by encouraging new ideas and perspectives and expanding the knowledge base available to management.

The Nomination and Governance Committee may interview any proposed candidate and may solicit the views about the candidate’s qualifications and suitability from the Company’s chief executive officer and other senior members of management.

The Nomination and Governance Committee will make their selections based on all the available information and relevant considerations. The Nomination and Governance Committee’s selection will be based on who, in the view of the Committee, will be best suited for membership on the Board. In making its selection, the Nomination and Governance Committee will evaluate candidates proposed by stockholders under criteria similar to other candidates, except that the Committee may consider, as one of the factors in their evaluation, the number of shares of stock of the Company held by the recommending stockholder and the length of time that the recommending stockholder has owned stock of the Company.

The Nomination and Governance Committee may also consider the extent to which the recommending stockholder intends to continue to hold its interest in the Company, including whether the recommending stockholder intends to continue holding its interest at least through the time of the meeting at which the candidate is to be elected.

Stockholder Nominees. The Nomination and Governance Committee will consider director nominee recommendations by stockholders, provided the names of such nominees, accompanied by relevant biographical information, are properly submitted in writing to the Secretary of the Company in accordance with the manner described for stockholder nominations under the heading “Stockholder Proposals for Next Annual Meeting.” The Secretary will forward all recommendations to the Nomination and Governance Committee. The acceptance of a recommendation from a stockholder does not imply that the Nomination and Governance Committee will recommend to the Board the nomination of the stockholder recommended candidate.

How is the Board Structured?

Pursuant to our Amended and Restated Bylaws, the Chairman of the Board presides at meetings of the Board. The Chairman of the Board is currently the Company’s President and Chief Executive Officer, Mr. Shelton.

The Board has determined that its current structure, with a combined Chairman and Chief Executive Officer, is in the best interests of the Company and its stockholders. The Board believes that combining the Chairman and Chief Executive Officer positions is currently the most effective leadership structure for the Company given Mr. Shelton’s in-depth knowledge of the Company’s business and industry and his ability to formulate and implement strategic initiatives. Further, Mr. Shelton is intimately involved in the day-to-day operations of the Company and is thus in a position to elevate the most critical business issues for consideration by the independent directors of the Board.

We believe the independent nature of the Audit Committee, the Compensation Committee, and the Nomination and Governance Committee, as well as the practice of the independent directors regularly meeting in executive session without Mr. Shelton and the other members of the Company’s management present, ensures that the Board maintains a level of independent oversight of management that is appropriate for the Company.

What is the Board’s Role in Risk Oversight?

The Board oversees an enterprise-wide approach to risk management that is designed to support the achievement of organizational objectives to improve long-term performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. In setting the Company’s business strategy, the Board assesses the various risks being mitigated by management and determines what constitutes an appropriate level of risk for the Company.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives financial risk assessment reports from management. Risks related to the compensation programs are reviewed by the Compensation Committee. The Board is advised by these committees of significant risks and management’s response via periodic updates.

Do we have a Code of Ethics?

The Company has adopted a corporate code of conduct that applies to its directors and all employees, including the Company’s Chief Executive Officer and Chief Financial Officer. The Company has posted the text of its corporate code of conduct on the Company’s website at www.cryoport.com on the “Investor Relations: Corporate Governance” page under the heading “About Us.”

How can stockholders communicate with the Board?

The Board provides for stockholders to send communications to the Board through its Nomination and Governance Committee. All such communications, except those related to stockholder proposals discussed under the heading “Stockholder Proposals for Next Annual Meeting,” must be sent to the Nomination and Governance Committee Chairman at the Company’s offices at 17305 Daimler Street, Irvine, CA 92614.

PROPOSAL 2 — TO RATIFY THE APPOINTMENT OF KMJ CORBIN & COMPANY LLP
AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF
THE COMPANY AND ITS SUBSIDIARY FOR THE FISCAL YEAR ENDING MARCH 31, 2017

The Audit Committee of the Board (the “Audit Committee”) has selected KMJ Corbin & Company LLP (“KMJ”) to audit the Company’s consolidated financial statements for the fiscal year ending March 31, 2017 (“fiscal 2017”). The Board, upon the recommendation of the Audit Committee, has ratified the selection of KMJ as the Company’s independent registered public accounting firm for fiscal 2017, subject to ratification by the stockholders. KMJ has served in this capacity for each of the twelve previous fiscal years, including fiscal 2016, and has reported on the Company’s fiscal 2016 consolidated financial statements. During the two most recent fiscal years, there were no disagreements between the Company and KMJ on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Representatives of KMJ are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of KMJ as the Company’s independent auditors is not required by our Amended and Restated Bylaws or otherwise. However, the Board is submitting the selection of KMJ to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Required Vote

Approval of the ratification of the appointment of KMJ as the company’s independent registered public accounting firm for fiscal 2017 requires the affirmative vote of a majority of votes cast. Abstentions will not be counted as votes for or against such proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KMJ CORBIN & COMPANY LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2017.

Independent Registered Public Accounting Firm Fees

The following table shows the fees that were billed to us for the audit and other services provided by KMJ for the Company’s fiscal 2016 and fiscal 2015.

	2016	2015
Audit Fees	$75,600	$76,300
Audit-Related Fees	43,237	19,775
Tax Fees	13,000	9,275
	131,837	$105,350

The fees billed to us by KMJ during or related to the fiscal years ended March 31, 2016 and 2015 consist of audit fees, audit-related fees and tax fees, as follows:

Audit Fees. Represents the aggregate fees billed to us for professional services rendered for the audit of our annual consolidated financial statements and for the reviews of our consolidated financial statements included in our Form 10-Q filings for each fiscal quarter.

Audit-Related Fees. Represents the aggregate fees billed to us for assurance and related services that are reasonably related to the performance of the audit and review of our consolidated financial statements that are not already reported in Audit Fees. These services include accounting consultations and attestation services that are not required by statute such as comfort letters, S-1 and S-8 filings.

Tax Fees. Represents the aggregate fees billed to us for professional services rendered for tax returns, compliance and tax advice.

All Other Fees. We did not incur any other fees to KMJ during the fiscal years ended March 31, 2016 and 2015.

Policy on Audit Committee Pre-Approval of Fees

The Audit Committee must pre-approve all services to be performed for us by our independent auditors. Pre-approval is granted usually at regularly scheduled meetings of the Audit Committee. If unanticipated items arise between regularly scheduled meetings of the Audit Committee, the Audit Committee has delegated authority to the chairman of the Audit Committee to pre-approve services, in which case the chairman communicates such pre-approval to the full Audit Committee at its next meeting. The Audit Committee also may approve the additional unanticipated services by either convening a special meeting or acting by unanimous written consent. During the fiscal years ended March 31, 2016 and 2015, all services billed by KMJ were pre-approved by the Audit Committee in accordance with this policy.

PROPOSAL 3 — TO APPROVE, FOR PURPOSES OF COMPLYING WITH NASDAQ LISTING RULE 5635(D), THE POTENTIAL ISSUANCE OF MORE THAN 20% OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK IN CONNECTION WITH THE COMPANY’S WARRANT EXCHANGE OFFER TRANSACTION

General Information

On August 11, 2016, the Company commenced an offer (the “Offer”) to holders of the Company’s outstanding warrants to purchase one share of common stock at an exercise price of $3.57 per share (the “Original Warrants”) to exchange such Original Warrants for (1) an equal number of warrants to purchase one share of common stock at an exercise price of $1.50 per share (the “New Warrants”), conditioned upon the immediate exercise of such New Warrants, and (2) one warrant to purchase one share of common stock at an exercise price of $3.00 per share for every four New Warrants exercised (the “Supplemental Warrants”). We refer to the shares of common stock issuable upon exercise of the New Warrants as the “New Warrant Shares.” As of August 11, 2016, 7,067,788 Original Warrants were outstanding.

The Original Warrants were issued (i) in July 2015 in connection with the Company’s public offering of 2,090,750 units (each unit consisting of one share of the Company’s common stock and one Original Warrant), and (ii) in January 2016 in connection with the mandatory exchange of all of the Company’s outstanding Class A Convertible Preferred Stock and Class B Convertible Preferred Stock into 4,977,038 units (each unit consisting of one share of the Company’s common stock and one Original Warrant). The Offer is subject to the terms and conditions set forth in the Company’s Tender Offer Statement on Schedule TO and the related exhibits included therein (as may be amended and/or supplemented from time to time, the “Offering Materials”), filed with the SEC on August 11, 2016.

Pursuant to the Offer, the New Warrants will have (i) an exercise price of $1.50 per share (the “Exercise Price”) and (ii) an exercise period that will expire concurrently with the expiration of the Offer at 5:00 p.m. (EST) on September 23, 2016, as may be extended by the Company in its sole discretion (the “Expiration Date”). By tendering Original Warrants, holders will be agreeing to immediately exercise the New Warrants and also to: (A) restrict their ability as the holder of the New Warrant Shares to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of such shares without the prior written consent of the Company for a period of sixty (60) days after the Expiration Date (the “Lock-Up Period”); and (B) acting alone or with others, not effect any purchases or sales of any securities of the Company in any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, or any type of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) or similar arrangements, or sales or other transactions through non-U.S. broker dealers or foreign regulated brokers through the expiration of the Lock-Up Period. Other than as described above, the terms of the New Warrants are substantially identical to the terms of the Original Warrants. The New Warrants will not be listed on the NASDAQ Capital Market or any other securities exchange.

The Supplemental Warrants will (i) have an exercise price of $3.00 per share, and (ii) be exercisable upon issuance and expire on the earlier of (A) three years after the date of issuance and (B) the thirtieth (30th) day after the date that the closing price of the Company’s common stock equals or exceeds $4.50 for ten consecutive trading days. The Supplemental Warrants will also have a cashless exercise right in the event that the shares issuable upon exercise of the Supplemental Warrants are not covered by an effective registration statement at the time of such exercise. The Supplemental Warrants provide that the warrant exercise price is subject to adjustment from time to time if we (i) pay a stock dividend or otherwise make a distribution or distributions on shares of our common stock or any other equity or equity equivalent securities payable in shares of common stock, (ii) subdivide outstanding shares of common stock into a larger number of shares, (iii) combine (including by way of reverse stock split) outstanding shares of common stock into a smaller number of shares or (iv) issue by reclassification of shares of the common stock any shares of our capital stock. The Supplemental Warrants will not be listed on the NASDAQ Capital Market or any other securities exchange.

The purpose of the Offer is to raise funds to support the Company’s operations by providing the holders of the Original Warrants with the opportunity to exchange their Original Warrants for New Warrants and Supplemental Warrants, and exercise the New Warrants to purchase shares of the Company’s common stock at a significantly reduced exercise price as compared to the Original Warrants. The funds obtained will be used by the Company for business growth including as working capital and for other general corporate purposes.

For additional information about the Company, please see Annex A to this Proxy Statement and the information incorporated by reference into this Proxy Statement as set forth under the section “Incorporation by Reference.”

Description of Proposal and Reason for Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(d). Under Nasdaq Listing Rule 5635(d), stockholder approval is required prior to the issuance of securities in connection with a transaction other than a public offering involving the sale, issuance or potential issuance by the Company of common stock (or securities convertible into or exercisable common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the common stock (a “below-market issuance”).

The Offer involves the potential issuance of up to a total of 7,067,788 shares of common stock upon the exercise of the New Warrants. The exercise of the New Warrants in connection with the Offer at the Exercise Price and the related issuance of the underlying common stock is considered a “below-market issuance” under Nasdaq Listing Rule 5635(d). Consequently, without stockholder approval, we would be limited in the amount of shares of common stock that we could potentially issue in a below-market issuance in connection with the Offer to 19.999% of the Company’s issued and outstanding common stock at the time of issuance (or an estimated 3,023,944 shares based on 15,120,479 shares of common stock outstanding as of August 9, 2016). As a result of such limitation, we would also only issue Supplemental Warrants to purchase 755,986 shares of common stock in connection with the Offer.

Therefore, we are seeking stockholder approval of the issuance of up to 7,067,788 shares of common stock issuable upon exercise of the New Warrants at the Exercise Price in connection with the Offer.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, we will have the right issue up to an additional estimated 4,043,844 shares of common stock (based on 15,120,479 shares of common stock outstanding as of August 9, 2016) than we would otherwise be authorized to issue in connection with the Offer without stockholder approval. In addition, if all of such additional estimated shares of common stock were issued, we would also issue Supplemental Warrants to purchase an additional 1,010,961 shares of common stock in connection with the Offer. The issuance of such additional shares would result in an increase in the number of shares of common stock outstanding, and the respective percentage interests of current stockholders in the voting power, liquidation value, book and market value of our company, and in our future earnings will be reduced. In addition, the sale or resale of these shares could cause the market price of our common stock to decline.

We will have broad discretion to use the net proceeds from the exercise of the New Warrants, and you will be relying solely on the judgment of our Board and management regarding the application of these proceeds as described above. Our use of the proceeds may not improve our operating results or increase the value of your investment.

Consequences if Stockholder Approval is Not Obtained

If our stockholders do not approve the Nasdaq Proposal, we will only have the right to issue New Warrants to purchase up to 19.999% of the Company’s issued and outstanding common stock at the time of the exercise of the New Warrants (or an estimated 3,023,944 shares based on 15,120,479 shares of common stock outstanding as of August 9, 2016). Additionally, we would only issue Supplemental Warrants for the purchase of up to 755,986 shares of common stock in connection with the Offer.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

The Company has not changed its independent accountant in the Company’s two most recent fiscal years or in any subsequent interim period. During such time, there were no disagreements between the Company and KMJ on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Required Vote

Approval of the Nasdaq Proposal requires the affirmative vote of a majority of votes cast. Abstentions and broker non-votes will not be counted as votes for or against such proposal.

FOR YOUR CONSIDERATION OF PROPOSAL 3, A DESCRIPTION OF THE MATERIAL TERMS OF THE OFFER IS SET FORTH IN THIS PROXY STATEMENT. HOWEVER, THE DESCRIPTION HEREIN IS NOT A SUBSTITUTE FOR REVIEWING THE FULL TEXT OF THE OFFERING MATERIALS.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE NASDAQ PROPOSAL.

PROPOSAL NO. 4 — TO APPROVE, ON AN ADVISORY BASIS,
THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement. This advisory vote is commonly referred to as a “say-on-pay” proposal. Consistent with the mandate of the Dodd-Frank Act and as required by Section 14A of the Exchange Act, we are seeking our stockholders’ approval, on an advisory basis, of the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the related compensation tables in this Proxy Statement). The current frequency of the non-binding, advisory vote to approve the compensation of our named executive officers is annually, and the next such vote is expected to take place at the 2017 Annual Meeting of Stockholders.

The Compensation Committee, which is responsible for designing and administering our executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that reflects the Company performance, job complexity, and strategic value of the position while seeking to ensure the individual’s long-term retention and motivation and alignment with the long-term interests of our stockholders. We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. The results of this advisory vote are not binding upon us. However, the Compensation Committee values the opinions expressed by stockholders in their vote, and will consider the outcome of the vote in deciding whether any actions are necessary to address concerns raised by the vote and when making future compensation decisions for named executive officers.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers described in this Proxy Statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that our stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in our proxy statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC.”

Required Vote

Adoption of this resolution will require a majority of votes cast. Abstentions and broker non-votes will not be counted as votes for or against such proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADVISORY PROPOSAL ON EXECUTIVE COMPENSATION.

PROPOSAL NO. 5 — TO APPROVE THE ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE MEETING TO APPROVE THE NASDAQ PROPOSAL

We are asking our stockholders to consider and vote upon an adjournment by stockholders of the Annual Meeting from time to time, if necessary or advisable (as determined by the Company), to solicit additional proxies in the event there are not sufficient votes at the time of the Annual Meeting to approve the Nasdaq Proposal as described in Proposal 3.

Required Vote

Adoption of this resolution will require a majority of votes cast. Abstentions and broker non-votes will not be counted as votes for or against such proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE MEETING TO APPROVE THE NASDAQ PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of the Company’s common stock as of July 29, 2016 by, (i) each person or group of affiliated persons known to the Company to beneficially own 5% or more of its common stock, (ii) each of our current executive officers, (iii) each of our directors and, (iv) and all of our current executive officers and directors as a group.

Percentage of beneficial ownership is calculated based on 15,120,479 shares of common stock outstanding as of July 29, 2016. Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options, warrants, preferred stock or other securities that are immediately exercisable or convertible or exercisable or convertible within 60 days of July 29, 2016.

To calculate a stockholder’s percentage of beneficial ownership of common stock, we must include in the numerator and denominator those shares of common stock underlying options, warrants and convertible securities that such stockholder is considered to beneficially own. Shares of common stock underlying options, warrants and convertible securities held by other stockholders, however, are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership of each of the stockholders may be different.

The following table gives effect to the shares of common stock issuable within 60 days of July 29, 2016, upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Cryoport, Inc., 17305 Daimler Street, Irvine, CA 92614.

Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(2)		Percentage of Shares of Common Stock Beneficially Owned
Executive Officers and Directors:
Richard Berman	87,528	(1)(3)	*
Robert Hariri, M.D., Ph.D.	41,667	(1)	*
Ramkumar Mandalam, Ph.D.	54,374	(1)	*
Jerrell W. Shelton	1,657,238	(1)	10.3%
Robert S. Stefanovich	174,006	(1)	1.1%
Edward Zecchini	58,423	(1)	*

Total for all directors and named executive officers as a group (6 persons) _______________	2,073,236	(1)	12.6%

* Represents less than 1%.

(1)	Includes shares which individuals shown above have the right to acquire as of July 29, 2016, or within 60 days thereafter, pursuant to outstanding stock options and/or warrants as follows: Mr. Berman — 57,994 shares; Dr. Hariri — 41,667 shares; Dr. Mandalam—40,306 shares; Mr. Shelton — 929,302 shares; Mr. Stefanovich — 174,006 shares; and Mr. Zecchini—40,306.

(2)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting power or investment power and also any shares which the selling security holder has the right to acquire within 60 days of July 29, 2016.

(3)	Includes 9,250 warrants and 8,138 shares owned by Mrs. Richard Berman, spouse of Mr. Berman.

EXECUTIVE COMPENSATION AND RELATED MATTERS

Compensation Overview

We are a “smaller reporting company” as such term is defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”), and Item 10 of Regulation S-K. Accordingly, and in accordance with relevant SEC rules and guidance, we have elected, with respect to the disclosures required by Item 402 (Executive Compensation) of Regulation S-K, to comply with the disclosure requirements applicable to smaller reporting companies. This “Compensation Overview” section discusses the compensation programs and policies for our executive officers and the Compensation Committee’s role in the design and administration of these programs and policies in making specific compensation decisions for our executive officers, including our “named executive officers.”

Our Compensation Committee has the sole authority and responsibility to review and determine, or recommend to our board of directors for determination, the compensation package of our chief executive officer and each of our other named executive officers, each of whom is identified in the “Summary Compensation Table” below. Our Compensation Committee also considers the design and effectiveness of the compensation program for our other executive officers and approves the final compensation package, employment agreements and stock award and option grants for all of our executive officers. Our Compensation Committee is composed entirely of independent directors who have never served as officers of our company. Our Compensation Committee is authorized to engage compensation consultants, but did not do so in fiscal 2016 or 2015.

Set forth below is a discussion of the policies and decisions that shape our executive compensation program, including the specific objectives and elements. Information regarding director compensation is included under the heading “Director Compensation” below.

General Executive Compensation Objectives and Philosophy

The objective of our executive compensation program is to attract, retain and motivate talented executives who are critical for our continued growth and success and to align the interests of these executives with those of our stockholders. To achieve this objective, besides annual base salaries, our executive compensation program utilizes a combination of annual incentives through cash bonuses and long-term incentives through equity-based compensation. In establishing overall executive compensation levels, our Compensation Committee considers a number of criteria, including the executive’s scope of responsibilities, prior and current period performance and attainment of individual and overall company performance objectives and retention concerns. Our president and chief executive officer and our Compensation Committee believe that substantial portions of executive compensation should be linked to the overall performance of our Company, and that the contribution of individuals over the course of the relevant period to the goal of building a profitable business and stockholder value will be considered in the determination of each executive’s compensation.

Generally, our Compensation Committee reviews and, as appropriate, modifies compensation arrangements for executive officers in the first quarter of each fiscal year, subject to the terms of existing employment agreements with our named executive officers, as discussed below. For fiscal 2016, our Compensation Committee considered our president and chief executive officer’s executive compensation recommendations for the Company’s chief financial officer. In making such determinations, the Compensation Committee considered the overall performance of each executive and their contribution to the growth of our company and its products, as well as overall company performance through personal and corporate achievements. As we are not yet cash-flow positive, the Compensation Committee considered each executive officer’s contributions for fiscal 2016, as well as the retention of our executive officers. Given the Company’s limited cash reserves, no cash bonuses were authorized or paid to our executive officers, however, the Compensation Committee is currently reviewing the issuance of additional stock options to executives to ensure that executive compensation and incentives are at appropriate levels to retain and motivate our executives.

We have reviewed our compensation structures and policies as they pertain to risk and have determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the Company.

Executive Officers of the Company

The Company’s current executive officers are as follows:

Jerrell W. Shelton, age 71, became President and Chief Executive Officer of the Company on November 5, 2012 and became a member of our board of directors in October 2012. He was appointed Chairman of the Board in October 2015. He served on the Board of Directors and standing committees of Solera Holdings, Inc. from April 2007 through November 2011. From June 2004 to May 2006, Mr. Shelton was the Chairman and CEO of Wellness, Inc., a provider of advanced, integrated hospital and clinical environments. Prior to that, he served as Visiting Executive to IBM Research and Head of IBM’s WebFountain. From October 1998 to October 1999, Mr. Shelton was Chairman, President and CEO of NDC Holdings II, Inc. Between October 1996 and July 1998, he was President and CEO of Continental Graphics Holdings, Inc. And from October 1991 to July 1996, Mr. Shelton served as President and CEO of Thomson Business Information Group. Mr. Shelton has a B.S. in Business Administration from the University of Tennessee and an M.B.A. from Harvard University. Mr. Shelton currently serves on the Advisory Board of Directors of the Smithsonian Institution Library.

Robert S. Stefanovich, age 51, became Chief Financial Officer, Treasurer and Corporate Secretary for the Company in June 2011 following the Company’s filing of its Form 10–K for the fiscal year ended March 31, 2011. From June 15, 2012 to November 4, 2012, Mr. Stefanovich served as the Principal Executive Officer of the Company. From November 2007 through March 2011, Mr. Stefanovich served as Chief Financial Officer of Novalar Pharmaceuticals, Inc., a venture-backed specialty pharmaceutical company. Prior to that, he held several senior positions, including interim Chief Financial Officer of Xcorporeal, Inc., a publicly traded medical device company, Executive Vice President and Chief Financial Officer of Artemis International Solutions Corporation, a publicly traded software company, Chief Financial Officer and Secretary of Aethlon Medical Inc., a publicly traded medical device company and Vice President of Administration at SAIC, a Fortune 500 company. Mr. Stefanovich also served as a member of the Software Advisory Group and an Audit Manager with Price Waterhouse LLP’s (now PricewaterhouseCoopers) hi-tech practice in San Jose, CA and Frankfurt, Germany. He currently also serves as a board member of Project InVision International, a provider of business performance improvement solutions. He received his Masters of Business Administration and Engineering from University of Darmstadt, Germany.

Summary Compensation Table

The following table contains information with respect to the compensation for the fiscal years ended March 31, 2016 and 2015 of our chief executive officer and chief financial officer. We refer to the executive officers identified in this table as our “Named Executive Officers.”

Name and Principal Position	Fiscal Year	Salary(1) ($)		Bonus ($)		Option Awards(2) ($)		All Other Compensation ($)	Total Compensation ($)
Jerrell W. Shelton	2016	300,000	(3)	—		3,111,677	(4)	—	3,411,677
President and Chief Executive Officer	2015	300,000	(3)	—		1,625,913	(4)	—	1,925,913
Robert S. Stefanovich	2016	255,000	(3)	30,000	(6)	740,236	(5)	—	1,025,236
Chief Financial Officer	2015	225,000	(3)	—		307,695	(5)	—	532,695

(1)	This column represents salary as of the last payroll period prior to or immediately after March 31 of each fiscal year.
(2)	This amount represents the total grant date fair value of all stock options granted in fiscal year 2016 and 2015. Pursuant to SEC rules, the amount shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions with respect to the grants made in fiscal year 2016 and 2015, see Note 2 “Summary of Significant Accounting Policies” to the consolidated financial statements in the Company’s Form 10-K for the period ended March 31, 2016, filed with the SEC on June 28, 2016.
(3)	This amount represents the annual base salary paid.
(4)	This amount represents the fair value of all options granted to Mr. Shelton as compensation for services as a director and officer of the Company during fiscal year 2016 and 2015. Based on the recommendation of the Compensation Committee and approval by the Board, on November 20, 2015, May 7, 2015 and December 18, 2014, Mr. Shelton was granted an option to purchase 827,000, 219,892 and 387,501 shares, respectively, of common stock in connection with his engagement as Chief Executive Officer of the Company. The exercise prices of the options are equal to or more than the fair value of the Company’s stock as of the grant date.
(5)	This amount represents the fair value of all options granted to Mr. Stefanovich as compensation for services as an officer of the Company during fiscal year 2016 and 2015. Based on the recommendation of the Compensation Committee and approval by the Board, on November 20, 2015, May 7, 2015 and December 18, 2014, Mr. Stefanovich was granted an option to purchase 177,200, 57,484 and 73,334 shares of common stock, respectively. The exercise prices of the options are equal to the fair value of the Company’s stock as of the grant date.
(6)	This amount represents the bonus earned for fiscal year 2016 as approved by the Compensation Committee of the Board.

Narrative Disclosure to Summary Compensation Table

Employment Contracts

Jerrell W. Shelton

On November 5, 2012, the Company entered into an employment agreement (the “Initial Agreement”) with Mr. Shelton with respect to his employment as President and Chief Executive Officer. The Initial Agreement provided a term of six months. The Initial Agreement provided an initial annual base salary of $300,000 during the Term.

In addition, on the date of the Initial Agreement, Mr. Shelton was awarded two options giving him the right to acquire an aggregate of 137,500 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the date of the Agreement, or $2.40 per share. The aggregate number of shares was determined by dividing $350,000 by the closing price of the Company’s common stock on the date of the Agreement, or $2.40 per share, and subtracting 8,334 shares, which is the number of shares of common stock that Mr. Shelton was given the right to purchase pursuant to the option that was issued to him in connection with his appointment to the Board of Directors on October 22, 2012. The first option issued in connection with the Agreement was issued under the Company’s 2011 Stock Incentive Plan and provides Mr. Shelton the right to purchase 54,167 shares of the common stock of the Company, which is the maximum that may be awarded to Mr. Shelton in this fiscal year under such plan. Mr. Shelton subsequently exercised 54,167 of these shares in May and November 2013. The second option provided Mr. Shelton the right to purchase 83,334 shares of common stock of the Company and was granted outside of the Company’s incentive plans. The options vest in six equal monthly installments during the Term and expire at the earlier of (a) ten years from the date of the Agreement, and (b) five (5) years from the date of the resignation and/or removal of the Mr. Shelton as a member of the Board of Directors of the Company.

On June 28, 2013, after the expiration of the Initial Agreement, the Company entered into a new employment agreement (the “Agreement”) with Mr. Shelton with respect to his employment as President and Chief Executive Officer. The Agreement is effective through May 14, 2017 (the “Term”).

The Agreement provides an initial annual base salary of $300,000 during the Term. In addition, on the date of the Agreement, Mr. Shelton was awarded options giving him the right to acquire an aggregate of 325,209 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the date of the Agreement, or $3.24 per share, and such options were granted outside of the Company’s incentive plans. The option vests immediately with respect to 13,551 shares and the remaining right to purchase the remaining shares vests in equal monthly installments on the fifth day of each month for forty-six months beginning on July 5, 2013 and ending on May 5, 2017. Provided that such vesting will be accelerated on the date that the Company files a Form 10-Q or Form 10-K indicating an income from operations for the Company in two consecutive fiscal quarters and immediately in the event of a change of control of the Company.

The options expire at the earlier of (a) ten years from the date of the Agreement, and (b) twenty four (24) months from the date of the resignation and/or removal of the Mr. Shelton as Chief Executive Officer of the Company.

Mr. Shelton has agreed during the Term and for a period of one year following the termination of the Agreement, not to solicit, induce, entice or attempt to solicit, induce, or entice any employee of the Company to leave employment with the Company. Payments due to Mr. Shelton upon a termination of his employment agreement are described below.

Robert S. Stefanovich

Although the Company does not have a written employment agreement with Mr. Stefanovich, pursuant to the terms of his offer letter, the Company agreed to pay Mr. Stefanovich an annual base salary of $225,000 per year which was increased to $255,000 in May 2015 and $267,500 in May 2016. In addition, he is eligible for an incentive bonus targeted at 25% of his annual base salary. Mr. Stefanovich is eligible to participate in all employee benefits plans or arrangements which may be offered by the Company during the term of his agreement. The Company shall pay the cost of Mr. Stefanovich’s health insurance coverage in accordance with the Company’s plans and policies while he is an employee of the Company. Mr. Stefanovich is also eligible for fifteen (15) paid time off days a year, and is entitled to receive fringe benefits ordinarily and customarily provided by the Company to its senior officers. Payments due to Mr. Stefanovich upon a termination of his employment agreement with the Company are described below.

The Company has no other employment agreements with executive officers of the Company as of March 31, 2016.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding unexercised stock options held by our Named Executive Officers as of fiscal year ended March 31, 2016:

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price (%)	Option Expiration Date
Jerrell W. Shelton	8,334	(1)	—	—		$2.28	10/22/22
	83,334	(2)	—	—		$2.40	11/05/22
	237,134	(3)	—	88,075	(3)	$3.24	06/28/23
	121,107	(4)	—	266,394	(4)	$4.80	12/18/24
	45,817	(5)	—	174,075	(5)	$7.80	05/07/25
	120,604	(6)	—	706,396	(6)	$5.00	08/20/25

Robert Stefanovich	10,417	(7)	—	—	(7)	$10.32	06/20/21
	—	(8)	—	3,334	(8)	$5.16	08/03/22
	4,375	(9)	—	625	(9)	$5.16	08/03/22
	48,078	(10)	—	21,840	(10)	$3.24	06/28/23
	22,920	(11)	—	50,414	(11)	$4.80	12/18/24
	11,980	(12)	—	45,504	(12)	$7.80	05/07/25
	25,842	(13)	—	151,358	(13)	$3.07	08/20/25

(1)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Shelton was granted an option to purchase 8,334 shares of common stock exercisable at $2.28 per share on October 22, 2012 upon joining the board of directors. Options vests in twelve equal monthly installments. The exercise price for shares of common stock pursuant to the options is equal to the fair value of the Company’s stock as of the grant date.
(2)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Shelton was granted an option to purchase 137,500 shares of common stock exercisable at $2.40 per share on November 5, 2012, which vests in six equal monthly installments. 54,166 of these options were issued under the 2011 stock option plan and exercised in May and November 2013 and 83,884 were issued outside of a plan. The exercise price for shares of common stock pursuant to the option is equal to the fair value of the Company’s stock as of the grant date.
(3)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Shelton was granted an option to purchase 325,209 shares of common stock exercisable at $3.24 per share on June 28, 2013. The option vests 2/48th immediately with the remainder vesting 1/48th per month for 46 months. The exercise price for the shares of common stock pursuant to the option is equal to the fair value of the Company’s stock on the date of grant.
(4)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Shelton was granted an option to purchase 387,500 shares of common stock exercisable at $4.80 per share on December 18, 2014. The option vests in monthly installments over a four year period, 262,500 shares were issued outside of a plan. The exercise price for the shares of common stock pursuant to the option is equal to the fair value of the Company’s stock on the date of grant.
(5)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Shelton was granted an option to purchase 219,892 shares of common stock exercisable at $7.80 per share on May 7, 2015. The option vests in monthly installments over a four year period, 219,892 shares were issued outside of a plan. The exercise price for the shares of common stock pursuant to the option is equal to the fair value of the Company’s stock on the date of grant.
(6)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Shelton was granted an option to purchase 827,000 shares of common stock exercisable at $3.07 per share on August 20, 2015, subject to stockholder approval of the 2015 Omnibus Equity Incentive Plan which occurred on November 20, 2015. The award was amended on February 3, 2016 to increase the exercise price of the option from $3.07 to $5.00. The option vests in monthly installments over a four year period. The exercise price for the shares of common stock pursuant to the option is equal to or more than the fair value of the Company’s stock on the date of grant.
(7)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Stefanovich was granted an option to purchase 10,417 shares of common stock exercisable at $10.32 per share on June 20, 2011. The option vests in six month installments over a four year period. The exercise price for the shares of common stock pursuant to the option is equal to the fair value of the Company’s stock on the date of grant.
(8)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Stefanovich was granted an option to purchase 10,417 shares of common stock exercisable at $10.32 per share on June 20, 2011. The option vests in six month installments over a four year period. The exercise price for the shares of common stock pursuant to the option is equal to the fair value of the Company’s stock on the date of grant.
(9)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Stefanovich was granted an option to purchase 3,334 shares of common stock exercisable at $5.16 per share on August 3, 2012. The option vests based on certain performance criteria. The exercise price for the shares of common stock pursuant to the option is equal to the fair value of the Company’s stock on the date of grant.
(10)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Stefanovich was granted an option to purchase 5,000 shares of common stock exercisable at $5.16 per share on August 3, 2012. The option vests in six month installments over a four year period. The exercise price for the shares of common stock pursuant to the option is equal to the fair value of the Company’s stock on the date of grant.
(11)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Stefanovich was granted an option to purchase 69,918 shares of common stock exercisable at $3.24 per share on June 28, 2013. The options vest in equal monthly installments over four years. The exercise price for the shares of common stock pursuant to the option is equal to the fair value of the Company’s stock on the date of grant.
(12)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Stefanovich was granted an option to purchase 73,334 shares of common stock exercisable at $4.80 per share on December 18, 2014. The options vest in equal monthly installments over four years. The exercise price for the shares of common stock pursuant to the option is equal to the fair value of the Company’s stock on the date of grant.
(13)	Based on the recommendation of the Compensation Committee and approval by the Board, Mr. Stefanovich was granted an option to purchase 57,484 shares of common stock exercisable at $7.80 per share on May 7, 2015. The options vest in equal monthly installments over a four year period, 57,484 shares were issued outside of a plan. The exercise price for the shares of common stock pursuant to the option is equal to the fair value of the Company’s stock on the date of grant.

Potential Payments on Termination or Change in Control

Pursuant to Mr. Shelton’s employment agreement, if Mr. Shelton terminates the Agreement, dies, or is terminated for “Cause” (as defined in the agreement), he will be entitled to all compensation and benefits that he earned through the date of termination. If he is terminated for Cause, the Company may, to the extent allowed by law, set off losses, fines or damages that he has caused as a result of his misconduct. If he is terminated “without cause” (as defined in the agreement), he will be entitled to a continuation of his base salary for three months following termination and one half (½) of unvested options as of date of termination shall become fully vested. In the event the Company terminates his employment, except if for “Cause” (as defined in the agreement), within twelve (12) months after a Change in Control (as defined in the Cryoport, Inc. 2011 Stock Incentive Plan), then, Mr. Shelton will be entitled to: (i) the continuation of his base salary for twelve (12) months following the date of termination, which shall be paid in accordance with the Company’s ordinary payroll practices in effect from time to time, and which shall begin on the first payroll period immediately following the date on which the general release and waiver becomes irrevocable; and (ii) all options previously granted to Mr. Shelton will become fully vested and exercisable as of the date of termination of employment.

Pursuant to Mr. Stefanovich’s employment offer, in the event that Mr. Stefanovich’s employment with the Company is terminated as a result of a “change of control,” as is defined in the Company’s 2009 Stock Incentive Plan, he will be entitled to receive a severance payment equal to twelve months of his base salary, continuation of health benefits for a period of twelve months, and the unvested portion of his stock option grants immediately shall vest in full. Separately, in the event his employment is terminated by the Company for reasons other than cause, Mr. Stefanovich will be entitled to receive a severance payment equal to six months of his base salary plus continuation of health benefits for a period of six months following his termination of employment.

The Cryoport, Inc. 2015 Omnibus Equity Incentive Plan, the Cryoport, Inc. 2011 Stock Incentive Plan and the Cryoport, Inc. 2009 Stock Incentive Plan each provide that if a “change in control” occurs, the Compensation Committee shall have the discretion to provide in the applicable option agreement that any outstanding awards shall become fully vested and exercisable.

The Company does not provide any additional payments to named executive officers upon their resignation, termination, retirement, or upon a change of control.

Change in Control Agreements

There are no understandings, arrangements or agreements known by management at this time which would result in a change in control of the Company or any subsidiary.

Director Compensation

Compensation for the Board is governed by the Company’s Compensation Committee.

Director Fees

Effective January 1, 2015 through October 1, 2015, the compensation plan for non-employee directors was as follows:

Director fees were paid in cash, restricted shares of the Company’s common stock or a combination thereof, at the option of the director.

Option 1: Cash compensation of $40,000, paid quarterly,

Option 2: Cash compensation of $13,000, paid quarterly and $27,000 converted into common stock using the volume weighted average price (VWAP) of the stock for the last five days of the trading month ending each quarter, plus an annual grant of options, on the date of the Company’s annual meeting, to purchase 25,000 shares of the Company’s common stock; or

Option 3: No cash compensation but $40,000 converted into common stock using the volume weighted average price (VWAP) of the stock for the last five days of the trading month ending each quarter and paid quarterly. This option carries a 15% premium, as there is no cash outlay to the Company. The calculation would be $40,000 X 1.15 = $46,000/VWAP.

In addition to the compensation options above, the following compensation applied to non-employee directors chairing a committee of our board of directors. This compensation was paid on the same basis as the director chose from the options described above:

Chairman/Lead Director	$25,000
Audit Committee	$20,000
Compensation Committee	$10,000
Nomination and Governance Committee	$10,000

Effective October 1, 2015, the compensation plan for non-employee directors is as follows:

Director fees are paid in cash, restricted shares of the Company’s common stock or a combination thereof, at the option of the director.

Option 1: Annual cash compensation of $40,000, paid quarterly,

Option 2: Annual cash compensation of $13,333, paid quarterly and $26,667 converted into common stock using the volume weighted average price (VWAP) of the stock for the last five days of the trading month ending each quarter, plus an annual grant of options, on the date of the Company’s annual meeting, to purchase 25,000 shares of the Company’s common stock; or

Option 3: No annual cash compensation but $40,000 converted into common stock using the volume weighted average price (VWAP) of the stock for the last five days of the trading month ending each quarter and paid quarterly. This option carries a 15% premium, as there is no cash outlay to the Company. The calculation would be $40,000 X 1.15 = $46,000/VWAP.

In addition to the compensation options above the following compensation apply to non-employee directors chairing a committee of our board of directors. This compensation will be paid on the same basis as the director chose from the options described above:

Chairman/Lead Director	$25,000
Audit Committee	$20,000
Compensation Committee	$15,000
Nominating and Corporate Governance Committee	$10,000
Science and Technology Committee	$24,000

Newly appointed directors receive an initial grant of options to purchase 50,000 shares of the Company’s common stock, vesting monthly over four years.

Director Stock Option Grants

On June 16, 2014, Dr. Mandalam was granted an option to purchase 8,334 shares of the Company’s common stock, with an exercise price of $5.40 per share when he joined the board.

Annual awards were granted at the shareholders meeting on August 29, 2014. Mr. Rathmann, Mr. Zecchini and Dr. Mandalam were each granted an option to purchase 6,667, 4,167 and 4,167 shares, respectively, of the Company’s common stock with an exercise price of $5.04 per share.

On December 18, 2014, Mr. Rathmann, Mr. Zecchini and Dr. Mandalam were each granted an option to purchase 17,500, 10,834 and 10,834 shares, respectively, of the Company’s common stock with an exercise price of $4.80 per share.

On January 12, 2015, Mr. Berman was granted an option to purchase 16,667 shares of the Company’s common stock, with an exercise price of $4.56 per share when he joined the board.

Annual awards were granted on August 20, 2015, subject to stockholder approval of the 2015 Omnibus Equity Incentive Plan which occurred on November 20, 2015. Mr. Berman, Mr. Rathmann, Dr. Mandalam and Mr. Zecchini were each granted an option to purchase 113,300, 80,000, 80,000 and 80,000 shares, respectively, of the Company’s common stock with an exercise price of $3.07 per share.

On September 25, 2015 Dr. Hariri was granted an option to purchase 50,000 shares of the Company’s common stock, subject to the approval of the 2015 Omnibus Equity Incentive Plan which occurred on November 20, 2015, with an exercise price of $2.66 per share when he joined the board.

The following table sets forth the director compensation of the non-employee directors of the Company during fiscal 2016:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Richard Berman	33,333	56,917	251,839	—	342,089
Robert Hariri, M.D., Ph.D.(3)	30,925	—	94,734	—	125,659
Ramkumar Mandalam, Ph.D.	13,167	26,833	186,099	—	226,099
Richard Rathmann(4)	—	42,800	214,263	—	257,063
Edward Zecchini	14,833	35,167	186,099	—	236,099

(1)	Fees earned or paid in cash as shown in this schedule represent payments and accruals for directors’ services earned during fiscal 2016.
(2)	This column represents the total grant date fair value of all stock options granted in fiscal 2016. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the valuation assumptions with respect to the grants made in fiscal 2016, refer to Note 2 “Summary of Significant Accounting Policies” in the consolidated financial statements in the Company’s Form 10-K for the year ended March 31, 2016, filed with the SEC on June 28, 2016.
(3)	Dr. Hariri became a member of our board of directors in September 2015.
(4)	Mr. Rathmann served as a director of the Company through the Company’s annual meeting of stockholders on October 28, 2015.

Compensation Committee Interlocks and Insider Participation

None.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board has furnished the following report on the Company’s audit procedures and its relationship with its independent registered public accounting firm for fiscal 2016.

The Audit Committee has reviewed and discussed with the Company’s management the audited consolidated financial statements. The Audit Committee has also discussed with KMJ Corbin & Company LLP the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T which includes, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements.

The Company’s independent registered public accounting firm, KMJ Corbin & Company LLP, also provided to the Audit Committee the written disclosures and the letter required by the Public Company Accounting Oversight Board (PCAOB) Ethics and Independence Rules and Standards as adopted by the PCAOB, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2016 filed with the SEC.

Audit Committee
Richard Berman (Chairman)
Dr. Robert Hariri, M.D., Ph.D.
Edward Zecchini

Pursuant to Instruction 1 to Item 407(d) of Regulation S-K, the information set forth under “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. Such information will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent we specifically incorporate it by reference.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has established policies and other procedures regarding approval of transactions between the Company and any employee, officer, director, and certain of their family members and other related persons, including those required to be reported under Item 404 of Regulation S-K. These policies and procedures are generally not in writing, but are evidenced by long standing principles set forth in our Code of Conduct or adhered to by our Board. As set forth in the Audit Committee Charter, the Audit Committee reviews and approves all related-party transactions after reviewing such transaction for potential conflicts of interests and improprieties. Accordingly, all such related-party transactions are submitted to the Audit Committee for ongoing review and oversight. Generally speaking, we enter into related-party transactions only on terms that we believe are at least as favorable to our company as those that we could obtain from an unrelated third party.

The following related-party transaction were approved or ratified by at least two independent directors and future material affiliated transactions will be approved by a majority of the independent directors who do not have an interest in the transaction and who had access, at the issuer’s expense, to issuer’s or independent legal counsel.

As of March 31, 2016 and 2015, we had an aggregate principal balance of $966,000 and $1.3 million in unsecured indebtedness owed to five related parties, including four former members of the Board of Directors, representing working capital advances made to us from February 2001 through March 2005.

In March 2015, we entered into definitive agreements relating to the exchange or amendment of the notes evidencing such working capital advances. Three of the notes issued to Patrick Mullins, M.D., Maryl Petreccia and Jeffrey Dell, M.D., which as of March 31, 2016 had outstanding principal balances of $448,200, $266,700 and $208,900, respectively, were amended and the holders received warrants for the purchase 37,347, 22,224, and 17,412 shares, respectively, of our common stock at an exercise price of $6.00 per share, exercisable on March 2, 2015 and expiring on March 1, 2020, and warrants to purchase 834, 417, and 417 shares, respectively, of the our common stock, exercisable on March 2, 2015 and expiring on March 1, 2020, to reimburse the three note holders for any fees or other expenses incurred in connection with this transaction. The notes, as amended, required interest payments on a calendar quarterly basis and all outstanding principal and accrued interest on the maturity date, which was the earlier to occur of (i) March 1, 2016, (ii) the sale of all or substantially all of our assets, or (iii) the merger, consolidation or other similar reorganization of the Company or an affiliate of our Company with another entity. Under the terms of such note, upon the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $5,000,000 of gross cash proceeds to the Company for the sale of shares of Common Stock or includes the sale of shares of Common Stock among the sale of other securities, the holder had the option to convert into the securities issued in such offering at a twenty percent (20%) to the price per share (or per unit, if applicable) of the securities issued by the Company in such offering. The holders elected not to convert into such securities issued by the Company.

On March 1, 2016, we entered into definitive agreements with the three note holders to amend and restate the outstanding related-party notes payable, which were to become due March 1, 2016, pursuant to certain Second Amended and Restated Promissory Notes dated as of February 29, 2016 (the “Amended and Restated Notes”). The Amended and Restated Notes increased the interest rate to 7% per annum, extended the term to April 1, 2017, and modified the repayment provisions to provide for (i) repayment on March 1, 2016 of the outstanding amount of interest accrued through February 29, 2016, (ii) repayment of 10% of the original principal balance and accrued interest of such notes on a quarterly basis commencing April 1, 2016, and (iii) payment of the remaining outstanding balance on April 1, 2017. In addition, we issued such note holders warrants for the purchase of 11,910, 7,088 and 5,553 shares, respectively, of our common stock at an exercise price of $1.88 per share, immediately exercisable and expiring on April 1, 2019. The Company also agreed to reimburse up to $5,000 of legal fees incurred by the note holders.

One note issued to Raymond Takahashi, M.D., was exchanged for (i) a new convertible promissory note with an original principal amount equal to the outstanding principal and interest of the original note, and (ii) a warrant to purchase 1,490 shares of the Company’s common stock at an exercise price of $6.00 per share, exercisable on February 20, 2015 and expiring on February 19, 2018. The new note, which as of March 31, 2016 had an outstanding principal balance of $35,800, required interest payments on a calendar quarterly basis and all outstanding principal and accrued interest on the maturity date, which was March 1, 2016. Under the terms of such note, upon the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $5,000,000 of gross cash proceeds to the Company for the sale of shares of Common Stock or includes the sale of shares of Common Stock among the sale of other securities, the holder had the option to convert into the securities issued in such offering at a twenty percent (20%) to the price per share (or per unit, if applicable) of the securities issued by the Company in such offering. The holder elected not to convert into such securities issued by the Company. On March 1, 2016, we entered into a verbal agreement to extend the term of the related-party note to April 1, 2016. On April 1, 2016, we entered into a definitive agreement to amend and extend the term of the note to July 1, 2016.

One note issued to Marc Grossman, M.D., which as of March 31, 2016 had an outstanding principal balance of $6,500, as amended, now provides for interest at a rate of 6% per annum commencing on March 13, 2015; however, no interest payments will be due if no event of default occurs and if the Company (i) complies with its regular payment obligations, reimburses the payee for attorneys’ fees in connection with the negotiation of the Note Amendment, up to a maximum amount of $1,000, on the later of (A) March 13, 2015, or (B) three (3) days after receiving written notice from the payee of the amount of attorneys’ fees incurred by payee, and (iii) the Company immediately pays all unpaid amounts due and payable in full before the earlier of May 1, 2016 or at the same time that payee(s) of any other promissory note(s) with the Company that were issued in 2005 are paid in full before May 1, 2016, other than (Y) notes that are satisfied upon conversion into common stock, warrants or any other equity of the Company, or (Z) notes that have been paid in full before March 2, 2015. All principal and interest under the Original Note, as amended by the Note Amendment, will be due and shall be paid on May 1, 2016. The note requires monthly payments of $20,000, except for the month of June 2015, where the monthly payment is $72,000. Such note was paid in its entirety in April 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC reports of beneficial ownership and reports of changes in beneficial ownership in the Company’s securities. Such directors, executive officers and 10% stockholders are also required to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms received by it, the Company believes that during fiscal 2016, all Section 16(a) filings applicable to its directors, officers, and 10% stockholders were filed on a timely basis, except that Mr. Rathmann had one late report for two transactions, Mr. Berman had one late report for two transactions, Mr. Zecchini had one late report for two transactions, Dr. Mandalam had two late reports for three transactions, and Dr. Hariri had one late report for one transaction.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

For inclusion in the proxy statement and form of proxy relating to the 2017 Annual Meeting of Stockholders of the Company, a stockholder proposal intended for presentation at that meeting, submitted in accordance with the SEC’s Rule 14a-8, must be received by the Secretary at the Company’s corporate headquarters at 17305 Daimler Street, Irvine, CA 92614 on or before [●], 2017. However, in the event that the Company holds its 2017 Annual Meeting of Stockholders more than 30 days before or 30 days after the one-year anniversary date of the 2016 Annual Meeting, the Company will disclose the new deadline by which stockholder proposals must be received under Item 5 of the Company’s earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders.

The Company’s Amended and Restated Bylaws further provide that a stockholder proposal relating to the nomination of a person for election as a director at the 2017 Annual Meeting or a stockholder proposal that is not submitted for inclusion in the proxy statement, but that a stockholder instead wishes to present directly at the 2017 Annual Meeting, must be submitted in writing and received by the Secretary at the Company’s corporate headquarters no earlier than May 24, 2017 and no later than June 23, 2017. Any notice received prior to May 24, 2017 or after June 23, 2017 is untimely.

However, if the 2017 Annual Meeting is convened more than 60 days prior to or delayed by more than 30 days after the one-year anniversary of the 2016 Annual Meeting, notice by the stockholder of record to be timely must be so received no earlier than the close of business on the 120th day prior to the date of the 2017 Annual Meeting and not later than the close of business on the later of (i) the 90th day before the 2017 Annual Meeting or (ii) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment, or postponement of an annual meeting for which notice has been given, commence a new time period for the giving of a notice by a stockholder of record.

Please refer to the advance notice provisions of the Company’s Amended and Restated Bylaws for additional information and requirements regarding stockholder nominations or other stockholder proposals. The Secretary will forward all director nominee recommendations to the Board for its review.

OTHER MATTERS

In July 2016, the Company received a notice from a stockholder seeking to nominate himself for election to the Board at the Annual Meeting. This stockholder beneficially owns less than 2% of the issued and outstanding common stock of the Company. You may receive proxy materials from this stockholder that solicit your proxy and ask you to support his nomination to the Board. The Board has not endorsed this stockholder’s nomination. As a result, the Company urges stockholders NOT to sign or return any proxy card that you receive from this stockholder.

Neither the Board nor the management knows of any other business to be presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting, it is intended that the persons named on the Proxy Card will vote on those matters in accordance with their best judgment.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this Proxy Statement, which means that we can disclose important information to you by referring you to other documents that we have filed separately with the SEC and are delivering to you with the copy of this Proxy Statement. The information incorporated by reference is deemed to be part of this Proxy Statement. This Proxy Statement incorporates by reference:

•	Part II, Item 7 (Management’s Discussion and Analysis of Financial Condition and Results of Operations) of the 2016 Annual Report;

•	Part II, Item 7A (Quantitative and Qualitative Disclosures About Market Risk) of the 2016 Annual Report; and
•	Part II, Item 8 (Financial Statements and Supplementary Data) of the 2016 Annual Report.

The 2016 Annual Report is being delivered with this Proxy Statement.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K, as filed with the SEC, will be furnished by first class mail without charge to any person from whom the accompanying proxy is solicited upon written request to Cryoport, Inc., ATTN: Secretary, 17305 Daimler Street, Irvine, CA 92614.

By Order of the Board of Directors

/s/ Jerrell W. Shelton

Chairman, President and Chief Executive Officer

[PRELIMINARY COPY—SUBJECT TO COMPLETION]

PLEASE MARK VOTES
AS SHOWN IN THIS EXAMPLE: ☒

	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” NOMINEES IN PROPOSAL 1.
PROPOSAL 1. Election of Directors. Nominees: 01 Richard Berman 02 Dr. Robert Hariri, M.D., Ph.D. 03 Dr. Ramkumar Mandalam, Ph.D. 04 Jerrell W. Shelton 05 Edward J. Zecchini	☐	☐	☐	To withhold authority to vote for any one or more individual nominee(s), mark “FOR ALL EXCEPT” and write that nominee(s) number(s) on the line below:

___________________

	FOR	AGAINST	ABSTAIN
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 2, 3, 4 AND 5.
PROPOSAL 2. To ratify the Audit Committee’s selection of KMJ Corbin & Company LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017.	☐	☐	☐

PROPOSAL 3.

To approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the potential issuance of more than 20% of the Company’s issued and outstanding common stock in connection with the Company’s warrant exchange offer transaction.

	☐	☐	☐
PROPOSAL 4. To approve, on an advisory basis, the compensation of the named executive officers, as disclosed in our Proxy Statement for the 2016 Annual Meeting of Stockholders.	☐	☐	☐
PROPOSAL 5. To approve the adjournment of the meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the meeting to approve Proposal 3.	☐	☐	☐

By my signature below, I confer to the named proxies discretionary authority on any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

____________________________ Signature	____________________________ Date	____________________________ Signature	____________________________ Date

NOTE: Please sign as name appears on this proxy. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full titles as such.

[PRELIMINARY COPY—SUBJECT TO COMPLETION]

YOUR VOTE IS IMPORTANT!
PLEASE VOTE

CRYOPORT, INC.

This Proxy is Solicited on Behalf of the Board of Directors
For the 2016 Annual Meeting of Stockholders
To Be Held Wednesday, September 21, 2016, at 10 a.m. Pacific Time

The undersigned hereby appoints Robert S. Stefanovich with full power of substitution, attorneys and proxies to represent the undersigned at the annual meeting of stockholders of CRYOPORT, INC. to be held on September 21, 2016 and at any adjournment or postponement thereof, with all the power which the undersigned would possess if personally present and to vote, as specified on the reverse side, all shares of capital stock which the undersigned may be entitled to vote at said meeting.

SUBJECT TO THE RULES OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4 AND 5, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT AND IN THE DISCRETION OF THE PERSON NAMED ABOVE IN ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THOSE INSTRUCTIONS.

YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE VOTE AT THE ANNUAL MEETING. PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy

Annex A

Cryoport, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

	June 30,	March 31,
	2016	2016
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$4,525,720	$2,792,526
Accounts receivable, net of allowance for doubtful accounts of $20,900 and $22,100, respectively	1,015,265	1,020,999
Inventories	83,544	69,801
Prepaid expenses and other current assets	288,955	248,729
Total current assets	5,913,484	4,132,055
Property and equipment, net	1,410,349	1,319,741
Intangible assets, net	4,860	8,581
Deposits	363,403	363,403
Total assets	$7,692,096	$5,823,780
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and other accrued expenses	$1,366,543	$1,271,926
Accrued compensation and related expenses	376,844	508,754
Related-party notes payable and accrued interest, net of discount of $18,700 and $24,900, respectively	863,557	392,898
Total current liabilities	2,606,944	2,173,578
Related-party notes payable, net of current portion	—	554,275
Total liabilities	2,606,944	2,727,853

Commitments and contingencies
Stockholders’ Equity:
Preferred stock, $0.001 par value; 2,500,000 shares authorized:
Class A convertible preferred stock — $0.001 par value; 800,000 shares authorized; none issued and outstanding	—	—
Class B convertible preferred stock — $0.001 par value; 585,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized; 15,120,479 and 12,251,313 issued and outstanding at June 30, 2016 and March 31, 2016, respectively	15,121	12,251
Additional paid-in capital	122,135,591	116,214,522
Accumulated deficit	(117,065,560)	(113,130,846)
Total stockholders’ equity	5,085,152	3,095,927
Total liabilities and stockholders’ equity	$7,692,096	$5,823,780

See accompanying notes to condensed consolidated financial statements.

1

Cryoport, Inc. and Subsidiary

Condensed Consolidated Statements of Operations

(unaudited)

	For the Three Months Ended June 30,
	2016	2015
Revenues	$1,917,566	$1,431,063
Cost of revenues	1,135,616	943,151
Gross margin	781,950	487,912
Operating costs and expenses:
General and administrative	1,429,768	1,141,748
Sales and marketing	1,195,638	884,609
Research and development	135,799	77,724
Total operating costs and expenses	2,761,205	2,104,081
Loss from operations	(1,979,255)	(1,616,169)
Other expense:
Interest expense	(21,242)	(303,800)
Warrant repricing expense	(1,929,818)	—
Other expense, net	(1,915)	(975)
Loss before provision for income taxes	(3,932,230)	(1,920,944)
Provision for income taxes	(2,484)	(3,320)
Net loss	(3,934,714)	(1,924,264)
Preferred stock beneficial conversion charge	—	(4,474,348)
Undeclared cumulative preferred dividends	—	(208,490)
Net loss attributable to common stockholders	$(3,934,714)	$(6,607,102)
Net loss per share attributable to common stockholders – basic and diluted	$(0.28)	$(1.31)
Weighted average shares outstanding – basic and diluted	14,199,742	5,055,649

See accompanying notes to condensed consolidated financial statements.

2

Cryoport, Inc. and Subsidiary

Condensed Consolidated Statements of Cash Flows

(unaudited)

	For the Three Months Ended June 30,
	2016	2015
Cash Flows From Operating Activities:
Net loss	$(3,934,714)	$(1,924,264)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	97,847	45,673
Amortization of debt discounts and deferred financing costs	6,197	286,133
Stock-based compensation expense	749,196	480,377
Warrant repricing expense	1,929,818	—
Loss on disposal of property and equipment	9,123	—
Provision for bad debt	7,425	3,340
Changes in operating assets and liabilities:
Accounts receivable	(1,691)	(171,077)
Inventories	(13,743)	(35,124)
Other assets	(16,022)	(25,192)
Accounts payable and other accrued expenses	(160,477)	(247,509)
Accrued compensation and related expenses	(131,910)	(285,460)
Accrued interest	9,018	(1,186)
Net cash used in operating activities	(1,449,933)	(1,874,289)
Cash Flows From Investing Activities:
Purchases of property and equipment	(193,857)	(109,615)
Net cash used in investing activities	(193,857)	(109,615)
Cash Flows From Financing Activities:
Proceeds from the tender offer, net of offering costs	2,290,447	—
Proceeds from the rights offering, net of offering costs	1,185,368	—
Proceeds from the issuance of Class A and Class B convertible preferred stock, net of offering costs	—	3,896,678
Proceeds from exercise of stock options and warrants	—	10,881
Repayment of notes payable	—	(741,377)
Payment for deferred offering costs	—	(89,545)
Repayment of related-party notes payable	(98,831)	(112,000)
Net cash provided by financing activities	3,376,984	2,964,637
Net change in cash and cash equivalents	1,733,194	980,733
Cash and cash equivalents — beginning of period	2,792,526	1,405,186
Cash and cash equivalents — end of period	$4,525,720	$2,385,919
Supplemental Disclosure of Non-Cash Financing Activities:
Offering costs in connection with tender offer included in accounts payable and other accrued expenses	$46,200	$—
Offering costs in connection with rights offering included in accounts payable and other accrued expenses	$184,690	$—
Offering costs for future financing included in prepaid expenses and other current assets and accounts payable and other accrued expenses	$24,204	$—
Deferred offering costs in connection with secondary public offering included in accounts payable and other accrued expenses	$—	$51,153
Accretion of convertible preferred stock beneficial conversion feature and relative fair value of warrants issued in connection with the convertible preferred stock units to accumulated deficit	$—	$4,474,348

See accompanying notes to condensed consolidated financial statements.

3

Cryoport, Inc. and Subsidiary

Notes to Condensed Consolidated Financial Statements

For the Three Months Ended June 30, 2016 and 2015

(Unaudited)

Note 1. Management’s Representation and Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared by Cryoport, Inc. (the “Company”, “our” or “we”) in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, and pursuant to the instructions to Form 10-Q and Article 8 of Regulation S-X promulgated by the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statement presentation. However, the Company believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments (consisting primarily of normal recurring accruals) considered necessary for a fair presentation have been included.

Operating results for the three months ended June 30, 2016 are not necessarily indicative of the results that may be expected for the year ending March 31, 2017. The unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016.

The Company has evaluated subsequent events through the date of this filing, and determined that no subsequent events have occurred that would require recognition in the unaudited condensed consolidated financial statements or disclosure in the notes thereto other than as disclosed in the accompanying notes.

Note 2. Nature of the Business

Cryoport is the premier provider of cryogenic logistics solutions to the life sciences industry through its purpose-built proprietary packaging, information technology and specialized cold chain logistics expertise. The Company provides leading edge logistics solutions for biologic materials, such as immunotherapies, stem cells, CAR-T cells and reproductive cells for clients worldwide. Leading global companies, such as FedEx, UPS and DHL have each separately selected Cryoport as the preferred cryogenic logistics provider for time- and temperature-sensitive biological material.  Cryoport actively supports points-of-care, contract research organizations, central laboratories, pharmaceutical companies, contract manufacturers and university researchers.

The Company is a Nevada corporation and its common stock is traded on the NASDAQ Capital Market exchange under the ticker symbol “CYRX.”

Going Concern

The condensed consolidated financial statements have been prepared using the accrual method of accounting in accordance with U.S. GAAP and have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. We have sustained operating losses since our inception and have used substantial amounts of working capital in our operations. At June 30, 2016, we had an accumulated deficit of $117.1 million. During the three months ended June 30, 2016, we used cash in operations of $1.4 million and had a net loss of $3.9 million.

We expect to continue to incur substantial additional operating losses from costs related to the commercialization of our Cryoport Express® Solutions and do not expect that revenues from operations will be sufficient to satisfy our funding requirements in the near term. We believe that our cash resources at June 30, 2016 and revenues generated from our services will be sufficient to sustain our planned operations through the third quarter of fiscal year 2017; however, we must obtain additional capital to fund operations thereafter and for the achievement of sustained profitable operations. These factors raise substantial doubt about our ability to continue as a going concern. We are currently working on funding alternatives in order to secure sufficient operating capital to allow us to continue to operate as a going concern.

Future capital requirements will depend upon many factors, including the success of our commercialization efforts and the level of customer adoption of our Cryoport Express® Solutions as well as our ability to establish additional collaborative arrangements. We cannot make any assurances that the sales ramp will lead to achievement of sustained profitable operations or that any additional financing will be completed on a timely basis and on acceptable terms or at all. Management’s inability to successfully achieve significant revenue increases or implement cost reduction strategies or to complete any other financing will adversely impact our ability to continue as a going concern. To address this issue, we are seeking additional capitalization to properly fund our efforts to become a self-sustaining financially viable entity.

4

Note 3. Summary of Significant Accounting Policies

Principles of Consolidation

The condensed consolidated financial statements include the accounts of Cryoport, Inc. and its wholly owned subsidiary, Cryoport Systems, Inc. All intercompany accounts and transactions have been eliminated.

Reclassification

Certain prior period financial statement amounts have been reclassified to conform to the current period presentation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from estimated amounts. The Company’s significant estimates include the allowance for doubtful accounts, recoverability of long-lived assets, allowance for inventory obsolescence, deferred taxes and their accompanying valuations, and valuation of equity instruments and conversion features.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, related-party notes payable, accounts payable and accrued expenses. The carrying value for all such instruments, except for related-party notes payable, approximates fair value at June 30, 2016 and March 31, 2016 due to their short-term nature. The difference between the fair value and recorded values of the related-party notes payable is not significant.

Cash and Cash Equivalents

The Company considers highly liquid investments with original maturities of 90 days or less to be cash equivalents.

Customers

The Company grants credit to customers within the U.S. and to a limited number of international customers and does not require collateral. Revenues from international customers are generally secured by advance payments except for a limited number of established foreign customers. The Company generally requires advance or credit card payments for initial revenues from new customers. The Company’s ability to collect receivables is affected by economic fluctuations in the geographic areas and industries served by the Company. Reserves for uncollectible amounts are provided based on past experience and a specific analysis of the accounts, which management believes is sufficient. Accounts receivable at June 30, 2016 and March 31, 2016 are net of reserves for doubtful accounts of $20,900 and $22,100, respectively. Although the Company expects to collect amounts due, actual collections may differ from the estimated amounts.

The Company’s customers are in the biotechnology, pharmaceutical and life science industries. Consequently, there is a concentration of accounts receivable within these industries, which is subject to normal credit risk. At June 30, 2016 and March 31, 2016, there was one customer that accounted for 14.4% and 25.5% of net accounts receivable, respectively. No other single customer owed us more than 10% of net accounts receivable at June 30, 2016 and March 31, 2016.

The Company has revenue from foreign customers primarily in Europe, Japan, Canada, India and Australia. During the three months ended June 30, 2016 and 2015, the Company had revenues from foreign customers of approximately $314,700 and $187,900, respectively, which constituted approximately 16.4% and 13.2% of total revenues, respectively.

For the three months ended June 30, 2016, there were no customers that generated over 10% of total revenues. For the three months ended June 30, 2015, there was one customer that accounted for 18.1% of total revenues. No other single customer generated over 10% of total revenues during the three months ended June 30, 2015.

5

Inventories

The Company’s inventories consist of packaging materials and accessories that are sold to customers. Inventories are stated at the lower of cost or current estimated market value. Cost is determined using the standard cost method which approximates the first-in, first-to-expire method. Inventories are reviewed periodically for slow-moving or obsolete status. The Company writes down the carrying value of its inventories to reflect situations in which the cost of inventories is not expected to be recovered. Once established, write-downs of inventories are considered permanent adjustments to the cost basis of the obsolete or excess inventories. Raw materials and finished goods include material costs less reserves for obsolete or excess inventories. The Company evaluates the current level of inventories considering historical trends and other factors, and based on the evaluation, records adjustments to reflect inventories at its net realizable value. These adjustments are estimates, which could vary significantly from actual results if future economic conditions, customer demand, competition or other relevant factors differ from expectations. These estimates require us to make assessments about future demand for the Company’s products in order to categorize the status of such inventories items as slow-moving, obsolete or in excess-of-need. These estimates are subject to the ongoing accuracy of the Company’s forecasts of market conditions, industry trends, competition and other factors.

Property and Equipment

The Company provides shipping containers to its customers and charges a fee in exchange for the use of the container. The Company’s arrangements are similar to the accounting standard for leases since they convey the right to use the container over a period of time. The Company retains the title to the containers and provides its customers the use of the container for a specific shipping cycle. At the culmination of the customer’s shipping cycle, the container is returned to the Company. As a result, the Company classifies the containers as property and equipment for the per-use container program.

Property and equipment are recorded at cost. Cryogenic shippers and data loggers, which comprise of 38% and 35% of the Company’s net property and equipment balance at June 30, 2016 and March 31, 2016, respectively, are depreciated using the straight-line method over their estimated useful lives of three years. Equipment and furniture are depreciated using the straight-line method over their estimated useful lives (generally three to seven years) and leasehold improvements are amortized using the straight-line method over the estimated useful life of the asset or the lease term, whichever is shorter. Equipment acquired under capital leases is amortized over the estimated useful life of the assets or term of the lease, whichever is shorter and included in depreciation and amortization expense.

Betterments, renewals and extraordinary repairs that extend the lives of the assets are capitalized; other repairs and maintenance charges are expensed as incurred. The cost and related accumulated depreciation and amortization applicable to assets retired are removed from the accounts, and the gain or loss on disposition is recognized in the condensed consolidated statements of operations.

Intangible Assets

Intangible assets are comprised of patents and trademarks and software development costs. The Company capitalizes costs of obtaining patents and trademarks, which are amortized, using the straight-line method over their estimated useful life of five years once the patent or trademark has been issued. The Company capitalizes certain costs related to software developed for internal use. Software development costs incurred during the preliminary or maintenance project stages are expensed as incurred, while costs incurred during the application development stage are capitalized and amortized using the straight-line method over the estimated useful life of the software, which is five years. Capitalized costs include purchased materials and costs of services including the valuation of warrants issued to consultants.

Long-lived Assets

If indicators of impairment exist, we assess the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through undiscounted future operating cash flows. If impairment is indicated, we measure the amount of such impairment by comparing the fair value to the carrying value. We believe the future cash flows to be received from the long-lived assets will exceed the assets’ carrying value, and accordingly, we have not recognized any impairment losses through June 30, 2016.

Deferred Financing Costs

Deferred financing costs represent costs incurred in connection with the issuance of notes payable and equity financings. Deferred financing costs related to the issuance of debt are amortized over the term of the financing instrument using the effective interest method while offering costs from equity financings are netted against the gross proceeds received from the equity financings. Offering costs incurred for future financings as of June 30, 2016 are included in prepaid expenses and other current assets in the accompanying condensed consolidated balance sheet.

6

Conversion Features

If a conversion feature of convertible debt is not accounted for as a derivative instrument and provides for a rate of conversion that is below market value, this feature is characterized as a beneficial conversion feature (“BCF”). A BCF is recorded by the Company as a debt discount. The convertible debt is recorded net of the discount related to the BCF. The Company amortizes the discount to interest expense over the life of the debt using the effective interest rate method.

Preferred stock is convertible to common stock at a rate of conversion that is below market value, therefore, this feature is characterized as a BCF. The Company records this BCF as a discount to the preferred stock and accretes the discount to accumulated deficit as a deemed dividend through the earliest conversion date or upon issuance if the preferred stock can be immediately converted

Income Taxes

The Company accounts for income taxes under the provision of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740, Income Taxes, or ASC 740. As of June 30, 2016 and March 31, 2016, there were no unrecognized tax benefits included in the accompanying condensed consolidated balance sheets that would, if recognized, affect the effective tax rates.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. Based on the weight of available evidence, the Company’s management has determined that it is more likely than not that the net deferred tax assets will not be realized. Therefore, the Company has recorded a full valuation allowance against the net deferred tax assets. The Company’s income tax provision consists of state minimum taxes.

The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company had no accrual for interest or penalties on its condensed consolidated balance sheets at June 30, 2016 and March 31, 2016 and has not recognized interest and/or penalties in the condensed consolidated statements of operations for the three months ended June 30, 2016 and 2015. The Company is subject to taxation in the U.S. and various state jurisdictions. As of June 30, 2016, the Company is no longer subject to U.S. federal examinations for years before 2012 and for California franchise and income tax examinations for years before 2011. However, to the extent allowed by law, the taxing authorities may have the right to examine prior periods where net operating losses were generated and carried forward, and make adjustments up to the amount of the net operating loss carry forward amount. The Company is not currently under examination by U.S. federal or state jurisdictions.

Revenue Recognition

The Company provides shipping containers to its customers and charges a fee in exchange for the use of the container. The Company’s arrangements are similar to the accounting standard for leases since they convey the right to use the containers over a period of time. The Company retains title to the containers and provides its customers the use of the container for a specified shipping cycle. At the culmination of the customer’s shipping cycle, the container is returned to the Company.

The Company recognizes revenue for the use of the shipper at the time of the delivery of the shipper to the end user of the enclosed materials, and at the time that collectability is reasonably certain. Revenue is based on gross amounts, net of discounts and allowances.

The Company also provides logistics support and management to some customers, which may include onsite logistics personnel. Revenue is recognized for these services as services are rendered and at the time that collectability is reasonably certain.

Accounting for Shipping and Handling Revenue, Fees and Costs

The Company classifies amounts billed for shipping and handling as revenue. Shipping and handling fees and costs are included in cost of revenues in the accompanying condensed consolidated statements of operations.

7

Research and Development Expenses

Expenditures relating to research and development are expensed in the period incurred.

Stock-Based Compensation

The Company accounts for stock-based payments to employees and directors in accordance with stock-based payment accounting guidance which requires all stock-based payments to employees and directors, including grants of employee stock options and warrants, to be recognized based upon their fair values. The fair value of stock-based awards is estimated at the grant date using the Black-Scholes Option Pricing Model (“Black-Scholes”) and the portion that is ultimately expected to vest is recognized as compensation cost over the requisite service period. The determination of fair value using Black-Scholes is affected by the Company’s stock price as well as assumptions regarding a number of complex and subjective variables, including expected stock price volatility, risk-free interest rate, expected dividends and projected employee stock option exercise behaviors.

Since stock-based compensation is recognized only for those awards that are ultimately expected to vest, the Company has applied an estimated forfeiture rate to unvested awards for the purpose of calculating compensation cost. These estimates will be revised, if necessary, in future periods if actual forfeitures differ from estimates. Changes in forfeiture estimates impact compensation cost in the period in which the change in estimate occurs. The estimated forfeiture rates at June 30, 2016 and March 31, 2016 were zero as the Company has not had a significant history of forfeitures and does not expect significant forfeitures in the future.

Cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for options or warrants are classified as financing cash flows. Due to the Company’s loss position, there were no such tax benefits during the three months ended June 30, 2016 and 2015.

The Company’s stock-based compensation plans are discussed further in Note 7.

Equity Instruments Issued to Non-Employees for Acquiring Goods or Services

Issuances of the Company’s common stock for acquiring goods or services are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The measurement date for the fair value of the equity instruments issued to consultants or vendors is determined at the earlier of (i) the date at which a commitment for performance to earn the equity instruments is reached (a “performance commitment” which would include a penalty considered to be of a magnitude that is a sufficiently large disincentive for nonperformance) or (ii) the date at which performance is complete. When it is appropriate for the Company to recognize the cost of a transaction during financial reporting periods prior to the measurement date, for purposes of recognition of costs during those periods, the equity instrument is measured at the then-current fair values at each of those interim financial reporting dates.

Basic and Diluted Net Income (Loss) Per Share

We calculate basic and diluted net income (loss) per share attributable to common stockholders using the weighted average number of common shares outstanding during the periods presented, and adjust the amount of net income (loss) used in this calculation for deemed preferred stock dividends and cumulative preferred stock dividends, whether they are earned or not during the period. In periods of a net loss position, basic and diluted weighted average shares are the same. For the diluted earnings per share calculation, we adjust the weighted average number of common shares outstanding to include dilutive stock options, warrants and shares associated with the conversion of convertible debt and convertible preferred stock outstanding during the periods. As of June 30, 2016 and March 31, 2016, the Company had no cumulative, undeclared, dividends that have not been accrued related to its preferred stock. During the three months ended June 30, 2016 and 2015, undeclared dividends totaling $0 and $208,500, respectively, were added to the net loss on the condensed consolidated statements of operations in order to calculate net loss per share attributable to common stockholders.

The following shows the amounts used in computing net loss per share for the three months ended June 30:

	Three Months Ended June 30,
	2016	2015
Net loss	$(3,934,714)	$(1,924,264)
Add:
Preferred stock beneficial conversion charge	—	(4,474,348)
Undeclared cumulative preferred dividends	—	(208,490)
Net loss attributable to common stockholders	$(3,934,714)	$(6,607,102)
Weighted average common shares issued and outstanding - basic and diluted	14,199,742	5,055,649
Basic and diluted net loss per share attributable to common stockholders	$(0.28)	$(1.31)

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The following table sets forth the number of shares excluded from the computation of diluted loss per share, as their inclusion would have been anti-dilutive:

	Three Months Ended June 30,
	2016	2015
Class A convertible preferred stock	—	1,136,875
Class B convertible preferred stock	—	1,336,428
Stock options	109,078	770,558
Warrants	1,498	1,102,365
	110,576	4,346,226

Segment Reporting

We currently operate in one reportable segment and our Chief Executive Officer is the chief operating decision maker.

Fair Value Measurements

We measure fair value based on the prices that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are based on a three-tier hierarchy that prioritizes the inputs used to measure fair value. These tiers include the following:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that are accessible at the measurement date. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data. These inputs include quoted prices for similar assets or liabilities; quoted market prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, we utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, as well as consider counterparty credit risk in the assessment of fair value.

We have no assets or liabilities that are required to be measured at fair value on a recurring basis as of June 30, 2016 and March 31, 2016.

Foreign Currency Transactions

We record foreign currency transactions at the exchange rate prevailing at the date of the transaction with resultant gains and losses being included in results of operations. Foreign currency transaction gains and losses have not been significant for any of the periods presented.

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standard Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers”. ASU 2014-09 supersedes the revenue recognition requirements in FASB Topic 605, "Revenue Recognition". The ASU implements a five-step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards. The amendment also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. Other major provisions include the capitalization and amortization of certain contract costs, ensuring the time value of money is considered in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. In August 2015, the FASB issued ASU No. 2015-14 which deferred the effective date by one year for public entities and others. The amendments in this ASU are effective for interim and annual periods beginning after December 15, 2017 for public business entities, certain not-for-profit entities, and certain employee benefit plans. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. Management has not selected a transition method and is currently assessing the impact the adoption of ASU 2014-09 will have on our condensed consolidated financial statements.

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In July 2015, the FASB issued ASU No. 2015-11, “Simplifying the Measurement of Inventory”. The amendments in this update apply to inventory that is measured using first-in, first-out (FIFO) or average cost. They do not apply to inventory that is measured using last-in, first-out (LIFO) or the retail inventory method. Other than the change in the subsequent measurement guidance from the lower of cost or market to the lower of cost and net realizable value for inventory within the scope of this update, there are no other substantive changes to the guidance on measurement of inventory. The amendments in this update more closely align the measurement of inventory in International Financial Reporting Standards (IFRS) and are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. Management is currently assessing the impact the adoption of ASU 2015-11 will have on our condensed consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements-Going Concern”. Currently, there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this ASU are effective for the reporting periods beginning after December 15, 2016 and early application is permitted. Management is currently assessing the impact the adoption of ASU 2014-15 will have on our condensed consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases”, which provides for a comprehensive change to lease accounting. The new standard requires that a lessee recognize a lease obligation liability and a right-to-use asset for virtually all leases of property, plant and equipment, subsequently amortized over the lease term. The new standard is effective for fiscal years beginning after December 15, 2018, with a modified retrospective transition. Management is currently evaluating the impact this standard will have on our condensed consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” which simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. Management is currently evaluating the impact this standard will have on our condensed consolidated financial statements.

Note 4. Related-Party Transactions

As of June 30, 2016 and March 31, 2016, the Company had aggregate principal balances of $867,200 and $996,000, respectively, in outstanding unsecured indebtedness owed to five related parties, including four former members of the Board of Directors, representing working capital advances made to the Company from February 2001 through March 2005.

Related-Party Notes Payable

On March 1, 2016, we entered into definitive agreements with Patrick Mullens, M.D., Maryl Petreccia and Jeffrey Dell, M.D. to amend and restate the outstanding notes pursuant to certain Second Amended and Restated Promissory Notes dated as of February 29, 2016 (the “Amended and Restated Notes”). As of June 30, 2016, the three note holders had outstanding principal balances of $403,300, $240,000 and $188,000, respectively. The Amended and Restated Notes increased the interest rate to 7% per annum, extended the term to April 1, 2017, and modified the repayment provisions to provide for (i) repayment on March 1, 2016 of the outstanding amount of interest accrued through February 29, 2016, (ii) repayment of 10% of the original principal balance and accrued interest of such notes on a quarterly basis commencing April 1, 2016, and (iii) payment of the remaining outstanding balance on April 1, 2017. In addition, we issued such note holders warrants for the purchase of 11,910, 7,088, and 5,553 shares, respectively, of our common stock at an exercise price of $1.88 per share, immediately exercisable and expiring on April 1, 2019. The Company also agreed to reimburse up to $5,000 of legal fees incurred by the note holders. The relative fair value of the warrants issued in March 2016 of $26,900 was recorded as a debt discount and is being amortized to interest expense using the straight-line method which approximates the effective interest method over the term of the related-party notes. During the three months ended June 30, 2016, $6,200 of the debt discount was amortized to interest expense.

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One note issued to Raymond Takahashi, M.D., was exchanged for (i) a new promissory note with an original principal amount equal to the outstanding principal and interest of the original note, and (ii) a warrant to purchase 1,490 shares of the Company’s common stock at an exercise price of $6.00 per share, exercisable on February 20, 2015 and expiring on February 19, 2018. The new note, which as of June 30, 2016 had an outstanding principal balance of $35,800, required interest payments on a calendar quarterly basis and payment of all outstanding principal and accrued interest on the maturity date, which was March 1, 2016. On March 1, 2016, we entered into a verbal agreement to extend the term of the related-party note to April 1, 2016. On April 1, 2016, we entered into a definitive agreement to amend and extend the term of the note to July 1, 2016. The note was repaid on July 1, 2016.

Related-party interest expense under these notes was $15,000 and $14,400 for the three months ended June 30, 2016 and 2015, respectively. Accrued interest, which is included in related-party notes payable in the accompanying condensed consolidated balance sheets, amounted to $15,000 and $6,100 as of June 30, 2016 and March 31, 2016, respectively.

One note issued to Marc Grossman, M.D., as amended, provided for interest at a rate of 6% per annum commencing on March 13, 2015; however, no interest payments were due if no event of default occurred and if the Company (i) complied with its regular payment obligations, reimbursed the payee for attorneys’ fees in connection with the negotiation of the note amendment, up to a maximum amount of $1,000, on the later of (A) March 13, 2015, or (B) three (3) days after receiving written notice from the payee of the amount of attorneys’ fees incurred by payee, and (iii) the Company immediately paid all unpaid amounts due and payable in full before the earlier of May 1, 2016 or at the same time that payee(s) of any other promissory note(s) with the Company that were issued in 2005 are paid in full before May 1, 2016. All principal and interest under the original note, as amended by the note amendment, was due and payable by May 1, 2016. The note required monthly payments of $20,000, except for the month of June 2015, where the monthly payment was $72,000. The note was repaid in full in April 2016.

Note 5. Commitments and Contingencies

Facility and Equipment Leases

We lease 27,600 square feet of corporate, research and development, and warehouse facilities in Irvine, California under an operating lease expiring February 28, 2023, subject to our option to extend the lease for two additional five-year periods. The initial base rent is approximately $24,700 per month. This lease agreement contains certain scheduled annual rent increases which are accounted for on a straight-line basis. We also lease certain office equipment which expires in March 2018.

Employment Agreements

We have entered into employment agreements with certain of our officers under which payment and benefits would become payable in the event of termination by us for any reason other than cause, or upon a change in control of our Company, or by the employee for good reason.

Consulting and Engineering Services

On September 16, 2015, the Company entered into the Purchase and Sale Agreement (the “Purchase and Sale Agreement”), by and between KLATU Networks, LLC (“KLATU”) and the Company. Pursuant to the Purchase and Sale Agreement, the Company purchased from KLATU certain intellectual property and intellectual property rights related to the Company’s CryoportalTM logistics management platform (the “Developed Technology”), which KLATU previously developed for and licensed to the Company pursuant to the Master Consulting and Engineering Services Agreement, by and between KLATU and the Company, dated October 9, 2007 (as amended, the “Master Consulting and Engineering Services Agreement”). As full compensation for the sale and assignment of the Developed Technology from KLATU to the Company, the Company paid KLATU an aggregate amount of $400,000 in two equal installments of $200,000.

Concurrently with entering into the Purchase and Sale Agreement, on September 16, 2015, the Company and KLATU entered into the Amended and Restated Master Consulting and Engineering Services Agreement (the “Amended and Restated Master Consulting and Engineering Services Agreement”) to amend and restate the Master Consulting and Engineering Services Agreement. The Amended and Restated Master Consulting and Engineering Services Agreement provides a framework for KLATU to perform certain consulting, software and hardware engineering development services as mutually agreed upon and further set forth in one or more Statements of Work (as defined in the Amended and Restated Master Consulting and Engineering Services Agreement). To ensure the availability of KLATU personnel to perform services pursuant to the Amended and Restated Master Consulting and Engineering Services Agreement, the Company agreed to pay KLATU a minimum of $25,000 per month for services fees, which may be carried forward as advance payment for future services under certain conditions. The initial term of the agreement is until December 31, 2017 and will thereafter automatically renew for subsequent one year terms, unless notice of termination is given.

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Consulting fees for services provided by KLATU were $82,700 and $74,300 for the three months ended June 30, 2016 and 2015, respectively.

Litigation

The Company may become a party to product litigation in the normal course of business. The Company accrues for open claims based on its historical experience and available insurance coverage. In the opinion of management, there are no legal matters involving the Company that would have a material adverse effect upon the Company’s consolidated financial condition or results of operations.

Indemnities and Guarantees

The Company has made certain indemnities and guarantees, under which it may be required to make payments to a guaranteed or indemnified party, in relation to certain actions or transactions. The guarantees and indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not been obligated nor incurred any payments for these obligations and, therefore, no liabilities have been recorded for these indemnities and guarantees in the accompanying condensed consolidated balance sheets.

The Company indemnifies its directors, officers, employees and agents, as permitted under the laws of the States of California and Nevada. In connection with its facility lease, the Company has indemnified its lessor for certain claims arising from the use of the facility. The duration of the guarantees and indemnities varies, and is generally tied to the life of the agreement.

Note 6. Stockholders’ Equity

Authorized Stock

The Company has 50,000,000 authorized shares of common stock with a par value of $0.001 per share which were increased in November 2015 upon approval from our stockholders from 20,833,333 authorized shares. In September 2011, our stockholders approved an amendment to the Amended and Restated Articles of Incorporation to authorize a class of undesignated or "blank check" preferred stock, consisting of 2,500,000 shares at $0.001 par value per share. Shares of preferred stock may be issued in one or more series, with such rights, preferences, privileges and restrictions to be fixed by the Board of Directors. In May 2014, the Company filed with the Secretary of State of the State of Nevada a Certificate of Designation which designated 800,000 shares of the Company's previously authorized preferred stock, par value $0.001, as Class A Convertible Preferred Stock. In February 2015, the Company filed with the Secretary of State of the State of Nevada a Certificate of Designation which designated 400,000 shares of the Company’s previously authorized preferred stock, par value $0.001, as Class B Convertible Preferred Stock. In April 2015, the Company filed with the Secretary of State of the State of Nevada an Amendment to the Certificate of Designation to increase the number shares of Class B Convertible Preferred Stock from 400,000 shares to 585,000 shares.

Common Stock Issued for Services

During the three months ended June 30, 2016, 6,696 shares of common stock with a fair value of $15,000 were issued to two members of the board of directors as compensation for services.

Common Stock Reserved for Future Issuance

As of June 30, 2016, approximately 14.0 million shares of common stock were issuable upon conversion or exercise of rights granted under prior financing arrangements, stock options and warrants, as follows:

Exercise of stock options	4,696,919
Exercise of warrants	9,310,462
Total shares of common stock reserved for future issuances	14,007,381

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Tender Offer

On April 7, 2016, we completed our tender offer with respect to certain warrants to purchase up to 2,448,000 shares of common stock of the Company (the “Offer”).

Pursuant to the Offer, warrants to purchase 2,020,597 shares of the Company’s common stock were tendered by holders of warrants and were amended ( the “Amended Warrants”) and exercised in connection therewith, resulting in the issuance by the Company of an aggregate of 2,020,597 shares of its common stock (the “Exercise Shares”) for aggregate gross proceeds of $2.5 million.

The warrants of holders who elected to participate in the Offer were amended to: (i) reduce the exercise price to $1.25 per share; and (ii) shorten the exercise period to expire concurrently with the expiration date of April 7, 2016 (the “Expiration Date”). In addition, such holders also agreed: (A) to not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of the Exercise Shares without the prior written consent of the Company for a period of sixty (60) days after the Expiration Date (the “Lock-Up Period”); and (B) acting alone or with others, to not effect any purchases or sales of any securities of the Company in any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any type of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) or similar arrangements, or sales or other transactions through non-U.S. broker dealers or foreign regulated brokers through the expiration of the Lock-Up Period.

The Amended Warrants also provide that, on or prior to June 30, 2016, the Company was required to prepare and file with the SEC a registration statement on Form S-1 covering resales of the Exercise Shares. In addition, the Company was required to use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC. The Company filed the Form S-1 on June 30, 2016. In connection with this offering, the Company incurred $281,500 in offering costs that have been offset against the proceeds from this offering.

Emergent Financial Group, Inc. (“Emergent”) served as the Company’s solicitation agent and earned a commission of 7% of certain gross proceeds received pursuant to the Offer. In connection with the issuance, the Company granted Emergent warrants to purchase 178,232 shares of common stock at an exercise price of $2.04. The warrants will expire in April 2021.

As a result of reducing the exercise price of certain warrants in connection with the Offer, a warrant repricing expense of $1.9 million was incurred which was determined using Black-Scholes method and was calculated as the difference between the fair value of the warrant prior to, and immediately after, the reduction in the exercise price on the date of repricing. Such amount is included in the accompanying condensed consolidated statement of operations for the three months ended June 30, 2016.

Rights Offering

On June 20, 2016, we completed our rights offering for gross proceeds of $1.3 million in subscriptions (including both basic and oversubscriptions) for 841,873 shares of common stock.

The rights offering was made through a distribution of non-transferable subscription rights to purchase one share of common stock for $1.55, which was 85% of the volume weighted average price per share of our common stock on NASDAQ for the five consecutive trading days immediately preceding and including May 31, 2016. The subscription rights were distributed to holders of our common stock and holders of our warrants as of the record date, May 31, 2016.

Under the terms of the offering, rights holders had the ability to oversubscribe, which entitled each rights holder that exercised their basic subscription privilege in full the right to purchase additional shares of common stock that remained unsubscribed at the expiration of the rights offering. In connection with this offering, the Company incurred $304,200 in offering costs that have been offset against the proceeds from this offering.

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Note 7. Stock-Based Compensation

Warrant Activity

We typically issue warrants to purchase shares of our common stock to investors as part of a financing transaction or in connection with services rendered by placement agents and consultants. Our outstanding warrants expire on varying dates through November 2021. A summary of warrant activity is as follows:

	Number of Shares	Weighted- Average Exercise Price/Share	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (1)
Outstanding — March 31, 2016	11,153,868	$4.50
Issued	178,232	2.04
Exercised	(2,020,597)	1.25
Forfeited	—	—
Expired	(1,041)	14.83
Outstanding — June 30, 2016	9,310,462	$4.27	3.7	$12,000
Vested (exercisable) — June 30, 2016	9,310,462	$4.27	3.7	$12,000

(1)	Aggregate intrinsic value represents the difference between the exercise price of the warrant and the closing market price of our common stock on June 30, 2016, which was $2.08 per share.

The intrinsic value of the warrants repriced and exercised during the three months ended June 30, 2016 was $1.9 million.

Stock Options

We have four stock incentive plans: the 2002 Stock Incentive Plan (the “2002 Plan”), the 2009 Stock Incentive Plan (the “2009 Plan”), the 2011 Stock Incentive Plan (the “2011 Plan”) and the 2015 Omnibus Equity Incentive Plan (the “2015 Plan”), (collectively, the “Plans”). The 2002 Plan, the 2009 Plan, and the 2011 Plan (the “Prior Plans”) have been superseded by the 2015 Plan. In October 2015, the stockholders approved the 2015 Plan for 5,000,000 shares. The Prior Plans will remain in effect until all awards granted under such Prior Plans have been exercised, forfeited, cancelled, or have otherwise expired or terminated in accordance with the terms of such awards, but no awards will be made pursuant to the Prior Plans after the effectiveness of the 2015 Plan. As of June 30, 2016, the Company had 2,260,529 shares available for future awards under the 2015 Plan.

We granted stock options at exercise prices equal to or greater than the quoted market price of our common stock on the grant date. The fair value of each option grant was estimated on the date of grant using Black-Scholes with the following weighted average assumptions:

Expected life (years)	6.0
Risk-free interest rate	1.4%
Volatility	117.8%
Dividend yield	0%

The expected option life assumption is estimated based on the simplified method. Accordingly, the Company has utilized the average of the contractual term of the options and the weighted average vesting period for all options to calculate the expected option term. The risk-free interest rate assumption is based upon observed interest rates appropriate for the expected term of our employee stock options. The expected volatility is based on the historical volatility of our stock commensurate with the expected life of the stock-based award. We do not anticipate paying dividends on the common stock in the foreseeable future.

We recognize stock-based compensation cost over the vesting period using the straight-line single option method. Stock-based compensation expense is recognized only for those awards that are ultimately expected to vest. An estimated forfeiture rate has been applied to unvested awards for the purpose of calculating compensation cost. The estimated forfeiture rate of 0% per year is based on the historical forfeiture activity of unvested stock options. These estimates are revised, if necessary, in future periods if actual forfeitures differ from the estimates. Changes in forfeiture estimates impact compensation cost in the period in which the change in estimate occurs.

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A summary of stock option activity is as follows:

	Number of Shares	Weighted- Average Exercise Price/Share	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (1)
Outstanding — March 31, 2016	3,999,325	$4.44
Granted (weighted-average fair value of $3.22 per share)	882,074	1.89
Exercised	—	—
Forfeited	(184,480)	4.00
Expired	—	—
Outstanding — June 30, 2016	4,696,919	$3.98	8.5	$296,600
Vested (exercisable) — June 30, 2016	1,492,395	$4.36	7.2	$20,300
Expected to vest after June 30, 2016 (unexercisable)	3,204,524	$3.80	2.9	$276,300

(1)	Aggregate intrinsic value represents the difference between the exercise price of the option and the closing market price of our common stock on June 30, 2016, which was $2.08 per share.

As of June 30, 2016, there was unrecognized compensation expense of $8.3 million related to unvested stock options, which we expect to recognize over a weighted average period of 2.9 years.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In the section below, the terms “Cryoport”, “Company” and similar terms refer to Cryoport, Inc., and its wholly owned subsidiary, Cryoport Systems, Inc.

The following management’s discussion and analysis of the Company’s financial condition and results of operations (“MD&A”) for the quarter ended June 30, 2016 is contained in the Company’s quarterly report on Form 10-Q as filed with the SEC on August 15, 2016 (the “10-Q”) and should be read in conjunction with the condensed consolidated balance sheet as of June 30, 2016 (unaudited) and the consolidated balance sheet as of March 31, 2016 (audited) and the related unaudited condensed consolidated statements of operations for the three months ended June 30, 2016 and 2015, and cash flows for the three months ended June 30, 2016 and 2015 and the related notes thereto, as well as the audited consolidated financial statements of the Company as of March 31, 2016 and 2015 and for the years then ended included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016 (see Appendix B).

This MD&A contains forward-looking statements that have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995 and concern matters that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. In some cases, you can identify these statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar words which are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Although we believe that our opinions and expectations reflected in the forward-looking statements are reasonable as of the date of the 10-Q, we cannot guarantee future results, levels of activity, performance or achievements, and our actual results may differ substantially from the views and expectations set forth in the 10-Q. You should be aware that these statements are projections or estimates as to future events and are subject to a number of factors that may tend to influence the accuracy of the statements. These forward-looking statements should not be regarded as a representation by the Company or any other person that the events or plans of the Company will be achieved. You should not unduly rely on these forward-looking statements, which speak only as of the date of the 10-Q. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of the 10-Q or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we file from time to time with the SEC, including those contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016, as filed with the SEC on June 28, 2016 and those reports filed after the date of the 10-Q. Actual results may differ materially from any forward looking statement.

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General Overview

Overview

We provide cryogenic logistics solutions to the life sciences industry through a combination of proprietary packaging, information technology and specialized cold chain logistics knowhow. We view our solutions as disruptive to the “older technologies” of dry ice and liquid nitrogen, in that our solutions are comprehensive and combine our competencies in configurations that are customized to our client’s requirements. We provide comprehensive, reliable, economic alternatives to all existing logistics solutions and services utilized for frozen shipping in the life sciences industry (e.g., personalized medicine, cell therapies, stem cells, cell lines, vaccines, diagnostic materials, semen, eggs, embryos, cord blood, bio-pharmaceuticals, infectious substances, and other commodities that require continuous exposure to cryogenic or frozen temperatures). As part of our services we provide the ability to monitor, record and archive crucial information for each shipment that can be used for scientific and regulatory purposes.

Our Cryoport Express® Solutions include a sophisticated cloud-based logistics operating platform, which is branded as the Cryoportal™. The Cryoportal™ supports the management of the entire shipment and logistics process through a single interface, including initial order input, document preparation, customs clearance, courier management, shipment tracking, issue resolution, and delivery. In addition, it provides unique and incisive information dashboards and validation documentation for every shipment. The Cryoportal™ records and retains a fully documented “chain-of-custody” and, at the client’s option, “chain-of-condition” for every shipment, helping ensure that quality, safety, efficacy, and stability of shipped commodities are maintained throughout the process. This recorded and archived information allows our clients to meet exacting requirements necessary for scientific work and for proof of regulatory compliance during the logistics phase.

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The branded packaging for our Cryoport Express® Solutions includes our liquid nitrogen dry vapor shippers, the Cryoport Express® Shippers. The Cryoport Express® Shippers are cost-effective and reusable cryogenic transport containers (our standard shipper is a patented vacuum flask) utilizing an innovative application of “dry vapor” liquid nitrogen (“LN2”) technology. Cryoport Express® Shippers are International Air Transport Association (“IATA”) certified and validated to maintain stable temperatures of minus 150° C and below for a 10-day dynamic shipment period. The Company currently features three Cryoport Express® Shippers: the Standard Dry Shipper (holding up to 75 2.0 ml vials), the High Volume Dry Shipper (holding up to 500 2.0 ml vials) and the recently introduced Cryoport Express® CXVC1 Shipper (holding up to 1,500 2.0 ml vials). In addition, we assist clients with internal secondary packaging (e.g., vials, canes, straws and plates).

Our most used solution is the “turnkey” solution, which can be accessed directly through our cloud-based Cryoportal™ or by contacting Cryoport Client Care for order entry. Once an order is placed and cleared, we ship a fully charged Cryoport Express® Shipper to the client who conveniently loads its frozen commodity into the inner chamber of the Cryoport Express® Shipper. The customer then closes the shipper package and reseals the shipping box displaying the next recipient’s address (“Flap A”) for pre-arranged carrier pick up. Cryoport arranges for the pick-up of the parcel by a shipping service provider, which is designated by the client or chosen by Cryoport, for delivery to the client’s intended recipient. The recipient simply opens the shipper package and removes the frozen commodity that has been shipped. The recipient then reseals the package, displaying the nearest Cryoport Staging Center address, making it ready for pre-arranged carrier pick-up. When the Cryoport Staging Center receives the Cryoport Express® Shipper, it is cleaned, put through quality assurance testing, and returned to inventory for reuse.

In late 2012, we shifted our focus to become a comprehensive cryogenic logistics solutions provider. Recognizing that clients in the life sciences industry have varying requirements, we unbundled our technologies, established customer facing solutions and took a consultative approach to the market. Today, in addition to our standard “Turn-key Solution,” described above, we also provide the following customer facing, value-added solutions to address our various clients’ needs:

•	“Customer Staged Solution,” designed for clients making 50 or more shipments per month. Under this solution, we supply an inventory of our Cryoport Express® Shippers to our customer, in an uncharged state, enabling our customer (after training/certification) to charge them with liquid nitrogen and use our Cryoportal™ to enter orders with shipping and delivery service providers for the transportation of the package.

•	“Customer Managed Solution,” a limited customer implemented solution, whereby we supply our Cryoport Express® Shippers to clients in a fully charged state, but leaving it to the client to manage the shipping, including the selection of the shipping and delivery service provider and the return of the shipper to us.

•	“powered by CryoportSM,” available to providers of shipping and delivery services who seek to offer a “branded” cryogenic logistics solution as part of their service offerings, with “powered by CryoportSM” appearing prominently on the offering software interface and packaging. This solution can also be private labeled upon meeting certain requirements, such as minimum required shipping volumes.

•	“Integrated Solution,” which is our total outsource solution. It is our most comprehensive solution and involves our management of the entire cryogenic logistics process for our client, including Cryoport employees at the client’s site to manage the client’s cryogenic logistics function in total.

•	“Regenerative Medicine Point-of-Care Repository Solution,” designed for allogeneic therapies. In this solution we supply our Cryoport Express® Shipper to ship and store cryogenically preserved life science products for up to six days (or longer periods with supplementary shippers) at a point-of-care site, with the Cryoport Express® Shipper serving as a temporary freezer/repository enabling the efficient and effective distribution of temperature sensitive allogeneic cell-based therapies without the expense, inconvenience, and potential costly failure of an on-sight, cryopreservation device.

•	“Personalized Medicine and Cell-based Immunotherapy Solution,” designed for autologous therapies. In this solution our Cryoport Express® Shipper serves as an enabling technology for the safe transportation of manufactured autologous cellular-based immunotherapy market by providing a comprehensive logistics solution for the verified chain of custody and condition transport from, (a) the collection of the patient’s cells in a hospital setting, to (b) a central processing facility where they are manufactured into a personalized medicine, to (c) the safe, cryogenically preserved return of these irreplaceable cells to a point-of-care treatment facility. If required, the Cryoport Express® Shipper can then serve as a temporary freezer/repository to allow the efficient distribution of this personalized medicine to the patient when and where the medical provider needs it most without the expense, inconvenience, and potential costly failure of an on-sight, cryopreservation device.

Cryoport is continuously expanding its solutions offerings in response to its customers’ needs.

In April 2016, Cryoport launched its Temperature Controlled Logistics Consulting Division to assist life sciences companies in developing strategies for global cold chain logistics management and contingency options to protect their valuable, and often irreplaceable, biological commodities. The launch of Cryoport’s Temperature Controlled Logistics Consulting Division addresses the demand created by the worldwide advances in cellular based therapies, including immunotherapies, stem cells and CAR T-cells. Cell-based immunotherapies are causing broad shifts and challenges for the life sciences industry, including how to obtain, properly store and transport the growing number of new, individualized, temperature sensitive therapies. Improper temperature maintenance or temperature excursions during any portion of a logistics cycle can adversely affect the viability of these biologically based commodities. Consequently, strategic, global logistics planning for cryogenic cold chain solutions has taken on a strategic importance to the life sciences industry and a rapidly growing demand for consulting expertise.

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In June 2016, Cryoport further broadened its capabilities and solutions offerings beyond cryogenic logistics and transportation services to include temperature-controlled storage solutions that include cGMP compliant biorepositories at controlled temperatures and climatized systems. Cryoport Biostorage services feature extensive management and monitoring, including controlled access to commodities, periodic temperature and activity reports, as well as 21 CFR, Part II compliant monitoring with 24/7/365 alarm response.

Also in June 2016, Cryoport announced a new Laboratory Relocation Service, for transport of complete laboratories. The Laboratory Relocation Service manages the safe, secure and proper transportation of materials that are stored in labs as well as lab equipment and instruments. Relocation projects can range in size from the relocation of a fully equipped lab to the move of a single freezer.

Strategic Logistics Alliances

We have sought to establish strategic alliances as a long-term method of marketing our solutions providing minus 150° Celsius shipping condition to the life sciences industry. We have focused our efforts on leading companies in the logistics services industry as well as participants in the life sciences industry. In connection with our alliances with providers of shipping services, we refer to their offerings as “powered by CryoportSM” to reflect our solutions being integrated into our alliance partner’s services.

Cryoport now serves and supports the three largest integrators in the world, responsible for over 85% of worldwide airfreight, with its advanced cryogenic logistics solutions for life sciences. We operate with each independently and confidentially in support of their respective market and sales strategies. We maintain our independent partnerships with strict confidentiality guidelines within the Company. These agreements represent a significant validation of our solutions and the way we conduct our business.

FedEx. In January 2013, we entered into a master agreement with Federal Express Corporation (“FedEx”) (the “FedEx Agreement”) renewing these services and providing FedEx with a non-exclusive license and right to use a customized version of our CryoportalTM for the management of shipments made by FedEx customers. The FedEx Agreement became effective on January 1, 2013 and was amended in December 2015 to extend the initial term for an additional three years, expiring on December 31, 2018. FedEx has the right to terminate this agreement at any time for convenience upon 180 days’ notice.

Under our FedEx Agreement, we provide frozen shipping logistics services through the combination of our purpose-built proprietary technologies and turnkey management processes. FedEx markets and sells Cryoport’s services for frozen temperature-controlled cold chain transportation as its FedEx® Deep Frozen Shipping Solution on a non-exclusive basis and at its sole expense. As part of the solution, Cryoport has developed a FedEx branded version of the CryoportalTM software platform, which is “powered by CryoportSM” for use by FedEx and its customers, giving them access to the full capabilities of our cloud-based logistics management software platform.

DHL. In June 2014, we entered into a master agreement with LifeConEx, a part of DHL Global Forwarding (“DHL”). DHL has enhanced its cold chain logistics offerings to its life sciences and healthcare customers with Cryoport’s validated cryogenic solutions. DHL offers Cryoport’s cryogenic solutions through its worldwide Thermonet network of Certified Life Sciences Stations under the DHL brands as “powered by CryoportSM”. In addition, DHL’s customers have direct access to our cloud-based order entry and tracking portal to order Cryoport Express® Solutions and receive preferred DHL shipping rates and discounts. Our proprietary logistics management operating platform, the CryoportalTM, is integrated with DHL’s tracking and billing systems to provide DHL life sciences and healthcare customers with a seamless way of accessing critical information regarding shipments of biological material worldwide.

UPS. In October 2014, we added United Parcel Services, Inc. (“UPS”) as our third major distributor by entering into an agreement with UPS Oasis Supply Corporation, a part of UPS, whereby UPS offers our validated and comprehensive cryogenic solutions to its life sciences and healthcare customers on a global basis. Over the course of rolling out our new relationship with UPS, UPS customers will have direct access to our cloud-based order entry and tracking portal to order Cryoport Express® Solutions and gain access to UPS’s broad array of domestic and international shipping and logistics solutions at competitive prices. Our proprietary logistics management operating platform, the CryoportalTM, is integrated with UPS’s tracking and billing systems to provide UPS life sciences and healthcare customers with a seamless way of accessing critical information regarding shipments of biological material worldwide.

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Worthington Industries. In April 2016, we signed a strategic partnership with Worthington Industries, a maker of cryogenic storage vessels and equipment. Through this partnership, Worthington’s CryoScience by Taylor Wharton business will design and manufacture biostorage and logistics equipment for use in Cryoport’s life sciences cryogenic logistics solutions. With the added competencies Worthington’s CryoScience by Taylor Wharton brings to Cryoport, we can concentrate on further advancing and expanding our cold chain solutions to meet the growing and varied demands for validated cryogenic logistics solutions in the life sciences market. Working in tandem with Worthington allows Cryoport to meet the demands of a more diverse clientele through a broader offering, which in turn increases our revenue opportunity as well as provides us the opportunity to rapidly scale to support our clients commercialization activities.

Pacific Bio-Material Management. Through a strategic partnership with Pacific Bio-Material Management, Inc. ("PBMMI") entered into in May 2016, Cryoport now offers storage solutions that include cGMP compliant biorepositories at controlled temperatures and climatized systems with effective redundancies such as back-up freezers and power. Cryoport Biostorage services features extensive management and monitoring, including controlled access to commodities, periodic temperature and activity reports, as well as 21 CFR, Part 11 compliant monitoring with 24/7/365 alarm response.

Cryoport’s Positioning in the Life Sciences Industry

Life sciences technologies are expected to have a significant impact on global society over the next 25 years. In the United States alone, the life sciences industry is made up of 6,000 identifiable establishments. However, the industry is growing globally in a way where research and manufacturing pipelines span across the globe, which increases the need to mitigate logistics risk.

The total cold chain logistics market has historically grown 70% faster per annum than the total logistics market. For 2011, global cold chain logistics transportation costs were reported to be $7.2 billion; about $1.5 billion within the cryogenic range of requirements. By 2017, transportation cost alone, for global life sciences cold chain logistics, is forecasted to grow to $9.3 billion, a 41% increase, and twice the growth of the overall market.

In addition, with the recent advancements in the development of biologics and cell-based therapies, scientists, intermediaries, and manufacturers require the means for cryogenically transporting their work. Temperatures must be maintained below the “glass point” (generally, minus 136ºC) while shipping these therapies to ensure that the shipped specimens are not subject to degradation that could impact the characteristics and efficacy of those specimens.

While we estimate that our solutions currently offer comprehensive and technology-based monitoring and tracking for a potential of six to seven million deep frozen shipments globally on an annual basis, we also believe that with investment in our services, adaptations of our solutions can be applied to a large portion of an additional fifty-five to sixty million annual shipments requiring ambient (between 20° and 25°C), chilled (between 2° and 8°C) or frozen (minus 10°C or less) temperatures.

Cryoport’s clients include companies and institutions that require reliable cryogenic logistics solutions such as therapy developers for personalized medicine, bio-pharmaceuticals, research, contract research organizations, diagnostic laboratories, contract manufacturers, cord blood repositories, vaccine manufacturers, animal husbandry related companies, and in-vitro fertilization clinics.

Life Sciences Agreements

Zoetis. In December 2012, we signed an agreement with Pfizer Inc. relating to Zoetis Inc. (formerly the animal health business unit of Pfizer Inc.) pursuant to which we were engaged to manage frozen shipments of a key poultry vaccine. Under this arrangement, Cryoport provides on-site logistics personnel and its logistics management operating platform, the CryoportalTM to manage shipments from the Zoetis manufacturing site in the United States to domestic customers as well as various international distribution centers. As part of our logistics management services, Cryoport is constantly analyzing logistics data and processes to further introduce economies and reliability throughout the network, ensuring products arrive at their destinations in specified conditions, on-time and with the optimum utilization of resources. The Company manages Zoetis’ total fleet of dewar flask shippers used for this purpose, including liquid nitrogen shippers. In July 2013 the agreement was amended to expand Cryoport’s scope to manage all logistics of Zoetis’ key frozen poultry vaccine to all Zoetis’ international distribution centers as well as all domestic shipments. In October 2013, the agreement was further amended to further expand Cryoport’s role to include the logistics management for a second poultry vaccine. In September 2015, the agreement was further amended and extended through September 2018, subject to certain termination and extension provisions.

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In summary, we serve the life sciences industry with cryogenic logistics solutions that are advanced, comprehensive, reliable, validated, and efficient. Our clients include those companies and institutions that have logistics requirements for personalized medicine, immunotherapies, stem cells, cell lines, tissue, vaccines, in-vitro fertilization, cord blood and other temperature sensitive commodities of life sciences.

Recent Developments

Tender Offer

On April 7, 2016, we completed our tender offer with respect to certain warrants to purchase up to 2,448,000 shares of common stock of the Company (the “Offer”).

Pursuant to the Offer, warrants to purchase 2,020,597 shares of the Company’s common stock were tendered by holders of warrants and were amended ( the “Amended Warrants”) and exercised in connection therewith, resulting in the issuance by the Company of an aggregate of 2,020,597 shares of its common stock (the “Exercise Shares”) for aggregate gross proceeds of $2.5 million.

The warrants of holders who elected to participate in the Offer were amended to: (i) reduce the exercise price to $1.25 per share; and (ii) shorten the exercise period to expire concurrently with the expiration date of April 7, 2016 (the “Expiration Date”). In addition, such holders also agreed: (A) to not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of the Exercise Shares without the prior written consent of the Company for a period of sixty (60) days after the Expiration Date (the “Lock-Up Period”); and (B) acting alone or with others, to not effect any purchases or sales of any securities of the Company in any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any type of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) or similar arrangements, or sales or other transactions through non-U.S. broker dealers or foreign regulated brokers through the expiration of the Lock-Up Period.

The Amended Warrants also provide that, on or prior to June 30, 2016, the Company was required to prepare and file with the SEC a registration statement on Form S-1 covering resales of the Exercise Shares. In addition, the Company was required to use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC. The Company filed the Form S-1 on June 30, 2016. In connection with this offering, the Company incurred $281,500 in offering costs that have been offset against the proceeds from this offering.

Emergent Financial Group, Inc. (“Emergent”) served as the Company’s solicitation agent and earned a commission of 7% of certain gross proceeds received pursuant to the Offer. In connection with the issuance, the Company granted Emergent warrants to purchase 178,232 shares of common stock at an exercise price of $2.04. The warrants will expire in April 2021.

As a result of reducing the exercise price of certain warrants in connection with the Offer, a warrant repricing expense of $1.9 million was incurred which was determined using Black-Scholes and was calculated as the difference between the fair value of the warrant prior to, and immediately after, the reduction in the exercise price on the date of repricing. Such amount is included in the condensed consolidated statement of operations for the three months ended June 30, 2016.

Rights Offering

On June 20, 2016, we completed our rights offering for gross proceeds of $1.3 million in subscriptions (including both basic and oversubscriptions) for 841,873 shares of common stock.

The rights offering was made through a distribution of non-transferable subscription rights to purchase one share of common stock for $1.55, which was 85% of the volume weighted average price per share of our common stock on NASDAQ for the five consecutive trading days immediately preceding and including May 31, 2016. The subscription rights were distributed to holders of our common stock and holders of our warrants as of the record date, May 31, 2016.

Under the terms of the offering, rights holders had the ability to oversubscribe, which entitled each rights holder that exercised their basic subscription privilege in full the right to purchase additional shares of common stock that remained unsubscribed at the expiration of the rights offering. In connection with this offering, the Company incurred $304,200 in offering costs that have been offset against the proceeds from this offering.

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Results of Operations

Three months ended June 30, 2016 compared to three months ended June 30, 2015:

The following table summarizes certain information derived from our condensed consolidated statements of operations:

	Three Months Ended June 30,
	2016	2015	$ Change	% Change
	($ in 000’s)

Revenues	$1,918	$1,431	$487	34.0%
Cost of revenues	(1,136)	(943)	(193)	20.4%

Gross margin	782	488	294	60.3%
General and administrative	(1,430)	(1,142)	(288)	25.2%
Sales and marketing	(1,196)	(884)	(312)	35.2%
Research and development	(136)	(78)	(58)	74.7%
Interest expense	(21)	(304)	283	(93.0)%
Warrant repricing expense	(1,930)	—	(1,930)	100.0%
Other expense, net	(2)	(1)	(1)	96.4%
Provision for income taxes	(2)	(3)	1	(25.2)%

Net loss	$(3,935)	$(1,924)	$(2,011)	104.5%

Total revenues

	Three Months Ended June 30,
	2016	2015	$ Change	% Change
	($ in 000’s)

Biopharmaceutical	$1,319	$827	$492	59.5%
Reproductive medicine	370	335	35	10.4%
Animal health	229	269	(40)	(14.9)%

Total revenues	$1,918	$1,431	$487	34.0%

Revenues. During the first quarter of fiscal year 2017, we generated revenues from customers in all of our target life sciences markets, such as biopharma, animal health and reproductive medicine. Revenues increased $486,500 or 34.0% to $1.9 million for the three months ended June 30, 2016, as compared to $1.4 million for the three months ended June 30, 2015. This increase is primarily driven by the continuing increase in the number of biopharmaceutical customers utilizing our services and frequency of shipments compared to the prior year. Biopharmaceutical revenue increased $491,800 or 59.5%, to $1.3 million for the quarter compared to $827,000 in the same quarter last year. During the first quarter of fiscal year 2017, we added approximately 28 new biopharma clients and supported 81 clinical trials, of which 14 trials were in Phase III. This increased activity in biopharma and the clinical trial space is expected to drive future revenue growth as these clinical trials advance and resulting therapies are commercialized. Revenues in the reproductive medicine market increased by 10.4% over the prior year driven by continued success of our targeted campaigns and in increased awareness of our cryogenic logistics solutions in this market. Our revenues from animal health decreased 14.9% over the prior year due to reduced shipping volumes and third-party freight charges being directly billed to one of our clients compared to the prior year quarter.

Gross margin and cost of revenues. Gross margin for the three months ended June 30, 2016 was 40.8% of revenues, as compared to 34.1% of revenues for the three months ended June 30, 2015. The increase in gross margin by 6.7 percentage points is primarily due to the increased business volume and pricing adjustments combined with a reduction in freight as a percentage of revenues and a decrease of fixed manufacturing costs. Cost of revenues for the three months ended June 30, 2016 was 59.2% of revenues, as compared to 65.9% of revenues for the prior year. Our cost of revenues are primarily comprised of freight charges, payroll and related expenses related to our operations center in California, third-party charges for our European and Asian staging centers in Holland and Singapore, depreciation expenses of our Cryoport Express® Shippers and supplies and consumables used for our solutions. The increase in cost of revenues is primarily due to freight charges from the growth in shipments.

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General and administrative expenses. Selling, general and administrative expenses increased $288,000 for the three months ended June 30, 2016 or 25.2% as compared to the three months ended June 30, 2015. This increase is primarily due to increases in stock-based compensation expense of $221,900, facility expenses of $42,000 related to the move to a new facility in Irvine, California and an increase in salaries and associated employee costs of $8,200.

Sales and marketing. Sales and marketing expenses increased $312,000 or 35.2% for the three months ended June 30, 2016 as compared to the three months ended June 30, 2015. This increase is primarily due to increases in salaries and associated employee costs in the aggregate amount of $133,300 incurred to expand our sales and logistics force, targeted marketing initiatives to support our sales efforts in the amount of $110,900, stock-based compensation expense of $26,800, facility expenses of $26,400 related to the move to a new facility in Irvine, California and increased travel expenses and trade shows in the amount of $8,800.

Research and development expenses. Research and development expenses increased $58,100 or 74.7% for the three months ended June 30, 2016, as compared to the three months ended June 30, 2015. The increase is primarily due to salary and associated employee costs related to the addition of a research and development engineer. Our research and development efforts are focused on continually improving the features of the Cryoport Express® Solutions including the Company’s cloud-based logistics management platform, the CryoportalTM, the Cryoport Express® Shippers and development of additional accessories to facilitate the efficient shipment of life science commodities using our solution. In addition, research and development effort has been directed towards developing an advanced condition monitoring system, SmartPak II, which was launched in June. The SmartPak II™ is an advanced integrated monitoring and communications system that tracks the key aspects of each shipment that could affect the quality and/or timing of delivery of the commodity to its intended destination. We use an outside software development company and other third parties to provide some of these services. These efforts are expected to lead to the introduction of additional shipper designs to meet market requirements, constructed of lower cost materials and utilizing high volume manufacturing methods.

Interest expense. Interest expense decreased $282,600 for the three months ended June 30, 2016, as compared to the three months ended June 30, 2015. Interest expense for the three months ended June 30, 2016 included amortization of the debt discount on the related-party notes of $6,200 and the stated interest expense of $15,000. Interest expense for the three months ended June 30, 2015 included amortization of the debt discount on the related-party notes of $64,700 and the stated interest expense of $14,400, the amortization of the debt discount on the notes payable of $221,400 and stated interest expense of $3,300.

Warrant repricing expense. Warrant repricing expense is due to the repricing of certain warrants for the tender offer that was completed April 7, 2016.

Other expense, net. The other expense, net for the three months ended June 30, 2016 is primarily due to administrative charges and foreign exchange losses on accounts receivable and payable invoices.

Liquidity and Capital Resources

As of June 30, 2016, the Company had cash and cash equivalents of $4.5 million and working capital of $3.3 million. Historically, we have financed our operations primarily through sales of our debt and equity securities.

For the three months ended June 30, 2016, we used $1.4 million of cash for operations primarily as a result of the net loss of $3.9 million offset by non-cash expenses of $2.8 million primarily comprised of warrant repricing expense of $1.9 million, amortization of debt discounts, stock-based compensation expense, and depreciation and amortization. Also contributing to the cash impact of our net operating loss (excluding non-cash items) was an increase in prepaids and other current assets of $16,000 and a reduction in accounts payable and other accrued expenses and accrued compensation of $292,400.

Net cash used in investing activities of $193,900 during the three months ended June 30, 2016 was primarily due to the purchase of Cryoport Express® CXVC1 Shippers, Smart Pak II monitoring systems and computer equipment.

Net cash provided by financing activities totaled $3.4 million during the three months ended June 30, 2016, and resulted from net proceeds from the tender offer of $2.3 million, net proceeds from the rights offering of $1.2 million, partially offset by the repayment of related party notes of $98,800.

The Company’s management believes that, based on its current plans and assumptions, the current cash on hand, together with projected cash flows, will satisfy our operational and capital requirements through the third quarter of fiscal year 2017. The Company’s management recognizes that the Company will need to obtain additional capital to fund its operations until sustained profitable operations are achieved. Additional funding plans may include obtaining additional capital through equity and/or debt funding sources. The Company currently anticipates that it will continue to raise additional capital to fund its short term operating expenses pursuant to private placements similar to private placements the Company has conducted in the past. No assurance can be given that additional capital, if needed, will be available when required or upon terms acceptable to the Company.

In addition, management will continue to review its operations for further cost reductions to extend the time that the Company can operate with its current cash on hand and additional bridge financing and to utilize third parties for services such as its international recycling and refurbishment centers to provide for greater flexibility in aligning operational expenses with the changes in sales volumes.

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Annex B

This Proxy Statement incorporates by reference the following information from the 2016 Annual Report. The information in this Annex B is being reproduced electronically solely for purposes of complying with Note D.4 to Schedule 14A. The 2016 Annual Report is being delivered with this Proxy Statement.

Cryoport, Inc. and Subsidiary

Consolidated Financial Statements

As of March 31, 2016 and 2015

For Each of the Two Years Ended March 31, 2016

Cryoport, Inc. and Subsidiary

Consolidated Financial Statements

F-1

Report of Independent Registered Public Accounting Firm

 To the Board of Directors and Stockholders of

CryoPort, Inc.

We have audited the accompanying consolidated balance sheets of Cryoport, Inc. and subsidiary (the “Company”) as of March 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the two-year period ended March 31, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cryoport, Inc. and subsidiary as of March 31, 2016 and 2015, and the consolidated results of their operations and their cash flows for each of the years in the two-year period ended March 31, 2016 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As described in Note 1 to the consolidated financial statements, the Company has recurring operating losses from inception and has used substantial amounts of working capital in its operations. Although the Company has cash and cash equivalents of $2.8 million at March 31, 2016, management has estimated that cash on hand will only be sufficient to allow the Company to continue its operations through the third quarter of fiscal 2017. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KMJ Corbin & Company LLP

Costa Mesa, California
June 28, 2016

p 714 380 6565 f 714 380 6566 555 Anton Blvd Suite 1000 Costa Mesa CA 92626 kmjpartnerscpa.com

p 818 999 5885 f 818 704 4668 20720 Ventura Blvd Suite 160 Woodland Hills CA 91364

p 760 431 5465 f 760 431 5466 2768 Loker Avenue West Suite 101 Carlsbad CA 92010

F-2

Cryoport, Inc. and Subsidiary

Consolidated Balance Sheets

	March 31,
	2016	2015
ASSETS
Current Assets:
Cash and cash equivalents	$2,792,526	$1,405,186
Accounts receivable, net of allowance for doubtful accounts of $22,100 and $12,200, respectively	1,020,999	589,699
Inventories	69,801	69,680
Prepaid expenses and other current assets	248,729	97,337

Total current assets	4,132,055	2,161,902
Property and equipment, net	1,319,741	307,926
Intangible assets, net	8,581	136,821
Deposits	363,403	—

Total assets	$5,823,780	$2,606,649

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable and other accrued expenses	$1,271,926	$758,696
Accrued compensation and related expenses	508,754	725,712
Notes payable and accrued interest, net of discount of $221,400 at March 31, 2015	—	535,507
Related-party notes payable and accrued interest, net of discount of $24,900 and $259,600, respectively	392,898	976,581

Total current liabilities	2,173,578	2,996,496
Related-party notes payable, net of current portion	554,275	26,452

Total liabilities	2,727,853	3,022,948

Commitments and contingencies
Stockholders’ Equity (Deficit):
Preferred stock, $0.001 par value; 2,500,000 shares authorized:
Class A convertible preferred stock, $0.001 par value; 800,000 shares authorized; none and 454,750 shares issued and outstanding at March 31, 2016 and 2015, respectively	—	455
Class B convertible preferred stock, $0.001 par value; 585,000 shares authorized; none and 161,709 shares issued and outstanding at March 31, 2016 and 2015, respectively	—	162
Common stock, $0.001 par value; 50,000,000 shares authorized; 12,251,313 and 5,026,585 issued and outstanding at March 31, 2016 and 2015, respectively	12,251	5,026
Additional paid-in capital	116,214,522	97,346,137
Accumulated deficit	(113,130,846)	(97,768,079)

Total stockholders’ equity (deficit)	3,095,927	(416,299)

Total liabilities and stockholders’ equity (deficit)	$5,823,780	$2,606,649

See accompanying notes to consolidated financial statements.

F-3

Cryoport, Inc. and Subsidiary

Consolidated Statements of Operations

	Years Ended March 31,
	2016	2015
Revenues	$5,882,199	$3,935,320
Cost of revenues	3,991,885	2,766,391
Gross margin	1,890,314	1,168,929
Operating costs and expenses:
General and administrative	5,925,171	3,497,230
Sales and marketing	4,155,776	2,912,151
Research and development	550,263	352,580
Total operating costs and expenses	10,631,210	6,761,961
Loss from operations	(8,740,896)	(5,593,032)
Other expense:
Interest expense	(1,065,942)	(1,428,015)
Other expense, net	(9,901)	(4,266)
Loss before provision for income taxes	(9,816,739)	(7,025,313)
Provision for income taxes	(3,625)	(1,600)
Net loss	(9,820,364)	(7,026,913)
Preferred stock beneficial conversion charge	(4,474,348)	(4,864,292)
Undeclared cumulative preferred dividends	(762,727)	(305,328)
Net loss attributable to common stockholders	$(15,057,439)	$(12,196,533)
Net loss per share attributable to common stockholders – basic and diluted	$(2.05)	$(2.44)
Weighted average common shares outstanding – basic and diluted	7,339,855	5,006,219

See accompanying notes to consolidated financial statements.

F-4

Cryoport, Inc. and Subsidiary

Consolidated Statements of Stockholders’ Equity (Deficit)

	Class A		Class B						Total
	Preferred Stock		Preferred Stock		Common Stock		Additional	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Paid–In Capital	Deficit	Equity (Deficit)
Balance at March 31, 2014	—	$—	—	$—	4,999,338	$4,999	$83,567,380	$(85,876,874)	$(2,304,495)
Net loss	—	—	—	—	—	—	—	(7,026,913)	(7,026,913)
Stock-based compensation expense	—	—	—	—	—	—	864,306	—	864,306
Issuance of Class A convertible preferred stock, net of offering costs of $577,600	291,142	291	—	—	—	—	2,915,774	—	2,916,065
Issuance of Class A convertible preferred stock upon conversion of 5% bridge notes and accrued interest	163,608	164	—	—	—	—	1,766,833	—	1,766,997
Issuance of Class B convertible preferred stock, net of offering costs of $249,000	—		161,709	162	—	—	1,691,344	—	1,691,506
Issuance of common stock upon exercise of options and warrants	—	—	—	—	23,913	24	92,585	—	92,609
Accretion of the fair value of the Class A and Class B convertible preferred stock beneficial conversion features and relative fair value of warrants	—	—	—	—	—	—	4,864,292	(4,864,292)	—
Estimated relative fair value of beneficial conversion feature of 5% bridge notes	—	—	—	—	—	—	826,919	—	826,919
Issuance of restricted stock in connection with consulting agreement	—	—	—	—	3,334	3	17,397	—	17,400
Estimated relative fair value of warrants issued in connection with related-party notes payable	—	—	—	—	—	—	280,370	—	280,370
Estimated relative fair value of warrants issued in connection with 7% notes payable	—	—	—	—	—	—	458,937	—	458,937

Balance at March 31, 2015	454,750	455	161,709	162	5,026,585	5,026	97,346,137	(97,768,079)	(416,299)
Net loss	—	—	—	—	—	—	—	(9,820,364)	(9,820,364)
Stock-based compensation expense	—	—	—	—	—	—	2,572,296	—	2,572,296
Issuance of Class B convertible preferred stock, net of offering costs of $577,700	—	—	372,862	373	—	—	3,896,305	—	3,896,678
Issuance of common stock in public offering, net of costs of $856,800	—	—	—	—	2,090,750	2,091	5,936,008	—	5,938,099
Mandatory conversion of Class A convertible preferred stock and Class B convertible preferred stock	(454,750)	(455)	(534,571)	(535)	4,977,038	4,977	1,064,068	(1,068,055)	—
Issuance of common stock upon exercise of options and warrants	—	—	—	—	40,137	40	10,841	—	10,881
Accretion of the fair value of the Class B convertible preferred stock beneficial conversion features and relative fair value of warrants	—	—	—	—	—	—	4,474,348	(4,474,348)	—
Estimated relative fair value of beneficial conversion feature of related-party notes payable	—	—	—	—	—	—	521,056	—	521,056
Estimated relative fair value of warrants issued in connection with related-party notes payable amendment	—	—	—	—	—	—	26,901	—	26,901
Issuance of restricted stock in connection with consulting agreement	—	—	—	—	55,000	55	150,095	—	150,150
Issuance of common stock for board of director compensation	—	—	—	—	61,803	62	216,467	—	216,529

Balance at March 31, 2016	—	$—	—	$—	12,251,313	$12,251	$116,214,522	$(113,130,846)	$3,095,927

See accompanying notes to consolidated financial statements.

F-5

Cryoport, Inc. and Subsidiary

Consolidated Statements of Cash Flows

	Years Ended March 31,
	2016	2015
Cash Flows From Operating Activities:
Net loss	$(9,820,364)	$(7,026,913)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	239,228	197,938
Amortization of debt discount and deferred financing costs	483,058	1,368,305
Stock-based compensation expense to employees, directors and consultants	2,884,162	881,706
Estimated relative fair value of beneficial conversion feature on related-party notes payable	521,056	—
Loss on disposal of property and equipment	168,712	16,423
Loss on write-off of patents	98,086	—
Provision for bad debt	38,509	2,713
Changes in operating assets and liabilities:
Accounts receivable	(469,809)	(76,587)
Inventories	(70,471)	(39,977)
Prepaid expenses and other current assets	(151,392)	816
Deposits	(363,403)	9,358
Accounts payable and other accrued expenses	313,230	209,138
Accrued compensation and related expenses	(162,145)	271,424
Accrued interest	(14,147)	57,954

Net cash used in operating activities	(6,305,690)	(4,127,702)

Cash Flows From Investing Activities:
Purchases of property and equipment	(1,119,251)	(70,130)

Net cash used in investing activities	(1,119,251)	(70,130)

Cash Flows From Financing Activities:
Proceeds from the issuance of Class A and Class B convertible preferred stock, net of offering costs	3,896,678	4,607,571
Proceeds from exercise of stock options and warrants	10,881	92,609
Proceeds from the issuance of notes payable	—	915,000
Proceeds from public offering, net of offering costs	5,938,099	—
Repayment of notes payable	(741,377)	(173,623)
Repayment of convertible debt	—	(50,000)
Repayment of offering and deferred financing costs	—	(30,120)
Repayment of related-party notes payable	(292,000)	(128,000)

Net cash provided by financing activities	8,812,281	5,233,437

Net change in cash and cash equivalents	1,387,340	1,035,605
Cash and cash equivalents — beginning of year	1,405,186	369,581

Cash and cash equivalents — end of year	$2,792,526	$1,405,186

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$57,121	$753

Cash paid for income taxes	$3,625	$1,600

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Issuance of common stock for accrued board of director compensation	$54,813	$—

Accretion of convertible preferred stock beneficial conversion feature and relative fair value of warrants issued in connection with the convertible preferred stock units to accumulated deficit	$4,474,348	$4,864,292

Cumulative undeclared preferred dividends recorded upon conversion of Class A convertible preferred stock and Class B convertible preferred stock into common stock	$1,068,055	$—

Estimated relative fair value of warrants issued in connection with related-party notes payable	$26,901	$280,370

Leasehold improvements paid by tenant allowance included in accounts payable and accrued expenses	$200,000	$—

Estimated relative fair value of warrants issued in connection with notes payable	$—	$458,937

Reclassification of shipper inventory to property and equipment	$70,350	$—

Conversion of convertible debentures payable and accrued interest into convertible preferred stock units	$—	$1,766,997

See accompanying notes to consolidated financial statements.

F-6

Cryoport, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 1. Nature of the Business

Cryoport is the premier provider of cryogenic logistics solutions to the life sciences industry through its purpose-built proprietary packaging, information technology and specialized cold chain logistics expertise. The Company provides leading edge logistics solutions for biologic materials, such as immunotherapies, stem cells, CAR-T cells and reproductive cells for clients worldwide. Leading global companies, such as FedEx, UPS and DHL have each separately selected Cryoport as the preferred cryogenic logistics provider for time- and temperature-sensitive biological material.  Cryoport actively supports points-of-care, contract research organizations, central laboratories, pharmaceutical companies, contract manufacturers and university researchers.

The Company is a Nevada corporation and its common stock is traded on the NASDAQ Capital Market exchange under the ticker symbol “CYRX.”

Going Concern

The consolidated financial statements have been prepared using the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. We have sustained operating losses since our inception and have used substantial amounts of working capital in our operations. At March 31, 2016, we had an accumulated deficit of $113.1 million. During the year ended March 31, 2016, we used cash in operations of $6.3 million and had a net loss of $9.8 million.

We expect to continue to incur substantial additional operating losses from costs related to the commercialization of our Cryoport Express® Solutions and do not expect that revenues from operations will be sufficient to satisfy our funding requirements in the near term. We believe that our cash resources at March 31, 2016, together with the proceeds from the tender offer completed in April 2016, the rights offering completed in June 2016, and revenues generated from our services will be sufficient to sustain our planned operations through the third quarter of fiscal year 2017; however, we must obtain additional capital to fund operations thereafter and for the achievement of sustained profitable operations. These factors raise substantial doubt about our ability to continue as a going concern. We are currently working on funding alternatives in order to secure sufficient operating capital to allow us to continue to operate as a going concern.

Future capital requirements will depend upon many factors, including the success of our commercialization efforts and the level of customer adoption of our Cryoport Express® Solutions as well as our ability to establish additional collaborative arrangements. We cannot make any assurances that the sales ramp will lead to achievement of sustained profitable operations or that any additional financing will be completed on a timely basis and on acceptable terms or at all. Management’s inability to successfully achieve significant revenue increases or implement cost reduction strategies or to complete any other financing will adversely impact our ability to continue as a going concern. To address this issue, we are seeking additional capitalization to properly fund our efforts to become a self-sustaining financially viable entity.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. GAAP.

On May 12, 2015, our Board of Directors approved an amendment to our certificate of incorporation to effect a reverse stock split by a ratio of 1-for-12.   The reverse stock split was effective on May 19, 2015.  Unless otherwise noted, all share and per share data in the accompanying consolidated financial statements give effect to the 1-for-12 reverse stock split of our common stock. Financial information updated by this capital change includes loss per common share, stock price per common share, weighted average common shares, outstanding common shares, common stock and additional paid-in capital.

F-7

Principles of Consolidation

The consolidated financial statements include the accounts of Cryoport, Inc. and its wholly owned subsidiary, Cryoport Systems, Inc. All intercompany accounts and transactions have been eliminated.

Reclassification

Certain prior period financial statement amounts have been reclassified to conform to the current period presentation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from estimated amounts. The Company’s significant estimates include the allowance for doubtful accounts, recoverability of long-lived assets, allowance for inventory obsolescence, deferred taxes and their accompanying valuations, and valuation of equity instruments and conversion features.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, related-party notes payable, notes payable, accounts payable and accrued expenses. The carrying value for all such instruments, except for related-party notes payable, approximates fair value at March 31, 2016 and 2015 due to their short-term nature. The difference between the fair value and recorded values of the related-party notes payable is not significant.

Cash and Cash Equivalents

The Company considers highly liquid investments with original maturities of 90 days or less to be cash equivalents.

Concentrations of Credit Risk

The Company maintains its cash accounts in financial institutions. Accounts at these institutions are insured by the Federal Deposit Insurance Corporation (“FDIC”) with basic deposit insurance coverage limits up to $250,000 per owner. At March 31, 2016 and 2015, the Company had cash balances of approximately $2.6 million and $1.3 million, respectively, which exceeded the FDIC insurance limit. The Company performs ongoing evaluations of these institutions to limit its concentration risk exposure.

Customers

The Company grants credit to customers within the U.S. and to a limited number of international customers and does not require collateral. Revenues from international customers are generally secured by advance payments except for a limited number of established foreign customers. The Company generally requires advance or credit card payments for initial revenues from new customers. The Company’s ability to collect receivables is affected by economic fluctuations in the geographic areas and industries served by the Company. Reserves for uncollectible amounts are provided based on past experience and a specific analysis of the accounts, which management believes is sufficient. Accounts receivable at March 31, 2016 and 2015 are net of reserves for doubtful accounts of $22,100 and $12,200, respectively. Although the Company expects to collect amounts due, actual collections may differ from the estimated amounts. The Company maintains reserves for bad debt and such losses, in the aggregate, historically have not exceeded its estimates.

The majority of the Company’s customers are in the biotechnology, pharmaceutical and life science industries. Consequently, there is a concentration of accounts receivable within these industries, which is subject to normal credit risk. At March 31, 2016 and 2015, there was one customer that accounted for 25.5% and 14.6%, respectively, of net accounts receivable. No other single customer owed us more than 10% of net accounts receivable at March 31, 2016 and 2015.

The Company has revenue from foreign customers primarily in Europe, Japan, Canada, India and Australia. During fiscal years 2016 and 2015, the Company had revenues from foreign customers of approximately $825,100 and $617,200, respectively, which constituted approximately 14.0% and 15.7%, respectively, of total revenues. For the fiscal years ended March 31, 2016 and 2015, there was one customer that accounted for 14.0% and 22.7%, respectively, of net revenues. No other single customer generated over 10% of net revenues during 2016 and 2015.

F-8

Inventories

The Company’s inventories consist of packaging materials and accessories that are sold to customers. Inventories are stated at the lower of cost or current estimated market value. Cost is determined using the standard cost method which approximates the first-in, first-to-expire method. Inventories are reviewed periodically for slow-moving or obsolete status. The Company writes down the carrying value of its inventories to reflect situations in which the cost of inventories is not expected to be recovered. Once established, write-downs of inventories are considered permanent adjustments to the cost basis of the obsolete or excess inventories. Raw materials and finished goods include material costs less reserves for obsolete or excess inventories. The Company evaluates the current level of inventories considering historical trends and other factors, and based on the evaluation, records adjustments to reflect inventories at its net realizable value. These adjustments are estimates, which could vary significantly from actual results if future economic conditions, customer demand, competition or other relevant factors differ from expectations. These estimates require us to make assessments about future demand for the Company’s products in order to categorize the status of such inventories items as slow-moving, obsolete or in excess-of-need. These estimates are subject to the ongoing accuracy of the Company’s forecasts of market conditions, industry trends, competition and other factors.

Property and Equipment

The Company provides shipping containers to its customers and charges a fee in exchange for the use of the container. The Company’s arrangements are similar to the accounting standard for leases since they convey the right to use the container over a period of time. The Company retains the title to the containers and provides its customers the use of the container for a specific shipping cycle. At the culmination of the customer’s shipping cycle, the container is returned to the Company. As a result, the Company classifies the containers as property and equipment for the per-use container program.

Property and equipment are recorded at cost. Cryogenic shippers and data loggers, which comprise of 35% and 90% of the Company’s net property and equipment balance at March 31, 2016 and 2015, respectively, are depreciated using the straight-line method over their estimated useful lives of three years. Equipment and furniture are depreciated using the straight-line method over their estimated useful lives (generally three to seven years) and leasehold improvements are amortized using the straight-line method over the estimated useful life of the asset or the lease term, whichever is shorter. Equipment acquired under capital leases is amortized over the estimated useful life of the assets or term of the lease, whichever is shorter and included in depreciation and amortization expense.

Betterments, renewals and extraordinary repairs that extend the lives of the assets are capitalized; other repairs and maintenance charges are expensed as incurred. The cost and related accumulated depreciation and amortization applicable to assets retired are removed from the accounts, and the gain or loss on disposition is recognized in the consolidated statements of operations.

Intangible Assets

Intangible assets are comprised of patents and trademarks and software development costs. The Company capitalizes costs of obtaining patents and trademarks, which are amortized, using the straight-line method over their estimated useful life of five years once the patent or trademark has been issued. During the year ended March 31, 2016, the Company wrote off patents aggregating $98,100 to research and development expense in the accompanying consolidated statement of operations. The Company capitalizes certain costs related to software developed for internal use. Software development costs incurred during the preliminary or maintenance project stages are expensed as incurred, while costs incurred during the application development stage are capitalized and amortized using the straight-line method over the estimated useful life of the software, which is five years. Capitalized costs include purchased materials and costs of services including the valuation of warrants issued to consultants.

Long-lived Assets

If indicators of impairment exist, we assess the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through undiscounted future operating cash flows. If impairment is indicated, we measure the amount of such impairment by comparing the fair value to the carrying value. We believe the future cash flows to be received from the long-lived assets will exceed the assets’ carrying value, and accordingly, we have not recognized any impairment losses through March 31, 2016.

F-9

Deferred Financing Costs

Deferred financing costs represent costs incurred in connection with the issuance of the convertible notes payable and equity financings. Deferred financing costs related to the issuance of debt are being amortized over the term of the financing instrument using the effective interest method while offering costs from equity financings are netted against the gross proceeds received from the equity financings.

Conversion Features

If a conversion feature of convertible debt is not accounted for as a derivative instrument and provides for a rate of conversion that is below market value, this feature is characterized as a beneficial conversion feature (“BCF”). A BCF is recorded by the Company as a debt discount. The convertible debt is recorded net of the discount related to the BCF. The Company amortizes the discount to interest expense over the life of the debt using the effective interest rate method.

Preferred stock is convertible to common stock at a rate of conversion that is below market value, therefore, this feature is characterized as a BCF. The Company records this BCF as a discount to the preferred stock and accretes the discount to accumulated deficit as a deemed dividend through the earliest conversion date or upon issuance if the preferred stock can be immediately converted.

Income Taxes

The Company accounts for income taxes under the provision of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740, Income Taxes, or ASC 740. As of March 31, 2016 and 2015, there were no unrecognized tax benefits included in the accompanying consolidated balance sheets that would, if recognized, affect the effective tax rate.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations. Based on the weight of available evidence, the Company’s management has determined that it is more likely than not that the net deferred tax assets will not be realized. Therefore, the Company has recorded a full valuation allowance against the net deferred tax assets. The Company’s provision for income taxes consists of state minimum taxes.

The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company had no accrual for interest or penalties on its consolidated balance sheets at March 31, 2016 and 2015 and has not recognized interest and/or penalties in the consolidated statements of operations for the years ended March 31, 2016 and 2015. The Company is subject to taxation in the U.S. and various state jurisdictions. As of March 31, 2016, the Company is no longer subject to U.S. federal examinations for years before 2012 and for California franchise and income tax examinations for years before 2011. However, to the extent allowed by law, the taxing authorities may have the right to examine prior periods where net operating losses were generated and carried forward, and make adjustments up to the amount of the net operating loss carry forward amount. The Company is not currently under examination by U.S. federal or state jurisdictions.

Revenue Recognition

The Company provides shipping containers to its customers and charges a fee in exchange for the use of the container. The Company’s arrangements are similar to the accounting standard for leases since they convey the right to use the containers over a period of time. The Company retains title to the containers and provides its customers the use of the container for a specified shipping cycle. At the culmination of the customer’s shipping cycle, the container is returned to the Company.

The Company recognizes revenue for the use of the shipper at the time of the delivery of the shipper to the end user of the enclosed materials, and at the time that collectability is reasonably certain. Revenue is based on gross amounts, net of discounts and allowances.

The Company also provides logistics support and management to some customers, which may include onsite logistics personnel. Revenue is recognized for these services as services are rendered and at the time that collectability is reasonably certain.

F-10

Accounting for Shipping and Handling Revenue, Fees and Costs

The Company classifies amounts billed for shipping and handling as revenue. Shipping and handling fees and costs are included in cost of revenues in the accompanying consolidated statements of operations.

Research and Development Expenses

Expenditures relating to research and development are expensed in the period incurred.

Stock-Based Compensation

The Company accounts for stock-based payments to employees and directors in accordance with stock-based payment accounting guidance which requires all stock-based payments to employees and directors, including grants of employee stock options and warrants, to be recognized based upon their estimated fair values. The fair value of stock-based awards is estimated at grant date using the Black-Scholes Option Pricing Method (“Black-Scholes”) and the portion that is ultimately expected to vest is recognized as compensation cost over the requisite service period.

Since stock-based compensation is recognized only for those awards that are ultimately expected to vest, the Company has applied an estimated forfeiture rate to unvested awards for the purpose of calculating compensation cost. These estimates will be revised, if necessary, in future periods if actual forfeitures differ from estimates. Changes in forfeiture estimates impact compensation cost in the period in which the change in estimate occurs. The estimated forfeiture rates at March 31, 2016 and 2015 were zero as the Company has not had a significant history of forfeitures and does not expect significant forfeitures in the future.

Cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options or warrants are classified as financing cash flows. Due to the Company’s loss position, there were no such tax benefits during years ended March 31, 2016 and 2015.

The Company uses Black-Scholes to estimate the fair value of stock-based awards. The determination of fair value using Black-Scholes is affected by the Company’s stock price as well as assumptions regarding a number of complex and subjective variables, including expected stock price volatility, risk-free interest rate, expected dividends and projected employee stock option exercise behaviors.

The Company’s stock-based compensation plans are discussed further in Note 11.

Equity Instruments Issued to Non-Employees for Acquiring Goods or Services

Issuances of the Company’s common stock for acquiring goods or services are measured at the estimated fair value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The measurement date for the estimated fair value of the equity instruments issued to consultants or vendors is determined at the earlier of (i) the date at which a commitment for performance to earn the equity instruments is reached (a “performance commitment” which would include a penalty considered to be of a magnitude that is a sufficiently large disincentive for nonperformance) or (ii) the date at which performance is complete. When it is appropriate for the Company to recognize the cost of a transaction during financial reporting periods prior to the measurement date, for purposes of recognition of costs during those periods, the equity instrument is measured at the then-current estimated fair values at each of those interim financial reporting dates.

Basic and Diluted Net Income (Loss) Per Share

We calculate basic and diluted net income (loss) per share attributable to common stockholders using the weighted average number of common shares outstanding during the periods presented, and adjust the amount of net income (loss) used in this calculation for deemed dividends and cumulative preferred stock dividends, (if any), whether they are earned or not during the period. In periods of a net loss position, basic and diluted weighted average common shares are the same. For the diluted earnings per share calculation, we adjust the weighted average number of common shares outstanding to include dilutive stock options, warrants and shares associated with the conversion of convertible debt and convertible preferred stock outstanding during the periods. As of March 31, 2016 and 2015, the Company had cumulative, undeclared, dividends that had not been accrued related to its preferred stock of $0 and $305,300, respectively. During the years ended March 31, 2016 and 2015, undeclared dividends prior to the conversion of the preferred stock into common stock in 2016 totaling $762,700 and $305,300, respectively, were added to the net loss on the consolidated statements of operations in order to calculate net loss per share attributable to common stockholders.

F-11

The following shows the amounts used in computing net loss per share for each of the two years in the period ended March 31, 2016:

	Years Ended March 31,
	2015	2016
Net loss	$(9,820,364)	$(7,026,913)
Less:
Preferred stock beneficial conversion charge	(4,474,348)	(4,864,292)
Undeclared cumulative preferred dividends	(762,727)	(305,328)
Net loss attributable to common stockholders	$(15,057,439)	$(12,196,533)
Weighted average common shares outstanding – basic and diluted	7,339,855	5,006,219
Basic and diluted net loss per share attributable to common stockholders	$(2.05)	$(2.44)

The following table sets forth the number of shares excluded from the computation of diluted earnings per share, as their inclusion would have been anti-dilutive:

	Years Ended March 31,
	2016	2015
Class A convertible preferred stock	—	1,136,875
Class B convertible preferred stock	—	404,273
Stock options	472,510	419,785
Warrants	703,424	436,779
	1,175,934	2,397,712

Segment Reporting

We currently operate in one reportable segment and the chief operating decision maker is our Chief Executive Officer.

Fair Value Measurements

We measure fair value based on the prices that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are based on a three-tier hierarchy that prioritizes the inputs used to measure fair value. These tiers include the following:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that are accessible at the measurement date. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data. These inputs include quoted prices for similar assets or liabilities; quoted market prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, we utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, as well as consider counterparty credit risk in the assessment of fair value.

We have no assets or liabilities that are required to be measured at fair value on a recurring basis as of March 31, 2016 and 2015.

F-12

Foreign Currency Transactions

We record foreign currency transactions at the exchange rate prevailing at the date of the transaction with resultant gains and losses being included in results of operations. Foreign currency transaction gains and losses have not been significant for any of the periods presented.

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standard Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers”. ASU 2014-09 supersedes the revenue recognition requirements in FASB Topic 605, "Revenue Recognition". The ASU implements a five-step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards. The amendment also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. Other major provisions include the capitalization and amortization of certain contract costs, ensuring the time value of money is considered in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. In August 2015, the FASB issued ASU No. 2015-14 which deferred the effective date by one year for public entities and others. The amendments in this ASU are effective for interim and annual periods beginning after December 15, 2017 for public business entities, certain not-for-profit entities, and certain employee benefit plans. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. Management has not selected a transition method and is currently assessing the impact the adoption of ASU 2014-09 will have on our consolidated financial statements.

In July 2015, the FASB issued ASU No. 2015-11, “Simplifying the Measurement of Inventory”. The amendments in this update apply to inventory that is measured using first-in, first-out (FIFO) or average cost. They do not apply to inventory that is measured using last-in, first-out (LIFO) or the retail inventory method. Other than the change in the subsequent measurement guidance from the lower of cost or market to the lower of cost and net realizable value for inventory within the scope of this update, there are no other substantive changes to the guidance on measurement of inventory. The amendments in this update more closely align the measurement of inventory in International Financial Reporting Standards (IFRS) and are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. Management is currently assessing the impact the adoption of ASU 2015-11 will have on our consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements-Going Concern”. Currently, there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related footnote disclosures. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this ASU are effective for the reporting periods beginning after December 15, 2016 and early application is permitted. Management is currently assessing the impact the adoption of ASU 2014-15 will have on our consolidated financial statements.

In November 2015, the FASB issued ASU No. 2015-17, “Balance Sheet Classification of Deferred Taxes”. Current GAAP requires an entity to separate deferred income tax liabilities and assets into current and noncurrent amounts in a classified statement of financial position. To simplify the presentation of deferred income taxes, the amendments in this update require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The amendments in this update apply to all entities that present a classified statement of financial position. The current requirement that deferred tax liabilities and assets of a tax-paying component of an entity be offset and presented as a single amount is not affected by the amendments in this update. The amendments in this update will align the presentation of deferred income tax assets and liabilities with IFRS and are effective for fiscal years after December 15, 2016, including interim periods within those annual periods. The Company chose to adopt the update prospectively beginning in the year ended March 31, 2016.

In February 2016, the FASB issued ASU 2016-02, “Leases”, which provides for a comprehensive change to lease accounting. The new standard requires that a lessee recognize a lease obligation liability and a right-to-use asset for virtually all leases of property, plant and equipment, subsequently amortized over the lease term. The new standard is effective for fiscal years beginning after December 15, 2018, with a modified retrospective transition. Management is currently evaluating the impact this standard will have on our consolidated financial statements.

F-13

In March 2016, the FASB issued ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” which simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. Management is currently evaluating the impact this standard will have on our consolidated financial statements.

Note 3. Inventories

Inventories consist of the following:

	March 31,
	2016	2015
Raw materials	$56,923	$41,725
Finished goods	12,878	27,955

	$69,801	$69,680

Note 4. Property and Equipment

Property and equipment consist of the following:

	March 31,
	2016	2015
Cryogenic shippers and data loggers	$1,287,781	$1,034,554
Furniture and fixtures	50,615	30,746
Computers and software	494,848	66,577
Machinery and equipment	301,722	283,943
Leasehold improvements	406,471	23,652

	2,541,437	1,439,472
Less accumulated depreciation and amortization	(1,221,696)	(1,131,546)

	$1,319,741	$307,926

Total depreciation and amortization expense related to property and equipment amounted to $209,100 and $154,700 for the years ended March 31, 2016 and 2015, respectively.

Note 5. Intangible Assets

	March 31, 2016
Intangible assets consist of the following:	Gross Amount	Accumulated Amortization	Net Amount	Weighted Average Amortization Period (years)
Patents and trademarks	$47,375	$(47,375)	$—	—
Software development costs	547,127	(538,546)	8,581	0.6
Total intangible assets	$594,502	$(585,921)	$8,581

	March 31, 2015
	Gross Amount	Accumulated Amortization	Net Amount	Weighted Average Amortization Period (years)
Patents and trademarks	$154,214	$(56,128)	$98,086	5.0
Software development costs	547,127	(508,392)	38,735	1.0
Total intangible assets	$701,341	$(564,520)	$136,821

F-14

Amortization expense for intangible assets for the years ended March 31, 2016 and 2015 was $30,100 and $43,200, respectively. Estimated amortization expense in fiscal 2017 is expected to be $8,600.

Note 6. Accrued Compensation and Related Expenses

Accrued compensation and related expenses consist of the following:

	March 31,
	2016	2015
Accrued salary and wages	$261,064	$161,241
Accrued paid time off	199,190	159,992
Accrued board of director fees	48,500	401,532
Other accrued obligations	—	2,947
	$508,754	$725,712

Note 7. Debt

7% Bridge Notes

From December 2014 through February 2015, the Company issued to certain accredited investors 2014 Series Secured Promissory Notes (the “7% Bridge Notes”) in the aggregate original principal amount of $915,000. The 7% Bridge Notes accrued interest at a rate of 7% per annum. All principal and interest under the 7% Bridge Notes was due on July 1, 2015, however, the Company could have elected to extend the maturity date of the notes to January 1, 2016 by providing written notice to the note holders and a warrant to purchase a number of shares of the Company’s common stock equal to (a) the then outstanding principal balance of the note, divided by (b) $6.00 multiplied by 125%. The Company could have prepaid the 7% Bridge Notes at any time without penalty and prepaid the 7% Bridge Notes in an amount equal to 25% of the net cash proceeds received by the Company during each month from the issuance of either debt or equity.

The 7% Bridge Notes were secured by all tangible assets of the Company pursuant to the terms of that certain Security Agreement dated December 3, 2014 between the Company and the note holders. The Company was obligated to keep the collateral and all of its other personal property and assets free and clear of all other security interests, except for certain limited exceptions.

In connection with the issuance of the 7% Bridge Notes, the Company issued the note holders warrants to purchase 190,625 shares of common stock at an exercise price of $6.00 per share. The warrants were exercisable on May 31, 2015 and expire on November 30, 2021. The relative fair value of the warrants of $458,900 was recorded as a debt discount and was amortized to interest expense using the straight-line method which approximated the effective interest method over the term of the notes.  During the years ended March 31, 2016 and 2015, the Company amortized $221,400 and $237,500 of the debt discount, respectively, to interest expense for these notes.

The Company did not pay any discounts or commissions with respect to the issuance of the 7% Bridge Notes or the warrants. In January and March 2015, the Company repaid an aggregate of $173,600 of the original principal balance outstanding, representing 25% of the net proceeds received from the Class A and Class B convertible preferred stock offering through February 28, 2015. All remaining principal and accrued interest at March 31, 2015 was repaid in April 2015.

5% Bridge Notes

From December 2013 to March 2014, the Company issued to certain accredited investors unsecured convertible promissory notes in the original principal amount of $1,793,000 (the “5% Bridge Notes”).

The 5% Bridge Notes accrued interest at a rate of 5% per annum from the date of issuance through date of payment, on a non-compounding basis. All principal and interest under the 5% Bridge Notes became due on June 30, 2014.

In connection with the issuance of the 5% Bridge Notes, the Company granted these investors warrants to purchase 74,709 shares of common stock at an exercise price of $5.88 per share. The warrants were exercisable on May 31, 2014 and expire on December 31, 2018. The relative fair value of the warrants of $279,100 was recorded as a debt discount and was amortized to interest expense using the straight-line method which approximated the effective interest method over the term of the 5% Bridge Notes.  During the year ended March 31, 2015, the Company amortized $184,700 of the debt discount to interest expense for these notes.

F-15

The agreement allowed that in the event the Company designated and issued one or more types of equity securities while the 5% Bridge Notes were outstanding (a “Subsequent Offering”), the Company must provide written notice to the holders of the notes and such holders had a right to convert up to all of the principal and accrued unpaid interest on the notes into shares of such equity securities on the same terms as the Subsequent Offering during the ten days following the provision of such notice. The conversion price for these equity securities was 90% of the offering price for the equity securities in the Subsequent Offering. At the time of issuance, the Company was unable to value the conversion feature of these 5% Bridge Notes given the absence of a fixed conversion rate and the convertibility of the 5% Bridge Notes was contingent upon the completion of a Subsequent Offering. However, on May 6, 2014, the Company completed the first convertible preferred stock offering which established a firm commitment date. This triggered the valuation of the beneficial conversion feature of the 5% Bridge Notes which aggregated $826,900 and was recorded as interest expense during the year ended March 31, 2015. Note holders with a principal amount of $1,743,000, together with $24,000 of accrued interest, converted their 5% Bridge Notes to convertible preferred stock units and one note holder was paid principal and interest of $50,800.

Emergent Financial Group, Inc. (“Emergent”) served as the Company’s placement agent in connection with the original placement of the 7% Bridge Notes and 5% Bridge Notes and earned a commission of 9% of the original principal balance of such notes. Debt financing costs in the aggregate of $492,500, comprised primarily of the commission earned by Emergent, were amortized to interest expense using the straight-line method which approximated the effective interest method over the term of the notes. During the year ended March 31, 2015, the Company amortized $98,400 of the debt financing costs to interest expense for these notes.

Note 8. Related-Party Transactions

As of March 31, 2016 and 2015, the Company had aggregate principal balances of $966,000 and $1.3 million, respectively, in outstanding unsecured indebtedness owed to five related parties, including four former members of the Board of Directors, representing working capital advances made to the Company from February 2001 through March 2005.

Related-Party Notes Payable

In March 2015, we entered into definitive agreements relating to the exchange or amendment of the notes evidencing such working capital advances. Three of the notes issued to Patrick Mullins, M.D., Maryl Petreccia and Jeffrey Dell, M.D., which as of March 31, 2016 had outstanding principal balances of $448,200, $266,700 and $208,900, respectively, were amended and restated, and the holders received warrants to purchase 37,347, 22,224, and 17,412 shares, respectively, of our common stock at an exercise price of $6.00 per share, exercisable on March 2, 2015 and expiring on March 1, 2020, and warrants to purchase 834, 417, and 417 shares, respectively, of our common stock at an exercise price of $6.00 per share, exercisable on March 2, 2015 and expiring on March 1, 2020, to reimburse the three note holders for any fees or other expenses incurred in connection with this transaction. The notes, as amended and restated, required interest payments on a calendar quarterly basis and payment of all outstanding principal and accrued interest on the maturity date, which was the earlier to occur of (i) March 1, 2016, (ii) the sale of all or substantially all of our assets, or (iii) the merger, consolidation or other similar reorganization of the Company or an affiliate of our Company with another entity. Under the terms of such notes, upon the closing of the public offering in July 2015 (see Note 10), the holders had the option to convert into the securities issued in such offering at a twenty percent (20%) discount to the price per unit issued by the Company in such offering. The holders elected not to convert into such securities issued by the Company.

The relative fair value of the related-party warrants issued in 2015 of $280,400 was recorded as a debt discount and was amortized to interest expense using the straight-line method which approximated the effective interest method over the term of the convertible notes. During the years ended March 31, 2016 and 2015, the Company amortized $259,600 and $20,800, respectively, of the debt discount to interest expense for these convertible notes.

On March 1, 2016, we entered into definitive agreements with the three note holders to amend and restate the outstanding notes, which were to become due on March 1, 2016, pursuant to certain Second Amended and Restated Promissory Notes dated as of February 29, 2016 (the “Amended and Restated Notes”). The Amended and Restated Notes increased the interest rate to 7% per annum, extended the term to April 1, 2017, and modified the repayment provisions to provide for (i) repayment on March 1, 2016 of the outstanding amount of interest accrued through February 29, 2016, (ii) repayment of 10% of the original principal balance and accrued interest of such notes on a quarterly basis commencing April 1, 2016, and (iii) payment of the remaining outstanding balance on April 1, 2017. In addition, we issued such note holders warrants for the purchase of 11,910, 7,088, and 5,553 shares, respectively, of our common stock at an exercise price of $1.88 per share, immediately exercisable and expiring on April 1, 2019. The Company also agreed to reimburse up to $5,000 of legal fees incurred by the note holders. The relative fair value of the warrants issued in March 2016 of $26,900 was recorded as a debt discount and is being amortized to interest expense using the straight-line method which approximates the effective interest method over the term of the related-party notes. During the year ended March 31, 2016, $2,000 of the debt discount was amortized to interest expense.

F-16

One note issued to Raymond Takahashi, M.D., was exchanged for (i) a new promissory note with an original principal amount equal to the outstanding principal and interest of the original note, and (ii) a warrant to purchase 1,490 shares of the Company’s common stock at an exercise price of $6.00 per share, exercisable on February 20, 2015 and expiring on February 19, 2018. The new note, which as of March 31, 2016 had an outstanding principal balance of $35,800, required interest payments on a calendar quarterly basis and payment of all outstanding principal and accrued interest on the maturity date, which was March 1, 2016. Under the terms of such note, upon the closing of the public offering in July 2015 (see Note 10) the holder had the option to convert into the securities issued in such offering at a twenty percent (20%) discount to the price per unit issued by the Company in such offering. The holder elected not to convert into such securities issued by the Company. On March 1, 2016, we entered into a verbal agreement to extend the term of the related-party note to April 1, 2016. On April 1, 2016, we entered into a definitive agreement to amend and extend the term of the note to July 1, 2016.

The conversion feature of the related-party notes payable at a 20% discount resulted in a BCF. The fair value of the BCF of $521,100 was recorded as a debt discount upon the resolution of the contingency and it was amortized to interest expense over the conversion term which ended on September 29, 2015.

 Related-party interest expense under these notes was $58,500 and $33,500 for the years ended March 31, 2016 and 2015, respectively. Accrued interest, which is included in related-party notes payable in the accompanying consolidated balance sheets, amounted to $6,100 and $4,600 as of March 31, 2016 and 2015, respectively.

One note issued to Marc Grossman, M.D., which as of March 31, 2016 had an outstanding principal balance of $6,500, as amended, now provides for interest at a rate of 6% per annum commencing on March 13, 2015; however, no interest payments will be due if no event of default occurs and if the Company (i) complies with its regular payment obligations, reimburses the payee for attorneys’ fees in connection with the negotiation of the note amendment, up to a maximum amount of $1,000, on the later of (A) March 13, 2015, or (B) three (3) days after receiving written notice from the payee of the amount of attorneys’ fees incurred by payee, and (iii) the Company immediately pays all unpaid amounts due and payable in full before the earlier of May 1, 2016 or at the same time that payee(s) of any other promissory note(s) with the Company that were issued in 2005 are paid in full before May 1, 2016, other than (Y) notes that are satisfied upon conversion into common stock, warrants or any other equity of the Company, or (Z) notes that have been paid in full before March 2, 2015. All principal and interest under the original note, as amended by the note amendment, will be due and shall be paid on May 1, 2016. The note requires monthly payments of $20,000, except for the month of June 2015, where the monthly payment is $72,000. The note was repaid in full in April 2016.

Class A Convertible Preferred Stock

In November 2014, both Mr. Shelton and GBR Investments, LLC participated in the Class A convertible preferred stock offering and the Company issued 4,167 shares of Class A convertible preferred stock each in exchange for an aggregate amount of $100,000.

Class B Convertible Preferred Stock

In May 2015, the spouse of the board member Mr. Richard Berman, participated in the Class B convertible preferred stock offering and the Company issued 1,667 shares of Class B convertible preferred stock for total proceeds of $20,000.

Note 9. Commitments and Contingencies

Facility and Equipment Leases

We lease 27,600 square feet of corporate, research and development, and warehouse facilities in Irvine, California under an operating lease expiring February 28, 2023, subject to our option to extend the lease for two additional five-year periods. The initial base rent is approximately $24,700 per month. This lease agreement contains certain scheduled annual rent increases which will be accounted for on a straight-line basis. We also lease certain office equipment which expires in March 2018.

F-17

Future minimum lease payments are approximately as follows:

Years ending March 31,	Operating Leases
2017	$302,400
2018	311,300
2019	315,000
2020	324,500
2021	334,200
Thereafter	668,400
$2,255,800

Rent expense for the years ended March 31, 2016 and 2015 was approximately $134,000 and $169,000, respectively.

Employment Agreements

We have entered into employment agreements with certain of our officers under which payment and benefits would become payable in the event of termination by us for any reason other than cause, or upon a change in control of our Company, or by the employee for good reason.

Consulting and Engineering Services

On September 16, 2015, the Company entered into the Purchase and Sale Agreement (the “Purchase and Sale Agreement”), by and between KLATU Networks, LLC (“KLATU”) and the Company. Pursuant to the Purchase and Sale Agreement, the Company purchased from KLATU certain intellectual property and intellectual property rights related to the Company’s CryoportalTM logistics management platform (the “Developed Technology”), which KLATU previously developed for and licensed to the Company pursuant to the Master Consulting and Engineering Services Agreement, by and between KLATU and the Company, dated October 9, 2007 (as amended, the “Master Consulting and Engineering Services Agreement”). As full compensation for the sale and assignment of the Developed Technology from KLATU to the Company, the Company paid KLATU an aggregate amount of $400,000 in two equal installments of $200,000.

Concurrently with entering into the Purchase and Sale Agreement, on September 16, 2015, the Company and KLATU entered into the Amended and Restated Master Consulting and Engineering Services Agreement (the “Amended and Restated Master Consulting and Engineering Services Agreement”) to amend and restate the Master Consulting and Engineering Services Agreement. The Amended and Restated Master Consulting and Engineering Services Agreement provides a framework for KLATU to perform certain consulting, software and hardware engineering development services as mutually agreed upon and further set forth in one or more Statements of Work (as defined in the Amended and Restated Master Consulting and Engineering Services Agreement). To ensure the availability of KLATU personnel to perform services pursuant to the Amended and Restated Master Consulting and Engineering Services Agreement, the Company agreed to pay KLATU a minimum of $25,000 per month for services fees, which may be carried forward as advance payment for future services under certain conditions. The initial term of the agreement is until December 31, 2017 and will thereafter automatically renew for subsequent one year terms, unless notice of termination is given.

Consulting fees for services provided by KLATU were $290,100 and $339,300 for the years ended March 31, 2016 and 2015, respectively.

Litigation

The Company may become a party to product litigation in the normal course of business. The Company accrues for open claims based on its historical experience and available insurance coverage. In the opinion of management, there are no legal matters involving the Company that would have a material adverse effect upon the Company’s consolidated financial condition or results of operations.

Indemnities and Guarantees

The Company has made certain indemnities and guarantees, under which it may be required to make payments to a guaranteed or indemnified party, in relation to certain actions or transactions. The guarantees and indemnities do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not been obligated nor incurred any payments for these obligations and, therefore, no liabilities have been recorded for these indemnities and guarantees in the accompanying consolidated balance sheets.

F-18

The Company indemnifies its directors, officers, employees and agents, as permitted under the laws of the States of California and Nevada. In connection with its facility lease, the Company has indemnified its lessor for certain claims arising from the use of the facility. The duration of the guarantees and indemnities varies, and is generally tied to the life of the agreement.

Note 10. Stockholders’ Equity

Authorized Stock

The Company has 50,000,000 authorized shares of common stock with a par value of $0.001 per share which were increased in November 2015 upon approval from our stockholders from 20,833,333 authorized shares. In September 2011, our stockholders approved an amendment to the Amended and Restated Articles of Incorporation to authorize a class of undesignated or "blank check" preferred stock, consisting of 2,500,000 shares at $0.001 par value per share. Shares of preferred stock may be issued in one or more series, with such rights, preferences, privileges and restrictions to be fixed by the Board of Directors. In May 2014, the Company filed with the Secretary of State of the State of Nevada a Certificate of Designation which designated 800,000 shares of the Company's previously authorized preferred stock, par value $0.001, as Class A Convertible Preferred Stock. In February 2015, the Company filed with the Secretary of State of the State of Nevada a Certificate of Designation which designated 400,000 shares of the Company’s previously authorized preferred stock, par value $0.001, as Class B Convertible Preferred Stock. In April 2015, the Company filed with the Secretary of State of the State of Nevada an Amendment to the Certificate of Designation to increase the number shares of Class B Convertible Preferred Stock from 400,000 shares to 585,000 shares.

Common Stock Issuances For Services

On October 1, 2015, the Company issued 55,000 shares of common stock with a fair value of $150,200 to a consultant for investor relation services under a consulting agreement that expires on April 1, 2016.

During the year ended March 31, 2016, 61,803 shares of common stock with a fair value of $216,500 were issued to members of the board of directors as compensation for services.

Designation of Class A Convertible Preferred Stock

On May 2, 2014, the Company filed with the Secretary of State of the State of Nevada a Certificate of Designation which designated 800,000 shares of the Company’s previously authorized preferred stock, par value $0.001, as Class A Convertible Preferred Stock (“Class A Convertible Preferred Stock”).

The rights, preferences, and privileges of the Class A Convertible Preferred Stock are summarized as follows:

•	Dividends shall accrue on shares of Class A Convertible Preferred Stock at the rate of $0.96 per annum. Such dividends shall accrue day-to-day, shall be cumulative, and shall be payable on when, as, and if declared by the Board of Directors of the Company.

•	In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, holders of Class A Convertible Preferred Stock then outstanding shall be entitled to receive a liquidation preference payment equal to $12.00 per share (subject to appropriate adjustment in the event of a stock dividend, split, combination, or other similar recapitalization) plus any accrued dividends, but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon.

•	Shares of Class A Convertible Preferred Stock shall vote together with the common stock on an as-converted basis. Holders of the Class A Convertible Preferred Stock will have 2.5 votes per share of Class A Convertible Preferred Stock held compared to one vote for each share of the Company’s common stock.

•	At any time after September 1, 2014, shares of Class A Convertible Preferred Stock shall be convertible into 2.5 shares of common stock. In addition, accrued but unpaid dividends on the preferred stock, whether or not declared, will also be convertible into common stock after September 1, 2014 at the rate of one share for each $4.80 of dividend. Such conversion is subject to adjustment in the event of any stock split or combination, certain dividends and distributions, and any reorganization, recapitalization, reclassification, consolidation, or merger involving the Company.

F-19

•	Shares of the Class A Convertible Preferred Stock shall be subject to redemption by the Company at any time on or after January 15, 2017, upon payment of $12.00 per share (subject to appropriate adjustment in the event of a stock dividend, split, combination, or other similar recapitalization) plus all accrued but unpaid dividends, whether or not declared, thereon.

•	On March 26, 2015, the Company filed with the Secretary of State of the State of Nevada an Amended and Restated Certificate of Designation (“Restated Designation”). The Restated Designation adopted certain special mandatory conversion provisions for the Class A Convertible Preferred Stock upon a qualified offering (defined as a public offering resulting in at least $5,000,000 of gross cash proceeds), whereby the Class A Convertible Preferred Stock is converted into the type of securities issued in such qualified offering at a twenty percent (20%) discount.

Issuance of Class A Convertible Preferred Stock

In May 2014, the Company entered into definitive agreements for a private placement of its securities to certain institutional and accredited investors (the “Class A Investors”) pursuant to certain subscription agreements and elections to convert between the Company and the Class A Investors. Through March 31, 2015, aggregate gross cash proceeds of $3.5 million (approximately $2.9 million after offering costs) were collected in exchange for the issuance of 291,142 shares of our Class A Convertible Preferred Stock, and warrants, exercisable for five years, to purchase up to a total of 194,095 shares of our common stock at an exercise price of $6.00 per share. The Company intends to use the net proceeds for working capital purposes.

Pursuant to the subscription agreements, the Company issued shares of a newly established Class A Convertible Preferred Stock and warrants to purchase common stock of Cryoport. The shares and warrants were issued as a unit (a “Unit”) consisting of (i) one share of Class A Convertible Preferred Stock and (ii) one warrant to purchase 0.67 shares of the Company’s common stock at an exercise price of $6.00 per share, which were immediately exercisable and may be exercised at any time on or before March 31, 2019.

Pursuant to the terms of the 5% Bridge Notes issued by the Company between December 2013 and March 2014 with a total original principal amount of $1,793,000, the issuance of the Units to Class A Investors at $12.00 per Unit entitled the holders of the 5% Bridge Notes to convert up to the entire principal and accrued interest amount under the 5% Bridge Notes into Units at a rate of $10.80 per Unit. Through March 31, 2015, 5% Bridge Note holders totaling $1,743,000 in original principal sum elected to convert their 5% Bridge Notes, including accrued interest of $24,000, for Units in exchange for the issuance of 163,608 shares of our Class A Convertible Preferred Stock and warrants to purchase up to 109,072 shares of our common stock at an exercise price of $6.00 per share. Two of the 5% Bridge Note holders that executed subscription agreements to convert 5% Bridge Notes in the aggregate principal amount of $220,000 are affiliates of the Company – Jerrell W. Shelton, the Company’s Chief Executive Officer, and GBR Investments, LLC, which is managed by Richard Rathmann, a former Director and Chairman of the Board of Directors of the Company (collectively, the “Affiliates”).

The fair value of the beneficial conversion feature of the convertible preferred stock issuance and the relative fair value of the warrants issued, aggregated $3.0 million through March 31, 2015. This amount was accreted to accumulated deficit and additional paid-in capital during the year ended March 31, 2015.

Emergent served as the Company’s placement agent in this transaction and received, with respect to the gross proceeds received from Class A Investors who converted their 5% Bridge Notes into Units (not including those conversions by the Affiliates), a commission of 3% and a non-accountable finance fee of 1% of such proceeds, and with respect to gross proceeds received from all other Investors, a commission of 10% and a non-accountable finance fee of 3% of the aggregate gross proceeds received from such Investors, plus reimbursement of legal expenses of up to $40,000. Emergent was issued a warrant to purchase 0.25 shares of common stock at an exercise price of $6.00 per share for each Unit issued in this transaction. The offering of Units to new Investors concluded on February 4, 2015.

During the year ended March 31, 2016, all outstanding shares of Class A Convertible Preferred Stock were converted into shares of common stock (see below). As of March 31, 2016 and 2015, 0 shares and 454,750 shares, respectively, of Class A Convertible Preferred Stock and 303,167 of the related warrants were outstanding for Class A Investors and 106,432 warrants were outstanding for Emergent in connection with the Class A Convertible Preferred Stock offering and the 5% Bridge Note conversions.

F-20

Designation of Class B Convertible Preferred Stock

On February 20, 2015, the Company filed with the Secretary of State of the State of Nevada a Certificate of Designation which designated 400,000 shares of the Company’s previously authorized preferred stock, par value $0.001, as Class B Convertible Preferred Stock (“Class B Convertible Preferred Stock”). On April 15, 2015, the Company filed with the Secretary of State of the State of Nevada to increase the number of Class B Convertible Preferred stock from 400,000 to 585,000 shares.

The rights, preferences, and privileges of the Class B Convertible Preferred Stock are summarized as follows:

•	Dividends shall accrue on shares of Class B Convertible Preferred Stock at the rate of $0.96 per annum. Such dividends shall accrue day-to-day, shall be cumulative, and shall be payable on when, as, and if declared by the Board of Directors of the Company.

•	In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, holders of Class B Convertible Preferred Stock then outstanding shall be entitled to receive a liquidation preference payment equal to $12.00 per share (subject to appropriate adjustment in the event of a stock dividend, split, combination, or other similar recapitalization) plus any accrued dividends, but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon.

•	Shares of Class B Convertible Preferred Stock shall vote together with the common stock on an as-converted basis. Holders of the Class B Convertible Preferred Stock will have 2.5 votes per share of Class B Convertible Preferred Stock held compared to one vote for each share of the Company’s common stock.

•	At any time after issuance, shares of Class B Convertible Preferred Stock shall be convertible into 2.5 shares of common stock. In addition, accrued but unpaid dividends on the Class B Convertible Preferred Stock, whether or not declared, will also be convertible into common stock after issuance at the rate of one share for each $4.80 of dividend. Such conversion is subject to adjustment in the event of any stock split or combination, certain dividends and distributions, and any reorganization, recapitalization, reclassification, consolidation, or merger involving the Company.

•	Shares of the Class B Convertible Preferred Stock shall be subject to redemption by the Company at any time on or after January 15, 2017, upon payment of $12.00 per share (subject to appropriate adjustment in the event of a stock dividend, split, combination, or other similar recapitalization) plus all accrued but unpaid dividends, whether or not declared, thereon.

•	Shares of the Class B Convertible Preferred stock shall be subject to special mandatory conversion provisions upon a qualified offering (defined as a public offering resulting in at least $5,000,000 of gross cash proceeds), whereby the Class B Convertible Preferred Stock is converted into the type of securities issued in such qualified offering at a twenty percent (20%) discount.

Issuance of Class B Convertible Preferred Stock

In February 2015, the Company entered into definitive agreements for a private placement of its securities to certain institutional and accredited investors (the “Class B Investors”) pursuant to certain subscription agreements and elections to convert between the Company and the Class B Investors. During the years ended March 31, 2016 and 2015, aggregate gross cash proceeds of $4.5 million (approximately $3.9 million after offering costs) and $1.9 million (approximately $1.7 million after offering costs), respectively, were collected in exchange for the issuance of 372,862 shares and 161,709 shares, respectively, of our Class B Convertible Preferred Stock, and warrants, exercisable for five years, to purchase up to a total of 248,575 shares and 107,806 shares, respectively, of our common stock at an exercise price of $6.00 per share. The Company intends to use the net proceeds for working capital purposes.

Pursuant to the subscription agreements, the Company issued shares of a newly established Class B Convertible Preferred Stock and warrants to purchase common stock of Cryoport. The shares and warrants were issued as a unit (a “Unit”) consisting of (i) one share of Class B Convertible Preferred Stock and (ii) one warrant to purchase 0.67 shares of the Company’s common stock at an exercise price of $6.00 per share, which were immediately exercisable and may be exercised at any time on or before May 31, 2020.

The fair value of the beneficial conversion feature of the convertible preferred stock issuance and the relative fair value of the warrants issued, aggregated $4.5 million and $1.9 million, respectively, during the years ended March 31, 2016 and 2015. These amounts were accreted to accumulated deficit and additional paid-in capital during the years ended March 31, 2016 and 2015.

F-21

Emergent served as the Company’s placement agent in this transaction and received, with respect to the gross proceeds received from Class B Investors, a commission of 10% and a non-accountable finance fee of 3% of the aggregate gross proceeds received from such Class B Investors, plus reimbursement of legal expenses of up to $5,000. Emergent was issued a warrant to purchase 0.25 shares of common stock at an exercise price of $6.00 per share for each Unit issued in this transaction. The offering of Units to new Class B Investors concluded on June 9, 2015.

Emergent received total cash consideration of $1.3 million and was issued warrants to purchase 237,345 shares of common stock with respect to the gross proceeds the Company received from the Class A and Class B offerings.

During the year ended March 31, 2016, all outstanding shares of Class B Convertible Preferred Stock were converted to shares of common stock (see below).

Preferred Stock Conversion

On January 30, 2016 (the “Mandatory Exchange Time”), the Company caused the mandatory exchange (the “Mandatory Exchange”) of all its outstanding Class A Convertible Preferred Stock and Class B Convertible Preferred Stock (together, the “Preferred Stock”), consisting of 454,750 shares of Class A Convertible Preferred Stock and 534,571 shares of Class B Convertible Preferred Stock, into (i) an aggregate of 4,977,038 shares (the “Shares”) of common stock, $0.001 par value per share (the “Common Stock”), of the Company and (ii) an aggregate of 4,977,038  warrants with an exercise price of $3.57, each warrant representing the right to purchase one share of Common Stock (the “Warrants” and together with the Shares, the “Securities”).

The Mandatory Exchange was effected in accordance with the terms and conditions of the Company’s Amended and Restated Certificate of Designation of Class A Convertible Preferred Stock and the Company’s Amended and Restated Certificate of Designation of Class B Convertible Preferred Stock (together, as amended to date, the “Certificates of Designation”).  In accordance with each of the Certificates of Designation, a mandatory exchange of the Preferred Stock is triggered upon a Qualified Offering (as defined in the Certificates of Designation).  The Mandatory Exchange occurs on the day that is six months and one day after the closing of such Qualified Offering.  On July 29, 2015, the Company completed its public offering of 2,090,750 units (consisting of one share of Common Stock and one Warrant) at the public offering price of $3.25 per unit, which constituted a Qualified Offering (see below).  As a result, all outstanding shares of Preferred Stock were automatically exchanged at the Mandatory Exchange Time for such units sold in the Qualified Offering (consisting of one share of Common Stock and one Warrant) at an exchange rate determined by:

1)   multiplying the number of shares of Preferred Stock to be exchanged by the Class A Original Issue Price or Class B Original Issue Price (as defined in the Certificates of Designation), or $12.00 per share;

2)   adding to the result all dividends then accrued but unpaid on such shares of Preferred Stock to be exchanged of $1,068,100; then

3)   dividing the result by $2.60 (which is eighty percent (80%) of the price per unit issued in the Qualified Offering).

The issuance of the Securities in connection with the Mandatory Exchange was exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended.

Public Equity Offering

On July 29, 2015, the Company completed the sale of common stock and warrants (the “Units”) under a registered public offering. The gross proceeds to Cryoport from the offering, including the partial exercise of the over-allotment option, were approximately $6.8 million, before underwriting discounts and commissions and other offering expenses (approximately $6.2 million after underwriting discounts, commissions and expenses).

The public offering price per Unit was $3.25. Each Unit consists of one share of common stock and a warrant to purchase one share of common stock. Under the terms of the offering, Cryoport issued 2,090,750 shares of common stock and warrants to purchase up to an aggregate of 2,090,750 shares of common stock, inclusive of the partial exercise of the over-allotment option. The warrants have a per share exercise price of $3.57, are exercisable immediately and will expire five years from the date of issuance.

In connection with this offering, the Company issued to Aegis Capital Corp. (“Aegis”), the underwriters' representative in the offering, a warrant to purchase up to 80,000 shares of the Company's common stock and Aegis received a total cash consideration, including the reimbursement of public offering-related expenses, of $0.6 million. If such warrant is exercised, each share of common stock may be purchased at $4.47 per share (137.5% of the price of the units sold in the offering), commencing on July 23, 2016 and expiring July 23, 2020.

F-22

In connection with this offering, the Company incurred $266,100 in offering costs that have been offset against the proceeds from this offering.

Common Stock Reserved for Future Issuance

As of March 31, 2016, approximately 15.2 million shares of common stock were issuable upon exercise of stock options and warrants, as follows:

Exercise of stock options	3,999,325
Exercise of warrants	11,153,868
Total shares of common stock reserved for future issuances	15,153,193

Note 11. Stock-Based Compensation

Warrant Activity

We typically issue warrants to purchase shares of our common stock to investors as part of a financing transaction or in connection with services rendered by placement agents and consultants. Included in outstanding warrants are 21,930 warrants at March 31, 2016 and 2015 issued to employees or directors. Our outstanding warrants expire on various dates through November 2021. A summary of warrant activity is as follows:

	Number of Shares	Weighted- Average Exercise Price/Share	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (1)
Outstanding — March 31, 2014	5,099,528	$10.08
Issued	826,284	6.00
Exercised	(23,256)	4.08
Expired	(426,750)	39.36
Outstanding — March 31, 2015	5,475,806	7.20
Issued	7,513,768	3.68
Exercised	(49,339)	2.40
Expired	(1,786,367)	9.28
Outstanding — March 31, 2016	11,153,868	$4.50	3.7	$3,800
Vested (exercisable) — March 31, 2016	11,153,868	$4.50	3.7	$3,800

(1)	Aggregate intrinsic value represents the difference between the exercise price of the warrant and the closing market price of the Company’s common stock on March 31, 2016, which was $2.03 per share.

During the years ended March 31, 2016 and 2015, the fair value of each warrant grant was estimated on the date of grant using Black-Scholes with the following assumptions:

	March 31,
	2016	2015
Expected life (years)	3.1 – 5.2	3.0 – 7.0
Risk-free interest rate	0.99% - 1.73%	1.07% - 2.00%
Volatility	99% - 121%	117% - 125%
Dividend yield	0%	0%

F-23

The following table summarizes information with respect to warrants outstanding and exercisable at March 31, 2016:

Exercise Price	Number Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$ 1.88 – 2.40	174,187	2.4	$2.30	174,187	$2.30
$ 3.48 – 3.57	7,096,524	4.3	$3.57	7,096,524	$3.57
$ 4.44 – 4.47	1,780,634	2.6	$4.44	1,780,634	$4.44
$ 5.88 – 6.00	1,242,517	3.9	$5.99	1,242,517	$5.99
$ 8.28 – 16.56	837,609	0.9	$8.29	837,609	$8.29
$33.60 – 129.60	22,397	1.5	$98.70	22,397	$98.70
	11,153,868			11,153,868

Stock Options

We have four stock incentive plans: the 2002 Stock Incentive Plan (the “2002 Plan”), the 2009 Stock Incentive Plan (the “2009 Plan”), the 2011 Stock Incentive Plan (the “2011 Plan”) and the 2015 Omnibus Equity Incentive Plan (the “2015 Plan”), (collectively, the “Plans”). The 2002 Plan, the 2009 Plan, and the 2011 Plan (the “Prior Plans”) have been superseded by the 2015 Plan. In October 2015, the stockholders approved the 2015 Plan for 5,000,000 shares. The Prior Plans will remain in effect until all awards granted under such Prior Plans have been exercised, forfeited, cancelled, or have otherwise expired or terminated in accordance with the terms of such awards, but no awards will be made pursuant to the Prior Plans after the effectiveness of the 2015 Plan. As of March 31, 2016, the Company had 3,074,650 shares available for future awards under the 2015 Plan.

In May 2015, the Company granted employees and members of the board of directors options to purchase 465,633 and 20,835 shares of common stock, respectively, with an exercise price of $7.80 per share, of which 355,001 shares were issued outside of a plan. The exercise price for the shares of common stock pursuant to the option is equal to the fair market value of the Company’s common stock on the date of grant.

During the years ended March 31, 2016 and 2015, we granted stock options at exercise prices equal to or greater than the quoted market price of our common stock on the grant date. The fair value of each option grant was estimated on the date of grant using Black-Scholes with the following assumptions:

	March 31,
	2016	2015
Expected life (years)	5.2 – 6.4	1.5 – 6.1
Risk-free interest rate	1.30% - 1.93%	0.31% - 2.03%
Volatility	116% - 122%	103% - 128%
Dividend yield	0%	0%

The expected option life assumption is estimated based on the simplified method. Accordingly, the Company has utilized the average of the contractual term of the options and the weighted average vesting period for all options to calculate the expected option term. The risk-free interest rate assumption is based upon observed interest rates appropriate for the expected term of our employee stock options. The expected volatility is based on the historical volatility of our stock commensurate with the expected life of the stock-based award. We do not anticipate paying dividends on the common stock in the foreseeable future.

We recognize stock-based compensation cost over the vesting period using the straight-line single option method. Stock-based compensation expense is recognized only for those awards that are ultimately expected to vest. An estimated forfeiture rate has been applied to unvested awards for the purpose of calculating compensation cost. The estimated forfeiture rate of 0% per year is based on the historical forfeiture activity of unvested stock options. These estimates are revised, if necessary, in future periods if actual forfeitures differ from the estimates. Changes in forfeiture estimates impact compensation cost in the period in which the change in estimate occurs.

F-24

A summary of stock option activity is as follows:

	Number of Shares	Weighted- Average Exercise Price/Share	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (1)
Outstanding — March 31, 2014	991,183	$4.20
Granted (weighted-average fair value of $4.20 per share)	955,199	4.92
Exercised	(657)	3.24
Forfeited	(150,130)	4.56
Expired	(1,850)	27.48
Outstanding — March 31, 2015	1,793,745	$4.56
Granted (weighted-average fair value of $2.83 per share)	2,536,968	4.49
Exercised	(4,601)	2.47
Forfeited	(322,760)	4.37
Expired	(4,027)	5.55
Outstanding — March 31, 2016	3,999,325	$4.44	8.4	$135,600
Vested (exercisable) — March 31, 2016	1,333,944	$4.41	7.1	$—
Expected to vest after March 31, 2016 (unexercisable)	2,665,381	$4.45	3.0	$135,600

(1)	Aggregate intrinsic value represents the difference between the exercise price of the option and the closing market price of the common stock on March 31, 2016, which was $2.03 per share.

The following table summarizes information with respect to stock options outstanding and exercisable at March 31, 2016:

Exercise Price	Number Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$1.08 – 2.66	331,687	7.5	$1.82	156,254	$2.32
$3.00 – 3.96	1,430,798	8.5	$3.14	521,916	$3.21
$4.32 – 4.92	759,506	8.4	$4.75	281,164	$4.71
$5.00 – 6.36	953,344	8.9	$5.05	206,780	$5.15
$7.80 – 7.92	507,554	8.2	$7.81	151,394	$7.84
$10.32 – 99.60	16,436	4.7	$16.43	16,436	$16.43
	3,999,325			1,333,944

As of March 31, 2016, there was unrecognized compensation expense of $7.9 million related to unvested stock options, which we expect to recognize over a weighted average period of 3.0 years.

Note 12. Income Taxes

Significant components of the Company’s deferred tax assets as of March 31, 2016 and 2015 are shown below:

	March 31,
	2016	2015
	(000’s)
Deferred tax assets:
Net operating loss carryforward	$19,209	$16,830
Research credits	56	56
Expenses recognized for granting of options and warrants	2,120	1,554
Accrued expenses and reserves	35	20
Valuation allowance	(21,420)	(18,460)
	$—	$—

F-25

Based on the weight of available evidence, the Company’s management has determined that it is more likely than not that the net deferred tax assets will not be realized. Therefore, the Company has recorded a full valuation allowance against the net deferred tax assets. The Company’s income tax provision consists of state minimum taxes.

The income tax provision differs from that computed using the federal statutory rate applied to income before taxes as follows:

	March 31,
	2016	2015
	(000’s)
Computed tax benefit at federal statutory rate	$(3,338)	$(2,382)
State tax, net of federal benefit	(349)	(187)
Stock compensation	270	—
Interest expense	76	462
Permanent items and other	184	874
Valuation allowance	3,161	1,235
	$4	$2

At March 31, 2016, the Company has federal and state net operating loss carryforwards of approximately $49,863,000 and $39,661,000 which will begin to expire in 2019, unless previously utilized, and as of 2012 have already begun to expire for state carryforwards. At March 31, 2016, the Company has federal and California research and development tax credits of approximately $18,000 and $58,000, respectively. The federal research tax credit begins to expire in 2026 unless previously utilized and the California research tax credit has no expiration date.

Utilization of the net operating loss and research and development carryforwards might be subject to a substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), as well as similar state and foreign provisions. These ownership changes may limit the amount of NOL and R&D credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. In general, an “ownership change” as defined by Section 382 of the Code results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders or public groups. Since the Company’s formation, the Company has raised capital through the issuance of capital stock on several occasions which, combined with the purchasing stockholders’ subsequent disposition of those shares, may have resulted in such an ownership change, or could result in an ownership change in the future upon subsequent disposition.

The Company has not completed a study to assess whether an ownership change has occurred. If the Company has experienced an ownership change, utilization of the NOL or R&D credit carryforwards would be subject to an annual limitation under Section 382 of the Code, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term, tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the NOL or R&D credit carryforwards before utilization. Further, until a study is completed and any limitation is known, no amounts are being considered as an uncertain tax position or disclosed as an unrecognized tax benefit. Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefits will not impact its effective tax rate. Any carryforwards that will expire prior to utilization as a result of such limitations will be removed from deferred tax assets with a corresponding reduction of the valuation allowance.

Note 13. Quarterly Financial Data (Unaudited)

A summary of quarterly financial data is as follows ($ in ‘000’s):

	Quarter Ended
	June 30	September 30	December 31	March 31
Year ended March 31, 2016
Total revenues	$1,431	$1,437	$1,459	$1,555
Gross margin	$488	$436	$384	$582
Operating loss	$(1,616)	$(1,822)	$(2,679)	$(2,624)

F-26

	Quarter Ended
	June 30	September 30	December 31	March 31
Net loss attributable to common stockholders	$(6,607)	$(2,665)	$(3,000)	$(2,785)
Net loss per share attributable to common stockholders - basic and diluted	$(1.31)	$(0.41)	$(0.42)	$(0.26)

Year ended March 31, 2015
Total revenues	$937	$825	$975	$1,198
Gross margin	$339	$225	$235	$370
Operating loss	$(1,168)	$(1,375)	$(1,357)	$(1,693)
Net loss	$(2,297)	$(1,385)	$(1,408)	$(1,937)
Net loss per share attributable to common stockholders - basic and diluted	$(0.61)	$(0.64)	$(0.40)	$(0.79)

Earnings per basic and diluted shares are computed independently for each of the quarters presented based on basic and diluted shares outstanding per quarter and, therefore, may not sum to the totals for the year.

Note 14. Subsequent Events

Tender Offer

On April 7, 2016, we completed our tender offer with respect to certain warrants to purchase up to 2,448,000 shares of common stock of the Company (the “Offer”).

Pursuant to the Offer, warrants to purchase 2,020,597 shares of the Company’s common stock were tendered by holders of warrants and were amended ( the “Amended Warrants”) and exercised in connection therewith, resulting in the issuance by the Company of an aggregate of 2,020,597 shares of its common stock (the “Exercise Shares”) for aggregate gross proceeds of $2.5 million.

The warrants of holders who elected to participate in the Offer were amended to: (i) reduce the exercise price to $1.25 per share; and (ii) shorten the exercise period to expire concurrently with the expiration date of April 7, 2016 (the “Expiration Date”). In addition, such holders also agreed: (A) to not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of the Exercise Shares without the prior written consent of the Company for a period of sixty (60) days after the Expiration Date (the “Lock-Up Period”); and (B) acting alone or with others, to not effect any purchases or sales of any securities of the Company in any “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any type of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) or similar arrangements, or sales or other transactions through non-U.S. broker dealers or foreign regulated brokers through the expiration of the Lock-Up Period.

The Amended Warrants also provide that, on or prior to June 30, 2016, the Company will be required to prepare and file with the SEC a registration statement on Form S-1 covering resales of the Exercise Shares. In addition, the Company is required to use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC. In the event that the Company fails to file such registration statement on or prior to June 30, 2016, (the “Filing Date”), then for each month following the Filing Date that the Company has not filed such registration statement, the Company shall issue to the holder of Exercise Shares, for no additional consideration, one share of common stock for every one hundred Exercise Shares held by such holder; provided, however, the Company shall only be liable to issue such shares for the first three months following the Filing Date and shall not be liable if any such delay is due to such holder’s failure to promptly provide on request by the Company any information required or the provision of inaccurate or incomplete information by such holder.

Rights Offering

On June 20, 2016, we completed our rights offering for gross proceeds of $1.3 million in subscriptions (including both basic and oversubscriptions) for 841,873 shares of common stock.

The rights offering was made through a distribution of non-transferable subscription rights to purchase one share of common stock for $1.55, which was 85% of the volume weighted average price per share of our common stock on NASDAQ for the five consecutive trading days immediately preceding and including May 31, 2016. The subscription rights were distributed to holders of our common stock and holders of our warrants as of the record date, May 31, 2016.

Under the terms of the offering, rights holders had the ability to oversubscribe, which entitled each rights holder that exercised their basic subscription privilege in full the right to purchase additional shares of common stock that remained unsubscribed at the expiration of the rights offering.

F-27

ITEM 7.  Management's Discussion and Analysis of Financial Condition and Results of Operations

This Annual Report on Form 10-K contains forward-looking statements within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those expressed or implied by such forward-looking statements. For a detailed discussion of these risks and uncertainties, see the “Risk Factors” section in Item 1A of Part I of this Form 10-K. We caution the reader not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this Form 10-K. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this Form 10-K.

The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes to those statements contained elsewhere in this Annual Report on Form 10-K.

General Overview

We provide cryogenic logistics solutions to the life sciences industry through a combination of purpose-built proprietary packaging, information technology and specialized cold chain logistics knowhow. We view our solutions as disruptive to the “older technologies” of dry ice and liquid nitrogen, in that our solutions are comprehensive and combine our competencies in configurations that are customized to our client’s requirements. We provide comprehensive, reliable, economic alternatives to all existing logistics solutions and services utilized for frozen shipping in the life sciences industry (e.g., personalized medicine, cell therapies, stem cells, cell lines, vaccines, diagnostic materials, semen, eggs, embryos, cord blood, bio-pharmaceuticals, infectious substances, and other commodities that require continuous exposure to cryogenic or frozen temperatures). As part of our services, we provide the ability to monitor, record and archive crucial information for each shipment that can be used for scientific and regulatory purposes.

Our Cryoport Express® Solutions include a sophisticated cloud-based logistics operating platform, which is branded as the Cryoportal™. The Cryoportal™ supports the management of the entire shipment and logistics process through a single interface, including initial order input, document preparation, customs clearance, courier management, shipment tracking, issue resolution, and delivery. In addition, it provides unique and incisive information dashboards and validation documentation for every shipment. The Cryoportal™ records and retains a fully documented “chain-of-custody” and, at the client’s option, “chain-of-condition” for every shipment, helping ensure that quality, safety, efficacy, and stability of shipped commodities are maintained throughout the process. This recorded and archived information allows our clients to meet exacting requirements necessary for scientific work and for proof of regulatory compliance during the logistics phase.

The branded packaging for our Cryoport Express® Solutions includes our liquid nitrogen dry vapor shippers, the Cryoport Express® Shippers. The Cryoport Express® Shippers are cost-effective and reusable cryogenic transport shippers (our standard shipper is a patented vacuum flask) utilizing an innovative application of “dry vapor” liquid nitrogen technology. Cryoport Express® Shippers are International Air Transport Association certified and validated to maintain stable temperatures of minus 150° Celsius and below for a 10-day dynamic shipment period. The Company currently features three Cryoport Express® Shippers: the Standard Dry Shipper (holding up to 75 2.0 ml vials), the High Volume Dry Shipper (holding up to 500 2.0 ml vials) and the Cryoport Express® CXVC1 Shipper (holding up to 1,500 2.0 ml vials). In addition, we assist clients with internal secondary packaging as well (e.g., vials, canes, straws, plates, etc.).

Our most used solution is the “turnkey” solution, which can be accessed directly through our cloud-based Cryoportal™ or by contacting Cryoport Client Care for order entry. Once an order is placed and cleared, we ship a fully charged Cryoport Express® Shipper to the client who conveniently loads its frozen commodity into the inner chamber of the Cryoport Express® Shipper. The customer then closes the shipper package and reseals the shipping box displaying the next recipient’s address for pre-arranged carrier pick up. Cryoport arranges for the pick-up of the parcel by a shipping service provider, which is designated by the client or chosen by Cryoport, for delivery to the client’s intended recipient. The recipient simply opens the shipper package and removes the frozen commodity that has been shipped. The recipient then reseals the package, displaying the nearest Cryoport Staging Center address, making it ready for pre- arranged carrier pick-up. When the Cryoport Staging Center receives the Cryoport Express® Shipper, it is cleaned, put through quality assurance testing, and returned to inventory for reuse.

In late 2012, we shifted our focus to become a comprehensive cryogenic logistics solutions provider. Recognizing that clients in the life sciences industry have varying requirements, we unbundled our technologies, establishing customer facing solutions and taking a consultative approach to the market. Today, in addition to our standard turnkey solution, described above, we also provide the following customer facing, value-added solutions to address our various clients’ needs:

3

•	“Customer Staged Solution,” designed for clients making 50 or more shipments per month. Under this solution, we supply an inventory of our Cryoport Express® Shippers to our customer, in an uncharged state, enabling our customer (after training and certification) to charge them with liquid nitrogen and use our Cryoportal™ to enter orders with shipping and delivery service providers for the transportation of the package. Once the order is released, our customer service professionals monitor the shipment and the return of the shipper to us for cleaning, quality assurance testing and reuse.

•	“Customer Managed Solution,” a limited customer implemented solution whereby we supply our Cryoport Express® Shippers to clients in a fully charged state, but leaving it to the client to manage the shipping, including the selection of the shipping and delivery service provider and the return of the shipper to us.

•	“powered by CryoportSM,” available to providers of shipping and delivery services who seek to offer a “branded” cryogenic logistics solution as part of their service offerings, with “powered by CryoportSM” appearing prominently on the software interface and shippers or storage unit. This solution can also be private labeled upon meeting certain requirements, including minimum required shipping volumes.

•	“Integrated Solution,” which is our outsource solution. It is our most comprehensive solution and involves our management of the entire cryogenic logistics process for our client, including Cryoport employees at the client’s site to manage the client’s cryogenic logistics function in total.

•	“Regenerative Medicine Point-of-Care Repository Solution,” designed for allogeneic therapies. Under this solution we supply our Cryoport Express® Shipper to ship and store cryogenically preserved life science products for up to 6 days (or longer periods with supplementary shippers) at a point-of-care site, with the Cryoport Express® Shipper serving as a temporary freezer/repository enabling the efficient and effective distribution of temperature sensitive allogeneic cell-based therapies without the expense, inconvenience, and potential costly failure of an on-site, cryopreservation device. Our customer service professionals monitor each shipment throughout the predetermined process including the return of the shipper to us. When the Cryoport Staging Center receives the Cryoport Express® Shipper package it is cleaned, put through quality assurance testing, and returned to inventory for reuse.

•	“Personalized Medicine and Cell-based Immunotherapy Solution,” designed for autologous therapies. Under this solution our Cryoport Express® Shipper serves as an enabling technology for the safe transportation of manufactured autologous cellular-based immunotherapies by providing a comprehensive logistics solution for the verified chain of custody and condition transport from, (a) the collection of the patient’s cells in a hospital setting, to (b) a central processing facility where they are manufactured into a personalized medicine, to (c) the safe, cryogenically preserved return of these irreplaceable cells to a point-of-care treatment facility. If required, the Cryoport Express® Shipper can then serve as a temporary freezer/repository to allow the efficient distribution of this personalized medicine to the patient when and where the medical provider needs it most without the expense, inconvenience, and potential costly failure of an on-site, cryopreservation device. Our customer service professionals monitor each shipment throughout the predetermined process, including the return of the shipper to us. When the Cryoport Staging Center receives the Cryoport Express® Shipper package it is cleaned, put through quality assurance testing, and returned to inventory for reuse.

Cryoport is continuously expanding its solutions offerings in response to its customers’ needs.

In April 2016, Cryoport launched its Temperature Controlled Logistics Consulting Division to assist life sciences companies in developing strategies for global cold chain logistics management and contingency options to protect their valuable, and often irreplaceable, biological commodities. The launch of Cryoport’s Temperature Controlled Logistics Consulting Division addresses the demand created by the worldwide advances in cellular based therapies, including immunotherapies, stem cells and CAR T-cells. Cell-based immunotherapies are causing broad shifts and challenges for the life sciences industry, including how to obtain, properly store and transport the growing number of new, individualized, temperature sensitive therapies. Improper temperature maintenance or temperature excursions during any portion of a logistics cycle can adversely affect the viability of these biologically based commodities. Consequently, strategic, global logistics planning for cryogenic cold chain solutions has taken on a strategic importance to the life sciences industry and a rapidly growing demand for consulting expertise

In June 2016, Cryoport further broadened its capabilities and solutions offerings beyond cryogenic logistics and transportation services to include temperature-controlled storage solutions that include cGMP compliant biorepositories at controlled temperatures and climatized systems. Cryoport Biostorage services feature extensive management and monitoring, including controlled access to commodities, periodic temperature and activity reports, as well as 21 CFR, Part II compliant monitoring with 24/7/365 alarm response.

Also in June 2016, Cryoport announced a new Laboratory Relocation Service, for transport of complete laboratories. The Laboratory Relocation Service manages the safe, secure and proper transportation of materials that are stored in labs as well as lab equipment and instruments. Relocation projects can range in size from the relocation of a fully equipped lab to the move of a single freezer.

Strategic Logistics Alliances

We have sought to establish strategic alliances as a long-term method of marketing our solutions providing minus 150° Celsius shipping conditions to the life sciences industry. We have focused our efforts on leading companies in the logistics services industry as well as participants in the life sciences industry. In connection with our alliances with providers of shipping services, we refer to their respective offerings as “powered by CryoportSM” to reflect our solutions being integrated into our alliance partner’s services.

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Cryoport now serves and supports the three largest integrators in the world, responsible for over 85% of worldwide airfreight, with its advanced cryogenic logistics solutions for life sciences. We operate with each independently and confidentially in support of their respective market and sales strategies. These agreements with the three largest integrators in the world represent a significant validation of our solutions and the way we conduct our business.

FedEx. In January 2013, we entered into a master agreement with Federal Express Corporation (“FedEx”) (the “FedEx Agreement”) renewing these services and providing FedEx with a non-exclusive license and right to use a customized version of our Cryoportal™ for the management of shipments made by FedEx customers. The FedEx Agreement became effective on January 1, 2013 and was amended in December 2015 to extend the initial term for an additional three years, expiring on December 31, 2018. FedEx has the right to terminate this agreement at any time for convenience upon 180 days’ notice.

Under our FedEx Agreement, we provide frozen shipping logistics services through the combination of our purpose-built proprietary technologies and turnkey management processes. FedEx markets and sells Cryoport’s services for frozen temperature-controlled cold chain transportation as its FedEx® Deep Frozen Shipping Solution on a non-exclusive basis and at its sole expense. As part of the solution, Cryoport has developed a FedEx-branded version of the Cryoportal™ software platform, which is “powered by CryoportSM” for use by FedEx and its customers giving them access to the full capabilities of our cloud- based logistics management software platform.

DHL. In June 2014, we entered into a master agreement with LifeConEx, a part of DHL Global Forwarding (“DHL”). DHL has enhanced its cold chain logistics offerings to its life sciences and healthcare customers with Cryoport’s validated cryogenic solutions. DHL offers Cryoport’s cryogenic solutions through its worldwide Thermonet network of Certified Life Sciences Stations under the DHL brands as “powered by CryoportSM”. In addition, DHL’s customers have direct access to our cloud-based order entry and tracking portal to order Cryoport Express® Solutions and receive preferred DHL shipping rates and discounts. Our proprietary logistics management operating platform, the CryoportalTM, is integrated with DHL’s tracking and billing systems to provide DHL life sciences and healthcare customers with a seamless way of accessing critical information regarding shipments of biological material worldwide.

UPS. In October 2014, we added United Parcel Services, Inc. (“UPS”) as our third major distributor by entering into an agreement with UPS Oasis Supply Corporation, a part of UPS, whereby UPS will offer our validated and comprehensive cryogenic solutions to its life sciences and healthcare customers on a global basis. This relationship with UPS is a further implementation of the Company’s expansion of distributors under the “powered by CryoportSM” model described above, allowing us to further expand our sales and marketing reach through our partners and build awareness of the benefits of our validated cryogenic solution offerings through UPS.As a result of our new relationship with UPS, UPS customers have direct access to our cloud-based order entry and tracking portal to order Cryoport Express® Solutions and gain access to UPS’s broad array of domestic and international shipping and logistics solutions at competitive prices. Our proprietary logistics management operating platform, the Cryoportal™, is integrated with UPS’s tracking and billing systems to provide UPS life sciences and healthcare customers with a seamless way of accessing critical information regarding shipments of biological material worldwide.

Worthington Industries. In April 2016 we signed a strategic partnership with Worthington Industries a maker of cryogenic storage vessels and equipment. Through this partnership, Worthington’s CryoScience by Taylor Wharton business will design and manufacture biostorage and logistics equipment for use in Cryoport’s life sciences cryogenic logistics solutions. With the added competencies Worthington’s CryoScience by Taylor Wharton brings to Cryoport, we can concentrate on further advancing and expanding our cold chain solutions to meet the growing and varied demands for validated cryogenic logistics solutions in the life sciences market. Working in tandem with Worthington allows Cryoport to meet the demands of a more diverse clientele through a broader offering which in turn, increases our revenue opportunity as well as provides us the opportunity to rapidly scale to support our clients commercialization activities.

Pacific Bio-Material Management. Through a strategic partnership with Pacific Bio-Material Management, Inc. ("PBMMI") entered into in May 2016, Cryoport now offers storage solutions that include cGMP compliant biorepositories at controlled temperatures and climatized systems with effective redundancies such as back-up freezers and power. Cryoport Biostorage service features extensive management and monitoring, including controlled access to commodities, periodic temperature and activity reports, as well as 21 CFR, Part 11 compliant monitoring with 24/7/365 alarm response.

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Life Sciences Agreements

Zoetis. In December 2012, we signed an agreement with Pfizer Inc. relating to Zoetis Inc. (formerly the animal health business unit of Pfizer Inc.) pursuant to which we were engaged to manage frozen shipments of a key poultry vaccine. Under this arrangement, Cryoport provides on-site logistics personnel and its logistics management operating platform, the Cryoportal™ to manage shipments from the Zoetis manufacturing site in the United States to domestic customers as well as various international distribution centers. As part of our logistics management services, Cryoport is constantly analyzing logistics data and processes to further introduce economies and reliability throughout the network, ensuring products arrive at their destinations in specified conditions, on-time and with the optimum utilization of resources. The Company manages Zoetis’ total fleet of dewar flask shippers used for this purpose, including liquid nitrogen shippers. In July 2013 the agreement was amended to expand Cryoport’s scope to manage all logistics of Zoetis’ key frozen poultry vaccine to all Zoetis’ international distribution centers as well as all domestic shipments. In October 2013, the agreement was further amended to expand Cryoport’s role to include the logistics management for a second poultry vaccine. In September 2015, the agreement was further amended and extended through September 2018, subject to certain termination and extension provisions.

In summary, we serve the life sciences industry with cryogenic logistics solutions that are advanced, comprehensive, reliable, validated, and efficient. Our clients include those companies and institutions that have logistics requirements for personalized medicine, immunotherapies, stem cells, cell lines, tissue, vaccines, in-vitro fertilization, cord blood, and other temperature sensitive commodities of life sciences.

 Going Concern

As reported in the Report of Independent Registered Public Accounting Firm on our March 31, 2016 and 2015 consolidated financial statements, we have incurred recurring losses and negative cash flows from operations since inception. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

We expect to continue to incur substantial additional operating losses from costs related to the commercialization of our Cryoport Express® Solutions and do not expect that revenues from operations will be sufficient to satisfy our funding requirements in the near term. We believe that our cash resources at March 31, 2016, together with proceeds from the tender offer and rights offering, as well as the revenues generated from our services will be sufficient to sustain our planned operations through the third quarter of fiscal year 2017; however, we must obtain additional capital to fund operations thereafter and for the achievement of sustained profitable operations. These factors raise substantial doubt about our ability to continue as a going concern. We are currently working on funding alternatives in order to secure sufficient operating capital to allow us to continue to operate as a going concern.

Future capital requirements will depend upon many factors, including the success of our commercialization efforts and the level of customer adoption of our Cryoport Express® Solutions as well as our ability to establish additional collaborative arrangements. We cannot make any assurances that the sales ramp will lead to achievement of sustained profitable operations or that any additional financing will be completed on a timely basis on acceptable terms or at all. Management’s inability to successfully achieve significant revenue increases or its cost reduction strategies or to complete any other financing will adversely impact our ability to continue as a going concern. To address this issue, the Company is seeking additional capitalization to properly fund our efforts to become a self-sustaining financially viable entity.

While we increased revenue year-over-year by 49.5% to $5.9 million for the fiscal year ended March 31, 2016, our revenue is still significantly lower than our operating expenses during the year and we have no assurance of the level of future revenues. We incurred a net loss of $9.8 million and used cash of $6.3 million in our operating activities during the year ended March 31, 2016. We had working capital of $2.0 million and had cash and cash equivalents of $2.8 million at March 31, 2016.

We plan to raise additional funds to support our growth plans. There is however, no assurance that funds can be secured or if these funds would allow us to continue our operations until more significant revenues can be generated or more funding can be secured. These matters raise substantial doubt about our ability to continue as a going concern.

Recent Developments

The Board of Directors authorized the twelve-to-one reverse stock split that became effective on May 19, 2015. All prior periods presented in this Report have been adjusted to reflect the twelve-to-one reverse stock split. Financial information updated by this capital change includes earnings per common share, dividends per common share, stock price per common share, weighted average common shares, outstanding common shares, treasury shares, common stock and additional paid-in capital.

 Liquidity and Capital Resources

As of March 31, 2016, the Company had cash and cash equivalents of $2.8 million and working capital of $2.0 million. Historically, we have financed our operations primarily through sales of our debt and equity securities.

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For the year ended March 31, 2016, we used $6.3 million of cash for operations primarily as a result of the net loss of $9.8 million offset by non-cash expenses of $4.4 million primarily comprised of amortization of debt discount and deferred financing costs, stock-based compensation expense, depreciation and amortization, beneficial conversion feature of related-party notes payable, loss on disposal of patents and fixed assets and provision for bad debt. Also contributing to the cash impact of our net operating loss (excluding non-cash items) was an increase in accounts receivable of $469,800 due to increased revenues, increase in prepaid expenses and other currents assets of $151,400 for prepaid items due to timing and an increase in deposits of $363,400 related to the new Irvine facility. These increases were partially offset by a decrease in accounts payable and accrued expenses of $313,200.

Net cash used in investing activities of $1.1 million during the year ended March 31, 2016 was due to the $400,000 purchase from KLATU of certain intellectual property and intellectual property rights related to the Company’s CryoportalTM logistics management platform which KLATU previously developed for and licensed to the Company. In addition we purchased additional liquid nitrogen dry vapor shippers and data loggers for our condition monitoring system aggregating $432,300 and incurred $206,500 for leasehold improvements to our new corporate office in Irvine, CA.

Net cash provided by financing activities totaled $8.8 million during the year ended March 31, 2016, and resulted from net proceeds from the public equity offering of $5.9 million, net proceeds from the issuance of convertible preferred stock of $3.9 million, proceeds from the exercise of stock options and warrants of $10,900, partially offset by the repayment of notes payable of $741,400 and the repayment of related-party notes payable of $292,000.

As discussed in Note 1 of the accompanying consolidated financial statements, there exists substantial doubt regarding the Company’s ability to continue as a going concern. The Company received net proceeds of $5.9 million for the issuance of 2,090,750 shares of common stock during fiscal 2016 which is further described in Note 10 in the accompanying consolidated financial statements. We also completed two equity raises subsequent to March 31, 2016. In April 2016, we completed a tender offer for gross proceeds of $2.5 million for the issuance of 2,020,597 shares of common stock and, in June 2016, we completed a rights offering for gross proceeds of $1.3 million in subscriptions for 841,873 shares of common stock. The funds raised are being used for working capital purposes and to continue our sales efforts to advance the Company’s commercialization of the Cryoport Express® Solutions.

The Company’s management recognizes that the Company will need to obtain additional capital to fund its operations until sustained profitable operations are achieved. Additional funding plans may include obtaining additional capital through equity and/or debt funding sources. The Company currently anticipates that it will continue to raise additional capital to fund its short term operating expenses pursuant to private placements similar to private placements the Company has conducted in the past. No assurance can be given that additional capital, if needed, will be available when required or upon terms acceptable to the Company.

In addition, management will continue to review its operations for further cost reductions to extend the time that the Company can operate with its current cash on hand and additional bridge financing and to utilize third parties for services such as its international recycling and refurbishment centers to provide for greater flexibility in aligning operational expenses with the changes in sales volumes.

Results of Operations

Results of Operations for Fiscal 2016 Compared to Fiscal 2015

The following table summarizes certain information derived from our consolidated statements of operations:

	Year Ended March 31,
	2016	2015	$ Change	% Change
	($ in 000’s)

Revenues	$5,882	$3,935	$1,947	49.5%
Cost of revenues	(3,992)	(2,766)	(1,226)	44.3%

Gross margin	1,890	1,169	721	61.7%
General and administrative	(5,925)	(3,497)	(2,428)	69.4%
Sales and marketing	(4,156)	(2,912)	(1,244)	42.7%
Research and development	(550)	(353)	(197)	56.1%
Interest expense	(1,066)	(1,428)	362	(25.4)%
Other expense	(9)	(4)	(5)	132.1%
Provision for income taxes	(4)	(2)	(2)	126.6%

Net loss	$(9,820)	$(7,027)	$2,793	39.8%

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Total revenues

	Year Ended March 31,
	2016	2015	$ Change	% Change
	($ in 000’s)

Biopharmaceutical	$3,685	$2,086	$1,599	76.7%
Reproductive medicine	1,328	924	404	43.6%
Animal health	869	925	(56)	(6.1)%

Total revenues	$5,882	$3,935	$1,947	49.5%

Revenues. We generated revenues from customers in all of our target life sciences markets, such as biopharma, animal health and reproductive medicine. Net revenues increased $1.9 million or 49.5% for the year ended March 31, 2016 as compared to the prior year. This increase is primarily driven by an overall increase in the number of customers utilizing our services and frequency of shipments compared to the prior year. During fiscal year 2016, we added approximately 127 new biopharma clients and supported 76 clinical trials, of which 12 trials were in Phase III. This increased activity in biopharma and the clinical trial space is expected to drive future revenue growth as these clinical trials advance and resulting therapies are commercialized. Revenues in the reproductive medicine market increased by 43.6% over the prior year driven by continued success of our targeted campaigns and in increased awareness of our cryogenic logistics solutions in this market. Our revenues from animal health decreased 6.1% over the prior year which were impacted by a temporary reduction in production volume from one of our clients during the third quarter of fiscal year 2016.

Gross margin and cost of revenues. Gross margins for the year ended March 31, 2016 was 32.1% of revenues, as compared to 29.7% of revenues for the prior year. The increase in gross margin by over two percentage points is primarily due to the increase in net revenue combined with a reduction in freight as a percentage of revenues and a decrease of fixed manufacturing costs. Cost of revenues for the year ended March 31, 2016 was 67.9% of revenues, as compared to 70.3% of revenues for the prior year. Our cost of revenues are primarily comprised of freight charges, payroll and related expenses related to our operations center in California, third-party charges for our European and Asian staging centers in Holland and Singapore, depreciation expenses of our Cryoport Express® Shippers and supplies and consumables used for our solutions. The increase in cost of revenues is primarily due to freight charges from the growth in shipments.

General and administrative expenses. General and administrative expenses increased by $2.4 million, or 69.4% for the year ended March 31, 2016 as compared to the prior year. This increase is primarily due to increases in stock-based compensation expense of $1.3 million, salaries and associated employee costs of $414,100, public company related expenses in the amount of $384,600, including legal fees, and costs to list and maintain listing of the Company’s common stock on the NASDAQ Capital Market exchange, the disposal of components used to manufacture our shippers in the amount of $121,700 due to our decision to co-develop and outsource our manufacturing to Worthington Industries and travel expense of $88,800 in part related to general investor relations activities and the public equity offering completed in July 2015.

Sales and marketing. Sales and marketing expenses increased by $1.2 million, or 42.7% for the year ended March 31, 2016 as compared to the prior year. This increase is primarily due to increases in salaries and associated employee costs including relocation costs and recruiting fees in the aggregate amount of $456,700 incurred to expand our sales and logistics force, stock-based compensation expense of $403,400, the engagement of a new marketing firm to support our sales efforts in the amount of $403,400, and increased travel expenses and trade shows in the amount of $75,200.

Research and development expenses. Research and development expenses increased $197,700 or 56.1% for the year ended March 31, 2016, as compared to the prior year. The increase is primarily due to the write off of previously capitalized costs in the amount of $98,100 resulting from the abandonment of a method of shipment patent application and the salary and associated employee costs related to the addition of a research and development engineer. Our research and development efforts are focused on continually improving the features of the Cryoport Express® Solutions including the Company’s cloud-based logistics management platform, the CryoportalTM, the Cryoport Express® Shippers and development of additional accessories to facilitate the efficient shipment of life science commodities using our solution. In addition, research and development effort has been directed towards developing an advanced condition monitoring system, SmartPak II, which is currently in beta testing and is scheduled to be launched during the second quarter of fiscal year 2017. We use an outside software development company and other third parties to provide some of these services. These efforts are expected to lead to the introduction of additional shipper designs to meet market requirements, constructed of lower cost materials and utilizing high volume manufacturing methods.

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Interest expense. Interest expense increased by $362,100 for the year ended March 31, 2016, as compared to the prior year. Interest expense for the year ended March 31, 2016, included amortization of debt discount on related-party notes payable of $261,600, the related interest expense of $58,500, the amortization of the debt discount on the notes payable of $221,400, related interest expense of $3,300 as well as the fair value of the beneficial conversion feature of the related-party notes payable of $521,100. Interest expense for the year ended March 31, 2015, included amortization of the debt discount and deferred financing fees of approximately $1.1 million, of which $826,900 related to the fair value of the beneficial conversion feature of the 5% Bridge Notes that was triggered by the convertible preferred stock offering, interest expense on our 5% Bridge Notes of approximately $10,600, accrued interest on our related-party notes payable of approximately $33,500, amortization of the debt discount on the 7% Bridge Notes of $237,500 and related interest expense of $15,500.

Other expense, net. The other expense, net for the year ended March 31, 2016 is primarily due to bank administrative charges and foreign exchange losses on accounts receivable and payable invoices.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements within the meaning of Item 303(a)(4) of Regulation S-K.

Contractual Obligations

The following table summarizes our contractual obligations as of March 31, 2016, and the effects such obligations are expected to have on liquidity and cash flow in future periods ($ in ‘000’s):

	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Contractual obligations
Operating lease obligations(1)	$2,256	$302	$626	$659	$669
Related-party notes payable(2)	972	418	554	—	—
Total	$3,228	$720	$1,180	$659	$669

(1)	The operating lease obligations are primarily related to the facility lease for our principal executive office in Irvine, California, which expires February 28, 2023, subject to our option to extend the lease for two additional five-year periods. The initial base rent is approximately $24,700 per month. We also lease certain office equipment which expires March 2018.
(2)	Related-party notes payable represent outstanding unsecured indebtedness and accrued interest owed to five related parties, some of which bear interest at the rate of 7% per annum. The unpaid principal and accrued interest is due on various dates through April 1, 2017.

Impact of Inflation

From time to time, Cryoport experiences price increases from third party manufacturers and these increases cannot always be passed on to Cryoport’s customers. While these price increases have not had a material impact on Cryoport’s historical operations or profitability in the past, they could affect revenues in the future.

Critical Accounting Policies and Estimates

Our discussion and analysis of our consolidated financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the U.S., or U.S. GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities reported in our consolidated financial statements. The estimation process requires assumptions to be made about future events and conditions, and is consequently inherently subjective and uncertain. Actual results could differ materially from our estimates.

The SEC defines critical accounting policies as those that are, in management’s view, most important to the portrayal of our financial condition and results of operations and most demanding of our judgment. We consider the following policies to be critical to an understanding of our consolidated financial statements and the uncertainties associated with the complex judgments made by us that could impact our results of operations, financial position and cash flows. See Note 2: “Summary of Significant Accounting Policies” of our accompanying consolidated financial statements for a description of our critical accounting policies and estimates.

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New Accounting Pronouncements

See Note 2: “Recent Accounting Pronouncements” of our accompanying consolidated financial statements for a description of recent accounting pronouncements that may have a significant impact on our financial reporting and our expectations of their impact on our results of operations and financial condition.

Item 7A.       Quantitative and Qualitative Disclosures About Market Risk

Changes in United States interest rates would affect the interest earned on our cash and cash equivalents.

Based on our overall cash and cash equivalents interest rate exposure at March 31, 2016, a near-term change in interest rates, based on historical movements, would not have a material adverse effect on our financial position or results of operations.

We have operated primarily in the United States. Accordingly, we have not had any significant exposure to foreign currency rate fluctuations.

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